UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
WESTERN REFINING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 22, 2015

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to attend the 2015 Annual Meeting of Shareholders (the "Annual Meeting") of Western Refining, Inc. (the "Company") to be held on June 2, 2015, at 8:30 a.m. MDT at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. The Company's proxy materials, as well as the Company's 2014 Annual Report, are available to shareholders online at www.proxydocs.com/wnr. You may also request a paper copy of the proxy materials and 2014 Annual Report free of charge by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials (the "Notice") you received to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company's 2014 Annual Report is not a part of its proxy soliciting materials.

Your vote is important, and you are encouraged to vote as early as possible. Even if you plan to attend the Annual Meeting, you are requested to vote your proxy in advance by one of the methods described in the Notice and the Company's Proxy Statement. If you attend the Annual Meeting after having submitted your proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend the Annual Meeting and your shares are not registered in your own name, please ask the brokerage firm, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely yours,
Paul L. Foster
Executive Chairman and
Chairman of the Board

El Paso, Texas
April 22, 2015

NOTICE OF THE 2015
ANNUAL MEETING OF SHAREHOLDERS
June 2, 2015
____________________________________________________

To the Shareholders of Western Refining, Inc.:

The 2015 Annual Meeting of Shareholders (the "Annual Meeting") of Western Refining, Inc. (the "Company") will be held at 8:30 a.m. MDT on June 2, 2015, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. At the Annual Meeting you will be asked to:

1.	Elect seven directors to hold office until the 2016 Annual Meeting of Shareholders;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2015;

3.	Approve the Amended and Restated 2010 Incentive Plan of Western Refining, Inc. for the purposes of Section 162(m) of the Internal Revenue Code; and

4.	Consider any other matters or transact any other business that may properly come before the Annual Meeting, or any postponement(s) or adjournment(s) thereof.

The Company is pleased to continue to take advantage of Securities and Exchange Commission rules that allow the Company to furnish its proxy materials online. Should you wish to receive a paper copy of the Company's proxy materials and/or 2014 Annual Report free of charge, please send an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, call 866-648-8133, request a copy online at www.investorelections.com/wnr or write to me at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Only shareholders of record at the close of business on April 14, 2015, are entitled to receive notice of and vote at the Annual Meeting and at any postponement(s) or adjournment(s) of the Annual Meeting. If you were a shareholder at the close of business on April 14, 2015, it is important that you vote your shares as soon as possible using one of the methods set forth in the Company's Proxy Statement, which include by telephone at 866-390-5269, online at www.proxypush.com/wnr or, if you received a paper copy of the proxy materials including a proxy card, by signing and returning your proxy card. Please refer to the specific voting information that is contained in the Proxy Statement for additional details regarding voting your shares. Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are provided in the Proxy Statement. Your vote is important and you are encouraged to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.

By Order of the Board of Directors,
Lowry Barfield
Senior Vice President - Legal, General Counsel and Secretary
El Paso, Texas
April 22, 2015
YOUR VOTE IS IMPORTANT
PLEASE VOTE AS PROMPTLY AS POSSIBLE

TABLE OF CONTENTS

Page
General Information	1
The Board and its Committees	5
Corporate Governance Guidelines and Code of Business Conduct and Ethics	9
Proposal 1: Election of Directors	10
2014 Director Compensation	15
Executive Compensation and Other Information	19
Compensation Discussion and Analysis	19
Compensation Committee Report	32
Executive Compensation	33
2014 Summary Compensation Table	33
Grants of Plan-Based Awards - Fiscal 2014	35
Outstanding Equity Awards at Fiscal 2014 Year End	36
Option Exercises and Stock Vesting - Fiscal 2014	38
Non-Qualified Deferred Compensation - Fiscal 2014	39
Potential Payments Upon Termination or Change of Control	40
Security Ownership of Certain Beneficial Owners and Management	44
Compensation Committee Interlocks and Insider Participation	46
Certain Relationships and Related Transactions	46
Proposal 2: Ratification of Appointment of Independent Auditors	51
Audit Committee Report	52
Proposal 3: Approval of the Amended and Restated 2010 Incentive Plan of Western Refining, Inc. for Purposes of Section 162(m) of the Internal Revenue Code	54
Section 16(a) Beneficial Ownership Reporting Compliance	61
Proposals of Shareholders for the 2016 Annual Meeting of Shareholders	61
Annual Report	61
Appendix A — Amended and Restated 2010 Incentive Plan of Western Refining, Inc.	A-1
Appendix B — Reconciliation of Adjusted EBITDA to Net Income	B-1
2015 Proxy Card	Proxy Card Page-1

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS OF
WESTERN REFINING, INC.

June 2, 2015
__________________________

GENERAL INFORMATION

Introduction

The Board of Directors (the "Board") of Western Refining, Inc. (the "Company" or "WNR") is soliciting proxies to be voted at the 2015 Annual Meeting of Shareholders (the "Annual Meeting" or the "2015 Annual Meeting") of the Company to be held on June 2, 2015, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901, beginning at 8:30 a.m. MDT and at any adjournment(s) or postponement(s) of the Annual Meeting. The Company is mailing the Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record at the close of business on April 14, 2015, on or about April 22, 2015. On this date, you will have the ability to access all of the Company's proxy materials and its 2014 Annual Report online at www.proxydocs.com/wnr. At the Annual Meeting, shareholders will be requested to:

1.	Elect seven directors to hold office until the 2016 Annual Meeting of Shareholders;

2.	Ratify the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent auditors for fiscal year 2015; and

3.	Approve the Amended and Restated 2010 Incentive Plan of Western Refining, Inc. (the "Amended 2010 LTIP") for purposes of Section 162(m) of the Internal Revenue Code.

Shareholders will also consider any other matters that may properly come before the Annual Meeting.
How does the Board recommend that I vote?

The Board recommends a vote:

•	FOR Proposal 1 to elect seven directors to hold office until the 2016 Annual Meeting of Shareholders;

•	FOR the ratification of Deloitte as the Company's independent auditors for 2015; and

•	FOR the approval of the Amended 2010 LTIP for purposes of Section 162(m) of the Internal Revenue Code.

Who is entitled to vote at the Annual Meeting?

The Board has set April 14, 2015, as the record date for the Annual Meeting. If you were a shareholder at the close of business on April 14, 2015, you are entitled to vote at the Annual Meeting. As of the record date, 95,508,434 shares of the common stock of the Company were issued and eligible to vote at the Annual Meeting. As of the record date, there were 50 shareholders of record. Holders of the Company's common stock are entitled to one vote per share, exercisable in person or by proxy. There are a total of 95,508,434 votes entitled to be cast at the Annual Meeting. Shareholders do not have cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company's Bylaws, shares equal to at least a majority of its outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	You have voted online in accordance with the instructions set forth in this Proxy Statement;

•	You have voted by telephone in accordance with the instructions set forth in this Proxy Statement;

•	You have properly submitted a proxy card by mail; or

•	You are present and vote in person at the Annual Meeting.

Votes withheld from any nominee, abstentions, and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting. Broker non-votes are further discussed below.

How do I vote my shares?

If you were a shareholder of record at the close of business on April 14, 2015, you can vote your shares by any one of the following methods:

1.	Online at www.proxypush.com/wnr; or

2.	By telephone at 866-390-5269; or

3.	In the event you received a paper copy of the proxy materials, by signing and returning your proxy card; or

4.	By attending the Annual Meeting in person and completing a floor ballot.

Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy by one of the methods described in items (1) through (3) above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you hold your shares in street name, you may vote your shares in person at the Annual Meeting only if you obtain a signed letter or other proxy from your brokerage firm, bank or other nominee giving you the right to vote the shares at the Annual Meeting.

Can I change or revoke my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You can change your vote in any of the following ways:

•	Online at www.proxypush.com/wnr or by telephone at 866-390-5269 in which case only your latest online or telephone proxy submitted prior to being voted at the Annual Meeting will be counted;

•	Delivering to the Company's Secretary a written revocation notice with a date later than the date of your proxy card;

•	Signing and delivering to the Company's Secretary a later-dated proxy card relating to the same shares; or

•
Attending the Annual Meeting in person and either submitting a new proxy card or submitting a written revocation at the Annual Meeting and then voting your shares in person by completing a floor ballot.

How can I attend the Annual Meeting?

Space limitations make it necessary to limit attendance at the Annual Meeting to shareholders, although each shareholder may be accompanied by one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m. MDT on June 2, 2015. Shareholders must present valid picture identification, such as a driver's license or passport, before being admitted to the Annual Meeting. If you hold your shares in street name, you will also need proof of ownership in order to attend the Annual Meeting. A recent brokerage statement or letter from the brokerage firm, bank or nominee are examples of proof of ownership. Cameras, recording devices and other similar electronic devices are prohibited.

Why have I received the Notice? How do I request a paper copy of the proxy materials and 2014 Annual Report?

Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), the Company has elected to provide its proxy materials over the Internet. Accordingly, the Company has sent a Notice to its shareholders. All shareholders may access the proxy materials on the website referred to in the Notice: www.proxydocs.com/wnr. Shareholders may also request a paper copy of the proxy materials and 2014 Annual Report free of charge by sending an email containing the 12 digit control number included on the Notice to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Instructions on how to access the proxy materials online or request a paper copy of the proxy materials may also be found in the Notice. In addition, shareholders may request paper copies of proxy materials or to receive proxy materials by email on an ongoing basis. The Company encourages shareholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials and 2014 Annual Report.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. You, however, are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct their brokerage firm, bank or other nominee how to vote their shares.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, bank or nominee, your shares will not be voted on any proposal on which your brokerage firm, bank or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the "NYSE"). In this situation, a "broker non-vote" occurs. Of the three Proposals included in this Proxy Statement, Proposals 1 and 3 are "non-discretionary" items, and absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may not vote on such Proposals. Proposal 2 is a "discretionary" item and, absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may vote on this Proposal in their discretion.

What vote is required for the matters brought before the Annual Meeting to be approved?

Proposal 1 requires the affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote to elect each director nominee and abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. Proposals 2 and 3 require the affirmative vote of the holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote, and abstentions have the effect of a negative vote and broker non-votes will not be taken into account.

How are votes counted?

In advance of the meeting, the Company will appoint an inspector of elections to count all the votes cast at the meeting and to report on the results. The inspector of elections will tabulate all votes cast in person, online, by telephone or by submission of a properly executed proxy before the closing of the polls at the Annual Meeting.

What if I submit my proxy but I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares, the Company will vote them:

•	Proposal 1 - FOR each of the nominees for director;

•	Proposal 2 - FOR the ratification of Deloitte as the Company's independent auditors for 2015; and

•	Proposal 3 - FOR the approval of the Amended 2010 LTIP for purposes of Section 162(m) of the Internal Revenue Code.

If other matters requiring the vote of shareholders properly come before the Annual Meeting, it is the intention of the persons named on the proxy card to vote proxies held by them in accordance with their best judgment.

Who pays for the cost of proxy preparation and solicitation?

The Company will pay all costs of proxy preparation and solicitation. The Company may also distribute proxy materials through brokerage firms, custodians and other similar parties to the owners of the Company's stock, and will reimburse such parties for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to the Company's shareholders.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on June 2, 2015.

This Proxy Statement and other proxy materials, as well as the Company's 2014 Annual Report, are available at www.proxydocs.com/wnr. The Company encourages you to access and review all of the important information contained in the proxy materials before voting. If you want to receive an additional paper or email copy of the proxy materials and the Company's 2014 Annual Report, you must request one. There is no charge to you for requesting an additional copy. Please make your request for an additional copy by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901 on or before May 20, 2015 to facilitate delivery before the Annual Meeting.

THE BOARD AND ITS COMMITTEES

Leadership Structure

During 2014, the Board consisted of seven independent, non-employee directors (Ms. Barth and Messrs. Cornelius, Francis, Hassler, Hogan, Sanders, and Schmidt) and three employee directors (Messrs. Foster, Stevens and Weaver). Mr. Schmidt retired from the Board and Mr. Hassler was appointed to the Board on November 10, 2014.

The Board is led by the Company's Executive Chairman and Chairman of the Board, Paul L. Foster. In January 2010, the Board separated the position of Chairman of the Board from the position of Chief Executive Officer by naming Mr. Foster as Executive Chairman of the Company and appointing Jeff A. Stevens as President and Chief Executive Officer. This action enables Mr. Stevens to focus his time and attention on leading the Company, and allows Mr. Foster to focus on leading the Board while still working with Mr. Stevens and other members of the Company's executive management to provide high-level strategy and guidance for the Company. Messrs. Foster and Stevens have an excellent working relationship and utilize their combined 60-years' plus of experience in petroleum refining and marketing to provide sound and effective stewardship of both the Company and its Board.

In accordance with the Company's Bylaws and Corporate Governance Guidelines, the Nominating and Corporate Governance Committee (the "Governance Committee") and the Board will continue to periodically evaluate the Company's leadership structure. The Board currently believes separation of the roles of Chief Executive Officer and Chairman of the Board is in the best interest of the Company and its shareholders. However, the Company's Bylaws permit those roles to be filled by the same or different individuals, which allows the Board flexibility to determine from time to time whether the two roles should be combined or separated based upon circumstances. While the Board recognizes that different structures may be appropriate for companies in different situations, the Board is confident that its current leadership structure is best for the Company and its shareholders at this time.

The Board

The Board meets throughout the year on a set schedule. The Board also holds special meetings and acts by unanimous written consent from time to time, as appropriate. The independent directors regularly meet in executive sessions and Carin M. Barth presides at these executive sessions. The Board held nine meetings during fiscal year 2014. Each director is expected to attend each meeting of the Board, those committees on which he or she serves and each annual meeting of shareholders. In 2014, all directors attended at least 75% of the meetings of the Board and the committees on which such directors served. All directors, except Messrs. Sanders and Schmidt, attended the 2014 Annual Meeting of Shareholders.

Independent Directors

The Board has affirmatively determined that Ms. Barth and Messrs. Cornelius, Francis, Hassler, Hogan, and Sanders are each independent under the rules and regulations of the NYSE, the SEC and Company guidelines. In addition, during his tenure on the Board in 2014, the Board affirmatively determined that Mr. Schmidt was independent under the rules and regulations of the NYSE, the SEC, and Company guidelines. The Board has also affirmatively determined that Ms. Barth and Messrs. Hogan and Cornelius meet the requirements for outside directors under the Internal Revenue Service (the "IRS") rules and regulations. In reaching these determinations, the Board affirmatively determined that the individuals it considers independent have no material relationship with the Company or management of the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship or has engaged in transactions with the Company or with management of the Company. The Board based this determination and its independence determinations on a review of all of the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each of these standing committees has a written charter that may be found on the Company's website at www.wnr.com. In addition, paper copies of the charters are available free of charge to all shareholders by calling

(915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Each committee reviews the adequacy of its charter on an annual basis, in addition to evaluating its performance and reporting to the Board on such evaluation. All of the members of each of the Company's committees are independent and non-employee directors as defined by the rules and regulations of the NYSE, the SEC, and Company guidelines. All of the members of the Compensation Committee are outside directors as defined by the rules and regulations of the IRS. The Governance Committee reviews regularly the membership on each of the Board's three standing committees.

On November 10, 2014, upon recommendation from the Governance Committee, the Board approved the following Board standing committee composition:

Director	Audit	Compensation	Governance
Carin M. Barth	C	X	—
Sigmund L. Cornelius	X	X	—
Paul L. Foster	—	—	—
L. Frederick Francis	X	—	C
Robert J. Hassler	—	—	X
Brian J. Hogan	X	C	—
William D. Sanders	—	—	X
Jeff A. Stevens	—	—	—
Scott D. Weaver	—	—	—

C: Chairperson
X: Member

Audit Committee. The Audit Committee met ten times during fiscal year 2014, either in person or by telephone. Among other responsibilities, the Audit Committee:

•	Is directly responsible for the appointment, compensation, retention and oversight of the independent auditors;

•	Evaluates the qualifications, performance and independence of the independent auditors and pre-approves the services (audit and non-audit) provided by the independent auditors;

•
Discusses with management, internal auditors and independent auditors the Company's accounting principles and financial statement presentations and the critical accounting policies and practices of the Company;

•	Reviews with management, internal auditors and independent auditors the Company's annual and quarterly financial statements;

•	Evaluates the performance, responsibilities, budget and staffing of the Company's internal audit team;

•	Establishes procedures for and oversees handling complaints including, whistleblower hotline complaints regarding accounting, internal accounting controls and auditing matters;

•	Establishes procedures for the confidential, anonymous submission by both employees of the Company and non-employees of concerns regarding accounting or auditing matters;

•	Reviews and assesses the Company's policies and practices with respect to risk assessment and risk management; and

•
Prepares the Audit Committee report for the Company's annual proxy statement, including recommending to the Board whether the annual financial statements should be included in the Company's annual report.

In performing its functions and to promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the Company's internal auditors, the Company's Chief Financial Officer and other members of the Company's management. The Board has determined that each of Ms. Barth and Messrs. Cornelius, Francis and Hogan are each "financially literate" and Ms. Barth is an "audit committee financial expert," as those terms are defined in the rules and regulations of the SEC.

Compensation Committee. The Compensation Committee met five times in fiscal year 2014, either in person or by telephone. Among other responsibilities, the Compensation Committee:

•	Reviews and approves the Company's compensation and benefits policies generally, including any incentive compensation and equity-based plans that are subject to Board approval;

•	Reviews and approves all compensation for the CEO and each of the Company's executive officers;

•	Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors;

•	Reviews periodically, in consultation with the Company's CEO, the Company's management succession planning including policies for CEO selection and succession;

•	Reviews and assesses risks arising from the Company's compensation policies and practices; and

•
Prepares the Compensation Committee report for the Company's annual proxy statement and reviews and discusses the Compensation Discussion and Analysis within the Company's annual proxy statement with management and recommends to the Board its inclusion in the Company's annual proxy statement.

Under its charter, the Compensation Committee may delegate its authority to subcommittees, the chair of the committee, or to one or more officers of the Company to make grants of equity awards to non-named executive officers and non-Section 16 officers under the Company's incentive or equity-based plans and only in accordance with the terms of such plans. The Compensation Committee is only permitted to delegate its authority when it deems such delegation to be appropriate and in the best interests of the Company.

Governance Committee. The Governance Committee met four times in fiscal year 2014, either in person or by telephone. Among other responsibilities, the Governance Committee:

•	Recommends criteria for the selection of candidates to the Board and identifies individuals qualified to become members of the Board consistent with such criteria;

•
Recommends to the Board the nominees to stand for election as directors at the next annual meetings of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	Reviews and evaluates the size, composition, function and duties of the Board consistent with its needs;

•
Makes recommendations to the Board regarding the composition of the committees of the Board in light of current challenges and needs of the Board, the Company and each committee and considers the rotation of committee members and committee chairs;

•	Makes recommendations to the Board as to determinations of director independence including reviewing potential conflicts of interest involving directors;

•	Adopts and reviews policies and procedures regarding the consideration of candidates recommended by shareholders;

•	Develops and recommends to the Board Corporate Governance Guidelines, and various codes of business conduct and ethics and reviews and oversees compliance with such guidelines and codes; and

•	Leads the Board and its committees in their annual self-evaluation procedures.

Risk Oversight

The Board considers oversight of risk management efforts to be a responsibility of the entire Board as well as its committees. The Board's role in risk oversight includes receiving regular reports from its committees and members of senior management on areas of material risk to the Company, including operational, financial, liquidity, credit, legal and regulatory, strategic, commercial, enterprise and reputational risks. The Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board and, as appropriate, its committees to understand and oversee risk identification, risk management and risk mitigation strategies. When a report is reviewed at the committee level, the chairman of that committee subsequently reports on the matter to the Board. This enables both the Board and its committees to coordinate the Board's risk oversight role.

The Audit Committee assists the Board in monitoring and assessing the Company's financial, commercial, liquidity, credit, regulatory, enterprise and other risks and in developing guidelines and policies to govern processes for managing these risks. The Audit Committee discusses the Company's policies with respect to risk assessment and risk management in general, as well as with respect to the specific risks the Audit Committee oversees. The Audit Committee also regularly discusses risk management in the context of compliance and internal controls. In May 2010, the Company formed the Enterprise Risk and Compliance Committee (the "ERCC") for the purpose of assisting the Company in evaluating and maintaining compliance with significant applicable legal, ethical and regulatory requirements. The ERCC is chaired by the Company's Compliance Officer and consists of key management employees from across the Company and is responsible for helping the Company (1) identify principal compliance risks based on the Company's businesses, customers, geographic operations, distribution channels and other factors identified by the ERCC; (2) provide input and oversight on Company policies and procedures relating to compliance with relevant laws, regulations and ethical standards and discuss and recommend new or revisions to policies and procedures relating to compliance; (3) assist with the implementation and monitoring of an annual compliance operating plan; and (4) providing additional guidance to the Company on compliance related matters. The ERCC meets regularly and also regularly reports to the CEO and the Audit Committee and its chair, Ms. Barth, on its meetings and activities. The Audit Committee regularly reports to the Board on its discussions and oversight relating to risk as well as its discussions and oversight relating to the ERCC.

The Governance Committee assists the Board in monitoring the Company's risks incident to its board and committee structures and governance structures and processes. The Governance Committee discusses risk management in the context of general governance matters, Board succession planning and committee service by directors, among other topics. The Governance Committee regularly reports to the Board on its discussions and oversight.

The Compensation Committee assists the Board in monitoring the risks associated with the Company's compensation policies and practices as well as executive officer succession planning. The Compensation Committee reviews the design and goals of the Company's compensation programs and practices in the context of possible risks to the Company's financial and reputational well-being as well as possible risks to the continuity of the Company's management. The Compensation Committee regularly reports to the Board on its discussions and oversight.

Diversity

While the Company does not have a specific policy regarding diversity of its Board members and nominees, over the years the Governance Committee has sought and nominated candidates with varying viewpoints, professional experiences, ethnicity, age, race, backgrounds, education, skill sets and gender or other diversity criteria. Among other criteria, the Governance Committee seeks candidates who have business and/or professional knowledge and experience applicable to the Company's business and the goals and interests of its shareholders; are well regarded in their communities with a long-term, good reputation for the highest ethical standards; possess common sense and good judgment; have a positive record of accomplishment in present and prior positions; offer diverse viewpoints; have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which they may serve; and have the time, energy, interest and willingness to become involved in the Company's business and future. The Governance Committee periodically assesses whether the Board and its Committees possess the right diversity of skills and backgrounds for the current issues facing the Company, including through its annual Board and Committee Self-Assessment Questionnaires.

Communications with the Board

The Board has established a process for interested parties to communicate with the Board including the Chairman and non-management directors. Any interested party wishing to communicate with the Board or the non-management directors as a group should send any communication to the Company's Secretary, at the Company's corporate headquarters, located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Secretary will forward such communication to the Board or to any individual director or directors to whom the communication is directed, unless the Secretary determines that the communication does not relate to Company business or affairs or the functioning or constitution of the full Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Secretary and only in accordance with the Company's policies and procedures as well as all applicable law and regulations relating to the disclosure of information.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found on the Company's website at www.wnr.com. In addition, paper copies of the Corporate Governance Guidelines are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The guidelines set out the Company's and the Board's thoughts on, among other things, the following:

•	The role of the Board and management;

•	The functions of the Board and its committees and the expectations the Company has for its directors;

•	The selection of directors, the Chairman of the Board and the Chief Executive Officer and the qualifications for directors to sit on the standing committees of the Board;

•	Independence requirements, election terms, retirement of directors, stock ownership requirements, management succession and executive sessions for non-management directors;

•	Compensation of directors; and

•	Evaluation of director performance.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees as well as a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. These codes are posted on the Company's website at www.wnr.com. In addition, paper copies of these codes are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company will, within the time periods proscribed by the SEC and the NYSE, timely post on its website at www.wnr.com any amendments to these codes and any waiver applicable to any of the Company's Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer.

PROPOSAL 1:
ELECTION OF DIRECTORS

Nominees

The Company currently has nine directors. At the Company's 2014 Annual Meeting of Shareholders ("2014 Annual Meeting"), the Company's shareholders approved an amendment to the Company's Certificate of Incorporation to declassify the Company's Board, such that directors will continue to serve the remainder of their current terms, but will become subject to re-election on an annual basis for a one-year term following the expiration of their current terms. Pursuant to the Company's Bylaws, vacancies and newly created directorships which may occur in between annual meetings may be filled by the Board and each director so appointed shall serve for a term which will expire at the next annual meeting of shareholders following such appointment. Notwithstanding the foregoing, in all cases, each director will hold office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Mr. Hassler was appointed to the Board on November 10, 2014, to fill a newly created directorship and, accordingly, his current term expires at the 2015 Annual Meeting. As a result of the above, the following seven nominees are standing for election at the 2015 Annual Meeting and, if elected, will serve for a one-year term expiring at the 2016 annual meeting of shareholders (the "2016 Annual Meeting"): Carin Marcy Barth, Sigmund L. Cornelius, Paul L. Foster, L. Frederick Francis, Robert J. Hassler, Brian J. Hogan, and Scott D. Weaver.

Mr. Stevens' current term expires at the 2016 Annual Meeting, at which time he will become subject to election on an annual basis for a one-year term.

The Company's Corporate Governance Guidelines provide, among other things, that a director may serve on the Board until he or she reaches the age of 72; provided, however, that a person who reaches the age of 72 while a director may serve the remainder of his or her then-current term. Mr. Sanders has reached this age and, in accordance with the Company's Corporate Governance Guidelines, will serve the remainder of his current term which expires at the 2016 Annual Meeting.

The Nomination Process

The Governance Committee has procedures for identifying and evaluating nominees to serve as directors. First, the Governance Committee determines the needs of the Board. Qualifications for consideration as a Board nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. At a minimum, however, candidates must satisfy the following criteria:

•	have business and/or professional knowledge and experience applicable to the Company's business and the goals and interests of its shareholders;

•	be well regarded in the community, with a long-term, good reputation for the highest ethical standards;

•	possess common sense and good judgment;

•	have a positive record of accomplishment in present and prior positions;

•	have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	have the time, energy, interest and willingness to become involved in the Company’s business and future.

The Governance Committee will consider nominees properly recommended by a shareholder who is entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice in writing to the Company's Secretary before the later to occur of: (i) 60 days prior to the date of the meeting of shareholders called for the election of directors; or (ii) 10 days after the Board makes public disclosure of the date of such meeting. In no event shall the public disclosure of an adjournment or postponement of an annual meeting of shareholders commence a new time period for the giving of a shareholder's notice as described above. Subject to the bylaws, such shareholder's notice must set forth the following information as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person; (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors; and (v) such person's written consent to being named as a nominee for election as a director and to serve as a director if elected. Such shareholder’s notice must also set forth the following information as to the shareholder giving the notice: (i) the name and address, as they appear in the Company's stock records, of such shareholder;

(ii) the class and number of shares of capital stock of the Company that are then beneficially owned by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such shareholder; and (iv) any other information required by law or regulation to be provided by a shareholder intending to nominate a person for election as a director of the Company. Additional information is provided in the Company's bylaws and any nominations must be made in accordance with the Company's bylaws. The Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended by the Company's officers or directors or by a shareholder.

The Governance Committee recommended to the Board the nomination of Ms. Barth and Messrs. Foster, Francis, Cornelius, Hassler, Hogan, and Weaver for director at the 2015 Annual Meeting and the Board, upon the recommendation of the Governance Committee, nominated each director for election at the 2015 Annual Meeting to serve for a one-year term expiring at the 2016 Annual Meeting. Each of the nominees have consented to being named as nominees and have indicated their intention to serve if elected.

Unless otherwise instructed, the proxy holders will vote for the election of the following directors: Ms. Barth and Messrs. Foster, Francis, Cornelius, Hassler, Hogan, and Weaver. If for any reason any of the nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board or the Board may reduce its size.

A brief description of each of the nominees background and business experience is set forth below.

	Age
Nominee	(as of March 31, 2015)	Principal Occupation and Business Experience
Sigmund L. Cornelius, Director	60
Sigmund L. Cornelius has served as a director of the Company since January 2012. He has over thirty years' experience in the oil and gas industry. In April 2014, Mr. Cornelius was appointed President and Chief Operating Officer of Freeport LNG, a privately held company involved in liquefied natural gas imports and exports. Prior to this, he worked in various positions with ConocoPhillips, an integrated oil and gas company, from 1980 to 2010. From October 2008 to December 2010, Mr. Cornelius served as Senior Vice President, Finance and Chief Financial Officer of ConocoPhillips. Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips since September 2007, having previously served as President, Exploration and Production - Lower 48 since 2006. He served as President, Global Gas of ConocoPhillips since 2004 and prior to that served as President, Lower 48 Latin America and Midstream since 2003. From 1980 to 2003, he served in a number of commercial, operational and administrative positions in the Midstream and Upstream businesses in both domestic and international locations. Mr. Cornelius currently serves on the boards of directors of Carbo Ceramics, Inc., a publicly traded company that manufactures ceramic proppant used in fracturing wells; Parallel Energy Trust, a publicly traded Canadian oil and gas income trust; and NiSource Inc., a publicly traded energy holding company. Mr. Cornelius previously served as a director of USEC Inc., a publicly traded uranium enrichment company, from February 2011 to September 2014, and DCP Midstream GP, LLC from November 2007 to October 2008. Except as noted above, Mr. Cornelius has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Cornelius' extensive experience in the oil and gas industry including service in various financial, commercial, operational and administrative positions over the past thirty years, as well as his board service on other public company boards, are key attributes, among others, that make him well qualified to serve as a director of the Company.

Robert J. Hassler, Director	63
Robert J. Hassler has served as a director of the Company since November 10, 2014. For 33 years, from 1975 to 2008, Mr. Hassler served in various senior management positions in refining and marketing, as well as exploration and production, with ConocoPhillips, an integrated oil and gas company. From 2006 to 2008, Mr. Hassler served as the President, European Refining and Marketing for ConocoPhillips. From April 2009 to August 2011, Mr. Hassler served as a director of SulphCo, Inc., a publicly traded start-up technology company in the oil and gas sector. Except as noted above, in the past five years, Mr. Hassler has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Hassler's extensive experience in the oil and gas industry including in the refining and marketing of refined products are key attributes that make him well qualified to serve as a director of the Company.

Brian J. Hogan, Director	53
Brian J. Hogan has served as a director of the Company since January 2006. Since 1986, he has served as an officer of, and since 1990, as President and Chief Executive Officer of, Hogan Truck Leasing, Inc., a full-service truck leasing and transportation company. Mr. Hogan also serves as a director and Chairman of AmeriQuest Corp., a transportation and logistics resource company. In addition, he serves as a board member of Parkside Bank and Trust and the St. Louis Children's Hospital Foundation; as well as serving on the boards of directors of various transportation and leasing industry professional associations and charitable organization boards. In the past five years, Mr. Hogan has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Hogan's experience with transportation and logistics matters, his experience in operating a truck leasing and transportation company and his previous experience serving on various bank executive committees are key attributes that make him well qualified to serve as a director of the Company.

Scott D. Weaver, Director	56
Scott D. Weaver has served as a director of the Company since September 2005. Mr. Weaver has served as one of the Company's executive officers since September 2005, and is currently the Company's Vice President, Assistant Treasurer and Assistant Secretary. From 2000 to August 2005, he served as Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates. Mr. Weaver also served as Chief Administrative Officer from September 2005 to December 2007 and as interim Treasurer from September 2009 to January 2010. From December 2013 to April 2014, Mr. Weaver served as Interim Vice President - Administration of NTGP and NTE (each defined below). Mr. Weaver currently serves on the boards of directors of Encore Wire Corporation, a publicly traded copper wire manufacturing company; WIG Holdings, Inc., a privately held insurance holding company; and Vomaris Innovations, Inc., a privately held medical device company. Mr. Weaver sits on the board of directors of the Company's affiliated subsidiaries, WRGP (defined below), NTGP and NTE. Except as noted above, Mr. Weaver has not served as a director of a public company or a registered investment company in the past five years. Mr. Weaver's extensive understanding of our business and operations as well as the production and marketing of crude oil and refined products, his experience as the Chief Financial Officer and director of other public entities, his experience in serving as the Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates, his extensive understanding of the business and operations of the Company and his knowledge of public company finance matters are key attributes among others that make him well qualified to serve as a director of the Company.

Carin Marcy Barth, Director	52
Carin Marcy Barth has served as a director of the Company since March 2006. Ms. Barth is President of LB Capital, Inc., a private equity firm she co-founded in 1988. Currently, Ms. Barth serves as a director on the boards of directors of Bill Barrett Corporation, a public oil and natural gas exploration and development company; Strategic Growth Bank Incorporated and its affiliate, Capital Bank, N.A; The Welch Foundation; and the Ronald McDonald House of Houston. She served as Commissioner of the Department of Public Safety for the State of Texas from March 2008 until May 2014. She served as a member of the Board of Regents of Texas Tech University from 1999 to 2005 and was Chairman of the University's endowment from 2001 to 2005, 2006 to 2010, and was again appointed as Chairman in 2012. During 2004 to 2005, Ms. Barth took a leave of absence from LB Capital, Inc., to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration (CFO) at Texas Southern University. Ms. Barth also served as a director of Encore Bancshares, Inc., from 2009 to 2012, and Amegy Bank of Texas from 2001 to 2005. Except as listed above, Ms. Barth has not served as a director of a publicly traded company or a registered investment company in the past five years. Ms. Barth's experience in varied financial matters, including as chief financial officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her service on numerous public and private company boards are key attributes, among others, that make her well qualified to serve as a director of the Company.

Paul L. Foster, Chairman of the Board, Director and Executive Chairman	57
Paul L. Foster has served as Chairman of the Company's Board since September 2005. Mr. Foster served as the Company's Chief Executive Officer from September 2005 until January 2010, when he was appointed Executive Chairman of the Company. Mr. Foster also served as President from September 2005 to February 2009. Previously, Mr. Foster was the President and Chief Executive Officer of one of the Company's affiliates. Mr. Foster has served on the board of directors of the University of Texas System Board of Regents since 2007, and he is currently Chairman of such board. He also serves on the board of directors of WestStar Bank, an El Paso-based bank; as Chairman of the board of directors of Vomaris Innovations, Inc., a privately held medical device company; on the board of directors of the Federal Reserve Bank of Dallas - El Paso Branch; and on various other civic and professional organizations. Mr. Foster has spent virtually his entire career working in the refined product production and marketing industry. He is the original founder of the Company and has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 1997. Mr. Foster sits on the board of directors of the Company's affiliated subsidiaries, WRGP, NTGP and NTE. Except as provided above, Mr. Foster has not served as a director of a public company or a registered investment company in the past five years. Mr. Foster's leadership and industry experience, including his considerable understanding of the production and marketing of refined products and his extensive history with and shareholdings in the Company are key attributes, among others, that make him well qualified to serve as a director of the Company. Mr. Foster also has extensive leadership and industry experience.

L. Frederick Francis, Director	58
L. Frederick Francis has served as a director of the Company since February 2006. He is Executive Chairman of WestStar Bank, an El Paso-based bank, and Chairman of the board of directors and Chief Executive Officer of WestStar Bank Holding Company, Inc., the parent holding company of WestStar Bank. Mr. Francis is also Chairman of Francis Properties, Ltd., and Francis Holdings LLC, companies primarily involved in family investments. In addition, he serves on the board of directors of the Medical Center of the Americas Foundation, the Board of Regents of the Texas Tech University System, where he is past Chairman, the board of directors of Sierra Medical Center/Providence Memorial Hospital, where he is also a past Chairman, and the Greater El Paso Chamber of Commerce Foundation. He also serves on the boards of many other civic and charitable organizations. In the past five years, Mr. Francis has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Francis' experience in running and working with financial institutions, his extensive background in working with financial matters and his experience on numerous boards of directors are key attributes that make him well qualified to serve as a director of the Company.

The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

The Board unanimously recommends a vote “FOR” each of its nominees for director.

Other Directors
The Board's other directors who are not subject to re-election and whose terms will continue after the Annual Meeting are listed below, including a brief description of their background and business experience:

	Age
Name	(as of March 31, 2015)	Position	Expiration of Current Term (1)
William D. Sanders	73	Director	2016
Jeff A. Stevens	51	Director, President and Chief Executive Officer	2016
_______________________________________

(1)
Each director's term of office expires in the year set forth opposite his or her name. Each director serves until his or her successor is chosen and qualified or until his or her earlier resignation or removal.

William D. Sanders has served as a director of the Company since February 2007. Mr. Sanders is Chairman of Strategic Growth Bank Incorporated (also serving as a director of its affiliate entities). He also is Chairman of his private family business entities. He is Trustee of the Borderplex Community Trust, a civically-formed real estate investment trust organized to acquire, develop and manage real estate in the downtown El Paso, Texas area. Previously, Mr. Sanders served as a Trustee of Verde Realty, a real estate investment trust focused on the U.S.-Mexico border region until 2012, and also was the founder, Chairman and Chief Executive Officer of Security Capital Group Incorporated, which was sold to GE Capital Corporation in 2002. Founded in 1991, Security Capital had controlling interests in eighteen public and private fully-integrated real estate operating companies, eight of which were NYSE listed companies. He is a past Chairman of the National Association of Real Estate Investment Trusts (NAREIT) and also served on the Board of Trustees of the University of Chicago. He currently is Trustee Emeritus of the Cornell University Board of Trustees. Except as listed above, Mr. Sanders has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Sanders' extensive experience in successfully building and managing public companies, understanding public company governance issues, leadership positions in numerous organizations and extensive experience in real estate investment and development are key attributes, among others, that make him well qualified to serve as a director of the Company.

Jeff A. Stevens has served as a director of the Company since September 2005, as the Company's President since February 2009 and as Chief Executive Officer since January 2010. Previously, Mr. Stevens served as Chief Operating Officer since April 2008, as Executive Vice President of the Company since September 2005 and as Executive Vice President of one of the Company's affiliates since 2000. In July 2013, Mr. Stevens was appointed the President and Chief Executive Officer of WRGP and in November 2013, Mr. Stevens was appointed to the board of directors of NTGP and NTE. Mr. Stevens also serves on the board of directors of Vomaris Innovations, Inc., a privately held medical device company. Mr. Stevens has spent his entire career working in the refined product production and marketing industry. He has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 2000. Except as provided above, in the past five years, Mr. Stevens has not served as a director of a publicly traded company or a registered investment company. Mr. Stevens' extensive understanding of the production and marketing of refined products and his extensive history with the Company are key attributes, among others, that make him well qualified to serve as a director of the Company. Mr. Stevens also brings to the Board extensive experience in the energy industry, corporate strategy and business development.

2014 DIRECTOR COMPENSATION

Non-Employee Director Compensation Process

The compensation the Company pays to its non-employee directors is designed to attract and retain nationally recognized, highly qualified directors to lead the Company, to meaningfully align the interests of those directors with the interests of shareholders and to be demonstrably fair to both the Company and its non-employee directors. In setting non-employee director compensation, the Compensation Committee and the Board consider these factors, as well as the significant amount of time that directors spend fulfilling their duties to the Company, the skill and experience required of the directors and other factors. Non-employee director compensation typically consists of both cash and equity components.

The Compensation Committee evaluates non-employee director compensation and makes its recommendations to the Company's full Board, which then sets the non-employee director compensation. In developing and making its recommendations to the Board, the Compensation Committee follows a process similar to the process it follows for setting named executive officer compensation, which is discussed under "Compensation Discussion and Analysis" below. The Compensation Committee relies upon various sources of information and advice including the advice of independent consultants, comparative surveys, third party proprietary databases providing comparative information, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment. Generally, the Compensation Committee anticipates receiving a full report and recommendation provided by an independent compensation consultant every three years. with interim annual updates. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to non-employee director compensation, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses more often.

Non-Employee Director Compensation for 2014

Consistent with the process described above, the Compensation Committee retained Pearl Meyer & Partners ("PM&P") as its independent compensation consultant in the fall of 2012 to provide an analysis of the Company's non-employee director compensation, comparative data and associated recommendations. PM&P issued its report on the Company's non-employee director compensation in October 2012. In setting non-employee director compensation for 2014, the Compensation Committee and the Board considered the information and analysis of PM&P in the October 2012 report as well as the other factors and objectives discussed above.

In November 2013, the Board elected to maintain the 2013 level of non-employee director compensation for 2014. As in previous years, each non-employee director was given the option to defer the settlement of some or all of his or her 2014 compensation pursuant to the terms of the Western Refining, Inc. Non-Employee Director Deferred Compensation Plan (the "Director Deferred Compensation Plan"). For 2014, each non-employee director received the following compensation:

•	An annual retainer of $75,000

•
A restricted stock unit ("RSU") award that vests after one year and has a market value at the time of grant equal to $150,000 (based on the closing market price of the Company's common stock on the date of grant)

•	For the Audit Committee chair, an additional cash retainer equal to $20,000

•	For each of the Compensation Committee and the Governance Committee chairs, an additional cash retainer equal to $15,000.

The 2014 RSU awards granted to non-employee directors included the right to accrue cash dividend equivalents which only vest and payout if and when the associated RSUs ultimately vest. Dividend equivalents that relate to the RSUs will be forfeited to the extent the RSUs are forfeited.

In 2014, none of the Company's directors were granted or held any options or stock appreciation rights and none of the directors participated in a Company pension plan.

The following table reflects all compensation granted to each non-employee director during 2014.

2014 NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)(1)	($)(2)(3)	($)(4)	($)
Carin M. Barth	95,000	150,000	231	245,231
Sigmund L. Cornelius	75,000	150,000	210	225,210
L. Frederick Francis	90,000	150,000	222	240,222
Brian J. Hogan	90,000	150,000	168	240,168
William D. Sanders	75,000	150,000	—	225,000
Ralph A. Schmidt	75,000	150,000	168	225,168
Robert J. Hassler	—	150,000	—	150,000
_______________________________________

(1)
The amounts in this column represent the annual cash retainer and committee fees for Board and committee service paid to each director in 2014. Mr. Hassler did not receive any fees during 2014 because he was appointed as a non-employee director on November 10, 2014.

(2)
On June 25, 2014, each of the non-employee directors, except for Mr. Hassler, received a grant of 3,901 RSUs, representing his or her annual RSU grant of $150,000, based on the closing stock price on the grant date. Mr. Hassler received a grant of 3,273 RSUs, representing his annual RSU grant of $150,000, based on the closing stock price on the grant date of November 10, 2014.

(3)
The grant date fair value is computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("FASB ASC Topic 718"). The values for the RSU awards reflect the aggregate grant date fair values of the awards. The RSUs will vest in full twelve months after the grant date.

(4)
The Company paid cash dividends to shareholders in 2014. The amounts in this column includes dividends paid in 2014 on shares underlying grants of restricted stock, except for Messrs. Cornelius and Hassler who did not have any unvested grants of restricted stock. Certain of the directors' RSUs award agreements provide for dividend equivalents on unvested RSUs, however, such rights are settled if and when the RSUs vest and are not reflected in this column.

Messrs. Foster, Stevens and Weaver, all of whom are executive officers of the Company, do not receive compensation for their service as directors of the Company. Mr. Stevens is a named executive officer and disclosure of his compensation is provided in the tables contained in "Executive Compensation and Other Information" below. All directors are reimbursed for all reasonable out-of-pocket expenses that they incur in attending meetings and serving on the Board.

NON-EMPLOYEE DIRECTORS' OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	(#)(1)	($)(2)
Carin M. Barth	3,901	147,380
Sigmund L. Cornelius	3,901	147,380
L. Frederick Francis	3,901	147,380
Brian J. Hogan	3,901	147,380
William D. Sanders	3,901	147,380
Robert J. Hassler	3,273	123,654

(1)	Total number of shares or units of stock consists of grants of RSUs. Equity awards of RSUs granted to non-employee directors generally will vest in full twelve months after the grant date.

(2)
The market value of these unvested shares of restricted stock and RSUs was calculated by multiplying the number of shares or units by $37.78, the closing price of a share of our common stock on December 31, 2014, the last business day of the fiscal year.

Director Stock Ownership Requirements
The Company's Corporate Governance Guidelines include minimum stock ownership requirements for directors. Under these requirements, directors must own shares of common stock of the Company at a level equal to three times the director's annual cash retainer. These requirements must be met as of the later of August 26, 2015, or within five years from appointment or election for newly appointed or elected directors. The requirements may be satisfied with common stock that is owned directly or indirectly (e.g., by a spouse or a trust) by the director, shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unexercised options and unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. As of the date of this Proxy Statement, all directors satisfy these minimum stock ownership requirements or are within the period permitted to meet these requirements.

Compensation for Service as Director of Western Refining Logistics GP, LLC
Messrs. Stevens, Foster and Weaver have served as directors of Western Refining Logistics GP, LLC ("WRGP"), the general partner of Western Refining Logistics, LP ("WNRL") since July 2013. Directors of WRGP receive compensation for their services as directors unless they are also executive officers or employees of WRGP. Mr. Stevens, who is an executive officer of WRGP, does not receive compensation for his service as a director of WRGP. Messrs. Foster and Weaver, who are not executive officers or employees of WRGP, receive compensation for their services as directors of WRGP, which for 2014 consisted of:

•	A cash retainer of $50,000 per year, paid quarterly in arrears;

•	An additional cash payment of $1,500 for each board of directors meeting attended; and

•
An annual grant under the WNRL 2013 Long-Term Incentive Plan ("WNRL LTIP") of phantom units with a fair market value equal to approximately $60,000 on the date of grant which generally vest at the end of the quarter in which the one-year anniversary of the date of grant occurs.

In August 2014, each of Messrs. Foster and Weaver received a grant of 1,721 phantom units, representing the annual phantom unit award grant of $60,000, based on the grant price of $34.87. As of December 31, 2014, this annual phantom unit award was the only outstanding award for each of Messrs. Foster and Weaver. These phantom unit awards included dividend equivalents, which entitle Messrs. Foster and Weaver to receive cash at the time of vesting equal to the amount of any cash distributions made by WNRL during the period the dividend equivalent is outstanding. These dividend equivalents will be forfeited to the extent the award is forfeited. For 2014, Messrs. Foster and Weaver each received $121,185 in total compensation for their service as non-employee directors of WRGP.

In February 2015, the board of directors of WRGP evaluated its non-employee director compensation for 2015, and made the following adjustments: (i) increased the cash retainer to $65,000 per year, paid quarterly in arrears; and (ii)

increased the annual grant under the WNRL LTIP to a number of phantom units with a fair market value equal to approximately $75,000 at the date of grant which generally vest at the end of the quarter in which the one-year anniversary of the date of grant occurs.

The Company expects that to the extent Messrs. Foster and Weaver continue to serve as directors of WRGP, they will continue to be eligible to receive compensation in future years for service as a director on the WRGP board of directors. The form and amount of director compensation is established by WRGP not the Board.

Compensation for Service as a Director of Northern Tier Energy GP LLC
In November 2013, Messrs. Foster, Stevens, Weaver and Barfield were each appointed as directors of Northern Tier Energy GP LLC ("NTGP"), the general partner of Northern Tier Energy LP ("NTI") and Northern Tier Energy LLC ("NTE"), a wholly-owned operating subsidiary of NTI. Directors of NTGP receive compensation for their services as directors unless they are also executive officers or employees of NTGP. Messrs. Foster, Stevens, Weaver and Barfield, who are not executive officers or employees of NTGP, receive compensation for their services as directors of NTGP, which for 2014 included:

•	A cash retainer of $60,000 per year, paid quarterly in arrears;

•	An award of restricted units under the Northern Tier Energy LP 2012 Long-Term Incentive Plan ("NTI LTIP"), which restricted units vested in full on January 3, 2015; and

•	An additional cash retainer of $10,000 to the chairman of the NTGP Governance Committee, payable quarterly.

On January 3, 2014, Messrs. Foster, Stevens and Barfield each received an award of 4,129 restricted common units from NTI, as compensation for their service as directors of NTGP and on June 17, 2014, Mr. Weaver received an award of 4,129 restricted common units, all of which vested in January 2015 and which included quarterly distributions in 2014 on the unvested restricted units. Restricted common units represent limited partner interests in NTI. In 2014, total compensation for service as a non-employee director of NTGP was $173,920 for each of Messrs. Foster, Stevens and Barfield and $169,422 for Mr. Weaver.

For 2015, the board of directors of NTGP adjusted non-employee director compensation as follows: (i) increased the annual retainer to $70,000, payable quarterly in arrears, and (ii) elected to award time-based phantom units that vest in full on the third Wednesday of January 2016 with a fair market value equal to $110,000 at the time of grant. Except for these changes, the board of directors of NTGP did not make any other changes to non-employee director compensation.

In addition, the Company expects that to the extent that Messrs. Foster, Stevens, Weaver and Barfield continue to serve as directors of NTGP, they will continue to be eligible to receive compensation in future years for service as a director on the NTGP board of directors. The form and amount of director compensation is established by NTGP not the Board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Identification of Executive Officers
The Company's executive officers are as follows (as of March 31, 2015):

Name	Age	Position
Paul L. Foster	57	Executive Chairman
Jeff A. Stevens	51	President and Chief Executive Officer
Mark J. Smith	55	President - Refining and Marketing
Gary R. Dalke	62	Chief Financial Officer
William R. Jewell	60	Chief Accounting Officer
Lowry Barfield	57	Senior Vice President - Legal, General Counsel and Secretary
Jeffrey S. Beyersdorfer	53	Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary
Scott D. Weaver	56	Vice President, Assistant Treasurer and Assistant Secretary

See “Other Directors” for the biographies of Messrs. Foster and Weaver and “Nominees” for the biography of Mr. Stevens.
Mark J. Smith has served as the Company's President - Refining and Marketing since February 2009 and in July 2013, was appointed the Executive Vice President of WRGP. Previously, Mr. Smith served as the Company's Executive Vice President - Refining since August 2006. From September 2000 to August 2006, Mr. Smith served as Vice President and General Manager, Lemont Refinery, for CITGO Petroleum Corporation, where he was responsible for all business and operational aspects of the Lemont business unit.
Gary R. Dalke has served as the Company's Chief Financial Officer since August 2005. From July 2013 to December 2014, Mr. Dalke served as the Chief Financial Officer of WRGP. In December 2014, Mr. Dalke was appointed Executive Vice President of WRGP and has served as the Executive Vice President and Interim Chief Financial Officer of WRGP since February 2015. Previously, from 2003 until August 2005, Mr. Dalke served as the Chief Accounting Officer of one of the Company's affiliates. From September 2005 to June 2007, Mr. Dalke also served as the Company's Treasurer.
William R. Jewell has served as the Company's Chief Accounting Officer since July 2007 and in July 2013, was appointed the Chief Accounting Officer of WRGP. From 2001 to 2007, Mr. Jewell was with KPMG LLP, where he last served as an Assurance Senior Manager.
Lowry Barfield has served as the Company's Senior Vice President - Legal, General Counsel and Secretary since 2007 and in July 2013, was appointed the Senior Vice President - Legal, General Counsel and Secretary of WRGP. In November 2013, Mr. Barfield was elected to the Board of Directors of NTGP and NTE. Previously, Mr. Barfield served as the Company's primary outside counsel from 1999 until November 2005 when he joined the Company as Vice President - Legal, General Counsel and Secretary.
Jeffrey S. Beyersdorfer has served as the Company's Senior Vice President - Treasurer and Assistant Secretary since January 2010. He also served as the Company's Director of Investor Relations from January 2010 to December 2014. In July 2013, he was appointed the Senior Vice President, Treasurer, Director of Investor Relations and Assistant Secretary of WRGP. From 2008 to 2009, Mr. Beyersdorfer served as Corporate Treasurer of FMC Technologies, Inc., where he was responsible for treasury operations, balance sheet management, foreign exchange and risk management. From 2002 to 2007, Mr. Beyersdorfer served as Vice President - Treasurer of Smurfit-Stone Container Corporation, where he was responsible for treasury operations, balance sheet management, pension plans, credit and collections and risk management.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This "Compensation Discussion and Analysis" sets forth the objectives and principles underlying the Company's executive compensation program, as well as the specific compensation decisions made relating to named executive officer compensation for 2014, including the process used by the Compensation Committee in making those decisions and the most important factors relevant to those decisions. In accordance with SEC rules, named executive officers in this proxy statement are as follows:

•	Jeff A. Stevens, President and Chief Executive Officer;

•	Gary R. Dalke, Chief Financial Officer;

•	Mark J. Smith, President - Refining and Marketing;

•	Lowry Barfield, Senior Vice President - Legal, General Counsel and Secretary; and

•	Jeffrey S. Beyersdorfer, Senior Vice President - Treasurer and Assistant Secretary.

2014 Business Accomplishments

In 2014, the Company achieved many operational and other corporate goals. Compared with its performance peer group, which includes six other publicly-traded independent refiners (described below), the Company ranked first in both Total Shareholder Return ("TSR") and Return on Capital Employed ("ROCE") (each as further described below) for the 36-month performance period beginning January 1, 2012, through December 31, 2014.

In particular, the Company's success was driven by numerous accomplishments led by the Company's named executive officer management team in 2014, including:

•	Earnings per share of $5.61 per diluted share;

•	TSR of approximately 40%, including cash dividends;

•	ROCE of approximately 20%;

•	Averaged total throughput of 127,236 bpd at the Company's El Paso, Texas refinery for the year ended December 31, 2014, representing a 1.5% increase from 2013;

•	Averaged total throughput of 27,783 bpd at the Company's Gallup, New Mexico refinery for the year ended December 31, 2014, representing a 10.7% increase from 2013;

•	Doubled the amount of cost-advantaged crude oil gathered in the Delaware Basin and delivered to the El Paso refinery in 2014;

•	Repurchase of approximately $259 million in shares at an average cost of $40.05 per share;

•	Return of cash to shareholders in the form of dividends, totaling $294 million;

•	The sale of the Company's southwest wholesale business to Western Refining Logistics, LP (NYSE: WNRL);

•	The successful transition of management and corporate functions for Northern Tier Energy LP (NYSE: NTI) to Tempe, Arizona in 2014; and

•	Amendment of the Company's revolving credit facility, reduction of interest expense by approximately $3 million per year and enhancement of covenant flexibility.

In addition, the Company reported Adjusted EBITDA of $1,231.4 million, compared to $754.8 million for the previous year, and net income attributable to the Company of $559.9 million, or $5.61 per diluted share, compared to $276.0 million, or $2.79 per diluted share, for the previous year.

The significant efforts of the Company's officers, including its named executive officers, were instrumental in achieving these accomplishments, particularly in some instances, within the compressed time frames in which they were completed.

Please see "Appendix — Reconciliation of Adjusted EBITDA to Net Income" for a reconciliation of Adjusted EBITDA to net income for the years provided. Please see "Named Executive Officer Compensation for 2014 — 2014 Long-Term Performance Unit Awards" below for definitions of ROCE and TSR and "Named Executive Officer Compensation for 2014 — 2014 Annual Performance Bonuses" below for additional information regarding Adjusted EBITDA, which is a non-Generally Accepted Accounting Principles in the United States ("GAAP") financial measure.

2014 Say on Pay Results

The Company's shareholders last voted on the compensation of the Company's named executive officers at the Company's 2014 Annual Meeting. At that meeting, the Company's shareholders overwhelmingly approved, by a non-binding advisory vote of approximately 98% of the shares voted, the compensation paid to the Company's named executive officers for 2013. Similarly, at the 2011 Annual Meeting of Shareholders, the Company's shareholders overwhelmingly approved, by a non-binding advisory vote of approximately 99% of the shares voted, the compensation paid to the Company's named executive officers for 2010. In establishing compensation for the named executive officers in 2014, the Compensation Committee observed the shareholders' overwhelming approval of the Company's named executive officer compensation. As such, the process the Compensation Committee utilized in establishing named executive officer annual bonuses and long-term incentives for 2014 was similar to that in prior years. The Compensation Committee will continue to consider the outcome of future shareholder non-binding advisory votes on named executive officer compensation.

In accordance with our shareholders' approval in 2011, the Company anticipates holding non-binding advisory votes on named executive officer compensation every three years, with the next vote scheduled for the 2017 Annual Meeting of Shareholders. The Compensation Committee and the Board continue to believe that a triennial vote is the appropriate frequency because a significant portion of the Company's named executive officer compensation consists of long-term awards, including the three-year performance unit awards which are described below.

2014 Compensation Highlights

As noted above, the Company had an excellent year in 2014. The Compensation Committee recognized the incredible efforts by each of the Company's named executive officers, including its Chief Executive Officer, in helping the Company achieve its operational, corporate and safety goals through its annual bonus and long-term incentive awards. The Company ranked first among its peer group in both TSR and ROCE for the 36-month performance period beginning January 1, 2012, through December 31, 2014, while also having a better than industry average safety rate. The compensation program for executive officers in 2014, sought to provide a combination of fixed and variable at-risk compensation that provides reliable compensation for executive officers but continues to promote the Company's achievement of operational, corporate and safety goals and to do so in a manner that enhances shareholder value but does not encourage unnecessary risks to achieve Company goals.

At-A-Glance: 2014 Chief Executive Officer Compensation

In addition to reviewing total direct compensation, the Compensation Committee also believes that it is important to review and assess "realized" compensation for the Chief Executive Officer. Company realized compensation approximates Mr. Stevens' "take-home pay" and is comprised of his base salary, actual annual incentive payouts, long-term performance award payouts for the fiscal year and the value received from equity awards that vested and settled during the year.

For 2014, as shown in the chart below, based in part upon both the 2013 and 2014 Annual Performance Plan having been settled in RSUs that vest over five years, the realized compensation of our Chief Executive Officer for 2014 is lower than the amounts reported in the "2014 Summary Compensation Table." For Mr. Stevens, 2014 realized compensation includes: 2014 base salary, the 2014 Annual Performance Plan that was settled in cash, Company equity awards that vested and settled in 2014, and the settlement of the 2012 PUAs (defined below). Mr. Stevens' 2014 Summary Compensation Table compensation is higher than both the 2014 target total direct compensation and the 2014 realized compensation, based in part because the 2013 Annual Performance Plan was settled in RSUs which were awarded in calendar year 2014 and the 2014 Annual Performance Plan was partially settled in cash which, in accordance with the SEC's rules and regulations, each appear in the "2014 Summary Compensation Table." In addition, Mr. Stevens received compensation from the Company's affiliates in 2014, which is required to be reported in the "2014

Summary Compensation Table." However, the form and amount of such affiliate compensation is established by the affiliates, not by the Compensation Committee.

Chief Executive Officer
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$2,916,000
$7,338,539
$3,972,384
2014 Target Total Direct Compensation
2014 Summary Compensation Table
2014 Realized Compensation
Long-Term Incentive
Annual Incentive
Base Salary

WHAT GUIDES THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM

Compensation Philosophy and Objectives

The Company's executive compensation program is designed to compensate the named executive officers in a way that meaningfully aligns their interests with the interests of shareholders, and includes:

•	Producing long-term, positive results for the Company and its shareholders;

•	Aligning named executive officers' compensation with the Company's short-term and long-term performance results with metrics to evaluate and reward performance;

•	Attracting and retaining nationally recognized, highly qualified named executive officers to manage and lead the Company; and

•
Providing incentive compensation to reward earnings growth, reliability, safety and environmental performance as well as achievement and implementation of specific Company goals that advance the interests of the Company and its shareholders.

Principal Elements of Compensation

In light of these objectives, the named executive officers are typically compensated through a combination of base salary, annual bonus and long-term incentives. The Company's named executive officers also participate in benefit plans generally available to the Company's other employees, including, but not limited to, participating in the Company match for 401(k) plan contributions and Company-paid life insurance premiums. It is the overall goal of the Compensation Committee to compensate the named executive officers in a manner that is demonstrably fair to both the Company and the named executive officer in light of the performance of the Company, the contribution of that named executive officer to that performance and the competition the Company faces to attract and retain highly qualified executives.

The Compensation Committee strives to ensure that the compensation paid to the named executive officers incorporates elements that are commonly recognized as best practices in the area of executive compensation. Generally, the Compensation Committee targets a total direct compensation pay mix for all of the named executive officers at 25% fixed compensation and 75% variable at-risk compensation, which is dependent upon the performance of the Company and various long- and short-term metrics. Historically, fixed compensation has consisted of base salary and variable at-risk compensation has consisted of a mix of annual bonuses, a long-term incentive award and an annual time-vested equity award.

In 2014, named executive officer compensation similarly consisted of a mix of fixed and variable at-risk compensation, which included both long- and short-term elements. Fixed compensation consisted of base salary and variable at-risk compensation consisted of a mix of annual bonuses under the 2014 Annual Performance Plan and a long-term incentive award in the form of the 2014 performance unit awards ("2014 PUA"). In addition, named executive officers also received compensation consisting of benefits generally available to the Company's other employees.

Similar to 2013, the Compensation Committee determined to partially settle named executive officer's 2014 Annual Performance Plan with a grant of time-vested RSUs that were granted in 2015 and vest ratably in 2016, 2017, 2018, 2019 and 2020. In accordance with the SEC's rules and regulations, these RSUs will be reported in the 2015 Summary Compensation Table. For 2014, actual fixed compensation consisted of base salary and variable at-risk compensation consisted of a mix of (i) the cash portion of the 2014 Annual Performance Plan and (ii) long-term incentives in the form of the 2014 PUAs (target amount) and the portion of the 2014 Annual Performance Plan settled in RSUs. The Company's Chief Executive Officer fixed compensation and variable at-risk compensation and the average fixed compensation and variable at-risk compensation for the Company's other named executive officers for 2014, were as follows:

While the Compensation Committee generally intends that certain named executive officer compensation qualify as "performance-based compensation" within the meaning of Section 162(m), the Compensation Committee believes that it is in the Company's best interest that it retain its flexibility and discretion to make compensation awards, whether or not tax deductible, in order to foster achievement of performance goals established by the Committee as well as other corporate goals important to the Company's success, such as encouraging employee retention and rewarding achievement.

The Decision Making Process

Role of the Compensation Committee. The Compensation Committee, which is comprised of independent and outside directors (as determined pursuant to the rules and regulations of the NYSE, the SEC, the IRS and the Company's guidelines), administers the compensation of the Company's named executive officers. In establishing named executive officer compensation, the Compensation Committee considers the success and performance of the Company, the contributions of the named executive officer to the Company's success and performance, and the desire to attract and retain highly qualified executives. In addition, the Compensation Committee considers the results of the advisory shareholder vote on named executive officer compensation, the input and advice of certain senior officers, advice and analysis from independent compensation consultants, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment.

Role of Certain Senior Officers. The Compensation Committee makes all compensation decisions related to our named executive officers. As requested by the Compensation Committee, the Company's Executive Chairman - Paul L. Foster, President and Chief Executive Officer - Jeff A. Stevens, and Vice President, Assistant Treasurer and Assistant Secretary - Scott D. Weaver, may from time to time, provide information and recommendations relating to the Company's other executive officers' (including named executive officers') compensation. Such information may include the executive officers' (including named executive officers') roles and responsibilities, the Company's performance generally and among its peer groups, the Company's peer groups, and such other information as may be requested by the Compensation Committee. As part of its process in establishing named executive officer compensation for 2014, the Compensation Committee met with Messrs. Foster and Stevens to discuss the compensation of all of the named executive officers except Mr. Stevens, and met separately with Messrs. Foster and Weaver to discuss Mr. Stevens's compensation.

Role of Compensation Consultants. The Compensation Committee generally engages an independent outside compensation consultant every three years to provide comprehensive reports and recommendations as to named executive officer compensation. Generally, the Compensation Committee anticipates receiving a full report and analysis by an independent compensation consultant every three years, with interim annual updates. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to named executive officer compensation, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses more often.

The Compensation Committee retained PM&P in October 2012 to provide it with an analysis of the Company's named executive officer compensation, comparative data and associated recommendations regarding peer groups. The Compensation Committee utilized this data, in conjunction with the other sources of information described above, in establishing 2014 base salaries, the 2014 Annual Performance Bonus Plan for Executive Officers (the "2014 Annual Performance Plan") and the long-term 2014 PUAs.

In connection with PM&P's consultation with the Compensation Committee regarding director and executive officer compensation described above (the "Services"), the Compensation Committee evaluated the independence of PM&P and concluded that PM&P is independent under the standards set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the SEC. In reaching its conclusion, the Compensation Committee noted the following:

•	PM&P performed no services for the Company other than the Services;

•	The ratio of the fees PM&P receives from the Company compared to PM&P's total revenue is less than 1%;

•	PM&P retains a "conflicts policy" to prevent any conflict of interests between PM&P and the Company that could impact PM&P's independence;

•	None of the PM&P staff performing the Services has any business or personal relationship with any Company executive or Compensation Committee member other than relating to the Services;

•	None of the PM&P personnel performing the Services individually owns any Company stock; and

•	PM&P has neither provided to nor received from the Company any gifts, benefits or donations other than its compensation for the Services.

In addition, PM&P interacts directly with the Compensation Committee, and only interacts with Company management at the request of or with the knowledge of the Compensation Committee and/or its chairman, Mr. Hogan.

Role of Market Data and Peer Groups. The general goal of the Compensation Committee is to set target total compensation for the named executive officers at the 50th percentile of the competitive market applicable to those executives. With the help of its independent outside compensation consultant, PM&P, this market data is derived from the executive pay practices and levels of the applicable compensation peer group supplemented with broad-based compensation survey data. This process provides a comprehensive view of the competitive market. The Compensation Committee believes that the use of survey data is an important element of its compensation evaluation, which can help supplement compensation peer group market data to align positions and/or supplement available market data. Compensation survey data includes companies from the broader energy, refining and processing industries that influence the competitive market for executive compensation levels. Further, survey data is drawn from companies that are comparable to the Company in terms of size and scale. The Compensation Committee uses this market data as comparative information and not as a formulaic approach to compensation levels.

Regarding peer groups, the Compensation Committee utilizes two different peer groups in connection with named executive officer compensation: a compensation peer group and a performance peer group.

•
The Compensation Peer Group, which is used to determine the amount and nature of compensation, consists of companies that are representative of those companies the Compensation Committee believes the Company competes with for executive talent. They include direct competitors, companies in highly regulated manufacturing and processing industries, some of which are not refiners, and companies that generally are subject to the same market conditions as the Company.

•
The Performance Peer Group, which is used to compare the Company's performance based on certain defined metrics, consists solely of publicly traded independent refiners that are subject to similar reporting requirements and safety regulations as the Company.

The Compensation Committee believes that utilizing two different peer groups to assess compensation and performance is appropriate based on the differing purposes for which such peer groups' comparative data is used and is available.

The Compensation Committee consulted with PM&P in selecting peer group companies in connection with PM&P's October 2012 report and analysis. The Compensation Committee considered the number of companies within such peer groups and the composition of the companies in such peer groups (including their total revenue and market capitalization among other items). The Compensation Committee utilized the following compensation and performance peer groups for establishing 2014 compensation, including the 2014 PUAs.

2014 Compensation Peer Group	2014 Performance Peer Group
Alon USA Energy, Inc.	Alon USA Energy, Inc.
Calumet Specialty Products Partners LP	CVR Energy Inc.
CVR Energy Inc.	Delek US Holdings, Inc.
Delek US Holdings, Inc.	HollyFrontier Corporation
HollyFrontier Corporation	Tesoro Corporation
Marathon Petroleum Corp.	Valero Energy Corporation
Northern Tier Energy LP
NuStar Energy LP
Sunoco, Inc.
Tesoro Corporation
Valero Energy Corporation

The 2014 Compensation and Performance Peer Groups consisted of the same companies as the 2013 Compensation and Performance Groups. The Compensation Committee maintained the mix of companies included in the compensation peer group because the Compensation Committee considered these to be the companies that the Company competes with for executive talent and maintained the mix of companies included in the performance peer group because the Compensation Committee considered these to be the companies that the Company most directly competes with operationally. The Compensation Committee continually assesses the companies WNR competes with for executive talent in addition to considering the analysis, advice and recommendations of PM&P.

The revenues of the companies comprising the 2014 Compensation Peer Group ranged from approximately $3.5 billion to $138.0 billion for the last fiscal year prior to their inclusion in the 2014 Compensation Peer Group (fiscal year 2013) and the revenues of the companies comprising the 2014 Performance Peer Group ranged from $7.0 billion to

$138.0 billion for the last fiscal year prior to their inclusion in the 2014 Performance Peer Group (fiscal year 2013). The Company's revenue in 2013 and 2012 was approximately $10.1 billion and $9.5 billion, respectively.
In December 2014, in connection with establishing executive officer compensation for fiscal 2015, the Compensation Committee retained PM&P to conduct an analysis of the Company's director and executive officer compensation and provide comparative data and associated recommendations regarding peer groups. Based on this, and with the assistance of PM&P, the Compensation Committee selected the compensation peer group (the "2015 Compensation Peer Group") of companies that the Company competes with for competitive talent as set forth in the table below. The Compensation Committee evaluated the Company's performance peer group and following this evaluation and discussion with Company management regarding the companies that the Company competes with operationally and with PM&P, the Compensation Committee maintained the below performance peer group ("2015 Performance Peer Group"):

2015 Compensation Peer Group	2015 Performance Peer Group
Alon USA Energy, Inc.	Alon USA Energy, Inc.
Calumet Specialty Products Partners LP	CVR Energy Inc.
CVR Energy, Inc.	Delek US Holdings, Inc.
Delek US Holdings, Inc.	HollyFrontier Corporation
HollyFrontier Corporation	Tesoro Corporation
Marathon Petroleum Corporation	Valero Energy Corporation
Northern Tier Energy LP
PBF Energy Inc.
Tesoro Corporation
Valero Energy Corporation
The 2015 Compensation Peer Group includes PBF Energy Inc. and removes NuStar Energy LP and Sunoco, Inc., which were each previously included in the 2014 Compensation Peer Group. At the time of such analysis, based on the data available at that time, the revenues of the 2015 Compensation Peer Group companies were estimated to range from $5.4 billion to $137.4 billion. The companies comprising the Company's 2015 Performance Peer Group did not change from the 2014 Performance Peer Group as the Compensation Committee determined that these remain the companies with which the Company competes with operationally.
NAMED EXECUTIVE OFFICER COMPENSATION FOR 2014

2014 Base Salaries

Base salaries of the Company's named executive officers are designed to provide a level of assured cash compensation to the named executive officers based primarily upon the job responsibilities, individual experience, professional status and accomplishments of each named executive officer. The Compensation Committee increased 2014 named executive officer base salaries in March 2014, consistent with broad-based Company employee base salary increases in an amount equal to approximately 5% over 2013 base salaries.

In setting 2014 base salaries, the Compensation Committee considered 2013 compensation, each named executive officer's contributions to the Company, the Company's performance during the prior fiscal year, as well as the other factors and considerations mentioned in this "Compensation Discussion and Analysis." Following its evaluation, the Compensation Committee established the following base salaries for the Company's named executive officers, with increases over 2013 base salaries that are commensurate with broad-based Company employee base salary increases for 2014:

Named Executive Officer	2013 Base Salary	2014 Base Salary
Jeff A. Stevens	$936,000	$982,800
Gary R. Dalke	$401,440	$421,512
Mark J. Smith	$511,680	$537,264
Lowry Barfield	$357,760	$375,648
Jeffrey S. Beyersdorfer	$278,720	$292,656

2014 Annual Performance Bonuses

In February 2014, the Compensation Committee adopted the 2014 Annual Performance Plan under and in accordance with the terms of the 2010 Incentive Plan of Western Refining, Inc. (the "2010 LTIP"). Under the 2014 Annual Performance Plan, each of the named executive officers would be eligible for a discretionary annual performance bonus, as determined by the Compensation Committee, provided the Company's actual Adjusted EBITDA for the performance period (January 1, 2014 through December 31, 2014) equaled or exceeded the sum of cash interest expense, capital expenditures, scheduled principal payments, maintenance turnaround expense and cash taxes for the performance period, in each case, as reported in the Company's financial statements filed with the SEC on Form 10-K for the performance period (the "2014 Threshold Amount"). Bonus amounts may range from zero up to an amount not to exceed 200% of each named executive officer's base salary, as determined in the discretion of the Compensation Committee. Payments of bonus amounts under the 2014 Annual Performance Plan may be made in cash, stock, RSUs or a combination of these, in the discretion of the Compensation Committee.

Adjusted EBITDA is a financial measure not recognized under GAAP that represents earnings before interest expense and other financing costs, amortization of loan fees, provision for income taxes, depreciation, amortization, maintenance turnaround expense and other non-cash income and expense items. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of the Company's businesses, and is unaffected by its capital structure or investment activities. The Company uses this metric in evaluating consolidated operating performance. The Company believes that Adjusted EBITDA is useful to investors as a basis for comparing operating performance with other companies in its industries, although, the Company's measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.

In February 2015, the Compensation Committee determined that the Company had exceeded the 2014 Threshold Amount and had satisfied all other terms of the 2014 Annual Performance Plan. Pursuant to the 2014 Annual Performance Plan, and due to the Company's excellent performance and significant accomplishments in 2014, the Compensation Committee settled the 2014 Annual Performance Plan awards in the form of cash and RSUs equal to approximately 50% and 150%, respectively, for a total of approximately (but not more than) 200% of the each named executive officer's base salary earned in 2014.

The RSUs granted to these executive officers will vest and settle in equal installments in 2016, 2017, 2018, 2019 and 2020, subject to the named executive officer's continued employment on the applicable vesting date. Such settlement may, at the Compensation Committee's election, be in cash or stock or a combination thereof. The terms of these RSUs are materially consistent with the terms of the RSUs awarded to named executive officers in 2014. The RSUs accrue cash dividend equivalents, which only vest and payout if and when the associated RSUs ultimately vest. These terms are intended to further align the interests of named executive officers with those of shareholders. Both the RSUs and dividend equivalents are subject to the risk of forfeiture, and the RSUs are also subject to price volatility.

The RSUs awarded in settlement of the 2014 Annual Performance Plan were awarded in calendar year 2015, and in accordance with SEC rules and regulations, they do not appear in the "2014 Summary Compensation Table." Instead, they are discussed below in Footnote 1 to the "2014 Summary Compensation Table" and will be reflected in the Company's 2015 Summary Compensation Table. The "2014 Summary Compensation Table" does, however, include the cash settlement portion of the 2014 Annual Performance Plan.

2014 Long-Term Performance Unit Awards

In February 2014, the Compensation Committee granted long-term, performance-based awards to each of the named executive officers in the form of the 2014 PUAs.

The target of the 2014 PUAs is equal to 100% of the named executive officer's 2014 annual base salary as established by the Compensation Committee on the award date, or March 26, 2014. The performance period is a 36-month period beginning on January 1, 2014, and ending on December 31, 2016, with awards payable in 2017 promptly following the conclusion of the performance period and the Compensation Committee's certification of the level of performance achieved.

The Compensation Committee has the discretion to settle the 2014 PUAs in cash or common stock or a combination of both. Please see "Executive Compensation - Grants of Plan-Based Awards - 2014" for the minimum, target and maximum potential payouts for each named executive officer under the 2014 PUAs.

Certain terms of the 2014 PUAs are as follows:

i.
Absolute Threshold for the Performance Period. No payout of the awards will be made if the Company's actual Adjusted EBITDA for the performance period does not equal or exceed the sum of cash interest expense, capital expenditures, scheduled principal payments, turnaround expenses and cash taxes for the performance period, in each case as reported in the Company's financial statements filed with the SEC on Form 10-Q or 10-K and as provided in the applicable debt instrument (the "Absolute Threshold"). Assuming the Absolute Threshold is satisfied, Company performance, measured based on key industry metrics of TSR and ROCE, as described below, each weighted 50% against the 2014 Performance Peer Group identified above, will determine whether any portion of the award is paid. Each named executive officer may receive a payout between 0% and 200% of his 2014 annual base salary as of the grant date, subject to the safety adjustment described below. The payout amount is determined based on the Company's rank under both the TSR and ROCE metrics as compared to the 2014 Performance Peer Group. The Compensation Committee utilizes TSR and ROCE for the 2014 PUAs because it believes that each are important measures in evaluating the Company's performance.

ii.	Primary Performance Measures. Assuming the Absolute Threshold is achieved, the Compensation Committee will evaluate:

•
Company Performance Period TSR Versus Performance Peer Group TSR. TSR is defined as the total return of a share of common stock to an investor (increase in share price plus dividends). TSR for the 2014 Performance Peer Group will be calculated over the full performance period and compared with the Company's TSR over the full performance period. Beginning share prices are based on the calendar month average closing stock price for the month immediately preceding commencement of the performance period and ending share prices are based on the calendar month average closing stock price for the final month of the performance period.

•
Company Performance Period Average ROCE Versus Performance Peer Group Average ROCE. ROCE is computed as a percentage based on (a) earnings before interest and taxes, as adjusted for certain unusual and nonrecurring gains or losses for the period being measured divided by (b) the sum of the total assets less current liabilities at the beginning and end of the period being measured divided by two. ROCE will be calculated for each fiscal year and averaged over the performance period.

iii.
Performance Levels and Multipliers. The Company's achievement of its performance measures over the performance period will be compared to the 2014 Performance Peer Group during the same period to determine relative performance. The Company's performance over the performance period will be ranked within the 2014 Performance Peer Group, resulting in the application of a single multiplier to the target award value under each performance measure. Should consolidation among peers in the 2014 Performance Peer Group occur or any such peer become delisted or otherwise no longer required to provide periodic reporting to the SEC, the ranking schedule would adjust to accommodate the reduced number of peers. The addition of new peers would also cause a shift in the ranking schedule. For example, in the table below the initial 2014 Performance Peer Group includes seven peer companies, including the Company. The target (1.10 multiplier) rank for this number of peers would be fourth out of seven companies in the group (including the Company). If consolidation, delisting or the termination of the obligations of a peer company to provide periodic reporting to the SEC reduces the number of peer companies to six, target would remain at the fourth position (out of six in the group, including the Company), but the target multiplier would move to 1.00.

Performance Multipliers (for both Relative TSR and Relative ROCE)

	7 Peers
Rank Against Peers	(Initial Case)	6 Peers Remaining	5 Peers Remaining
1	2.00	2.00	2.00
2	1.67	1.67	1.60
3	1.33	1.33	1.10
4	1.10	1.00	0.85
5	0.90	0.65	—
6	0.60	—	—
7	—	—

iv.
Quantitative Safety Measure. If relative performance generates a potential award and the Company's performance period actual Adjusted EBITDA equals or exceeds the Absolute Threshold (as described above), then the final award payout value will be multiplied by a safety factor between 0.85 and 1.15, as set forth below, depending on the Company's Average Incidence Rate of Total Recordable Cases of Nonfatal Occupational Injuries and Illnesses for the North American Industry Classification System code for petroleum refineries (NAICS 32411) for the performance period (the "Company Safety Rate"), as compared to the Average Incidence Rate of Total Recordable Cases of Nonfatal Occupational Injuries and Illnesses for the North American Industry Classification System code for petroleum refineries (NAICS 32411) as published by the Bureau of Labor Statistics for the three most recently available annual periods (the "Average BLS Rate"). Including the impact of this safety adjustment, the range of potential payouts under the award is between 0% and 230% of the respective named executive officer's 2014 annual base salary as of the grant date.

Poor 0.85	Below Target 0.90	Target 1.00	Superior 1.10	Exemplary 1.15

•	The Poor factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 15% or more.

•	The Below Target factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 10% or more but less than 15%.

•	The Target factor will apply if the Company Safety Rate is equal to the Average BLS Rate or is less than 10% higher or lower than the Average BLS Rate.

•	The Superior factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 10% or more but less than 15%.

•	The Exemplary factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 15% or more.

2014 Other Compensation

For 2014, the Company's named executive officers also participated in benefit plans generally available to the Company's other employees, including, but not limited to, participating in the Company match for 401(k) plan contributions and Company-paid life insurance premiums. Named executive officers also received dividends on unvested shares of restricted stock and on certain awards of RSUs which provide dividend equivalents. For more information regarding other compensation, please see the "All Other Compensation" column of the "2014 Summary Compensation Table."

NAMED EXECUTIVE OFFICER COMPENSATION ACTIONS FOLLOWING 2014 YEAR END

2012 Performance Unit Awards

In March 2015, the Compensation Committee settled the 2012 Performance Unit Awards (the "2012 PUAs"), which are described in detail in the Company's proxy statement filed with the SEC on April 26, 2012, and contain substantially the same terms as the 2014 PUAs described above. The performance period under the 2012 PUAs was a 36-month period beginning on January 1, 2012, and ending on December 31, 2014, over which the Company's TSR and ROCE were compared with the TSR and ROCE of the performance peer group included in the 2012 PUAs (the "2012 Performance Peer Group"), and the Company Safety Rate was compared with the Average BLS Rate for the three most recently available annual periods of 2011 through 2013. The 2012 Performance Peer Group is identical to the 2014 Performance Peer Group. The Compensation Committee evaluated the Company's Adjusted EBITDA, TSR, ROCE and Company Safety Rate, as well as the TSR and ROCE of the 2012 Performance Peer Group, in each case, for the 36-month performance period, and the Average BLS Rate for 2011 through 2013, as follows:

•	The Company's actual Adjusted EBITDA over the 36-month performance period exceeded the Absolute Threshold;

•	The Company ranked first among the 2012 Performance Peer Group in TSR over the 36-month performance period;

•	The Company ranked first among the 2012 Performance Peer Group in ROCE over the 36-month performance period; and

•	The Company Safety Rate for the 36-month performance period was 0.76, compared to an Average BLS Rate of 0.97 for 2011 through 2013.

After determining that the performance measures and all other terms of the 2012 PUAs had been satisfied and applying the adjustments set forth in the 2012 PUAs, the Compensation Committee settled each of these awards in cash equal to 230% of the target amount set forth in the 2012 PUAs, which was the named executive officer's annual base salary on the grant date of the 2012 PUAs (February 17, 2012). Although these cash payments were awarded in settlement of the 2012 PUAs, they are being reported in the "2014 Summary Compensation Table" below as "Non-Equity Incentive Compensation" in accordance with the SEC's rules and regulations.

Looking Ahead to 2015 Named Executive Officer Compensation

When setting named executive officer compensation in February 2015, the Compensation Committee considered 2014 compensation and similarly targeted a total direct compensation pay mix for all of the named executive officers at 25% fixed compensation and 75% variable at-risk compensation, which is dependent upon the performance of the Company and various long- and short-term metrics. In February 2015, using processes, factors and objectives consistent with those set forth above and taking into the consideration the January 8, 2015, analysis and discussions with PM&P, the Compensation Committee established named executive officer base salaries for 2015, the 2015 Annual Performance Plan, and 2015 long-term incentive awards which consisted of the 2015 Performance Unit Awards ("2015 PUAs") and 2015 time-based RSUs ("2015 RSUs"). The 2015 Annual Performance Plan, the 2015 PUAs and 2015 RSUs were each awarded under the 2010 LTIP. The 2015 Annual Performance Plan and the 2015 PUAs have terms similar to the 2014 Annual Performance Plan and the 2014 PUAs, respectively, described above.

AFFILIATE COMPENSATION
Compensation for Service as an Executive Officer of Western Refining Logistics GP, LLC
Messrs. Stevens, Dalke, Smith, Barfield and Beyersdorfer were appointed as executive officers of WRGP, the general partner of WNRL. WNRL compensates executive officers for the services they perform for WNRL solely through awards of equity-based compensation granted pursuant to the WNRL LTIP. WRGP implemented the WNRL LTIP during the fourth quarter of 2013 and it is administered by the board of directors of WRGP. The first grant of awards under the WNRL LTIP to Messrs. Stevens, Dalke, Smith, Barfield and Beyersdorfer were in the form of time-based phantom units granted in January 2014 that vest ratably in 2015, 2016, 2017, 2018 and 2019. These phantom unit awards include distribution equivalents, which entitle Messrs. Stevens, Dalke, Smith, Barfield and Beyersdorfer to receive cash at the time of vesting equal to the amount of any cash distributions made by WNRL during the period the distribution equivalent is outstanding. These distribution equivalents will be forfeited to the extent the award is forfeited. These time-based phantom units are reported in the "2014 Summary Compensation Table" below as "Stock Awards" in accordance with the SEC's rules and regulations.

The Company expects that to the extent Messrs. Stevens, Smith, Dalke, Barfield and Beyersdorfer continue to serve as executive officers of WRGP, in future years, they will continue to be eligible to receive awards of equity-based compensation granted pursuant to the WNRL LTIP, as administered by WRGP for services performed as executive officers of WRGP. The form and amount of compensation is established by WRGP not the Compensation Committee or the Board.

Mr. Stevens also serves as a director of the board of directors of WRGP. However, officers or employees of WRGP who also serve as directors of WRGP do not receive additional compensation for such service.

Compensation for Service as Director of Northern Tier Energy GP LLC
Messrs. Stevens and Barfield are directors of NTGP, the general partner of NTI. Directors of NTGP receive compensation for their services as directors unless they are also executive officers or employees of NTGP. Messrs. Stevens and Barfield, who are not executive officers or employees of NTGP, receive compensation for their service as directors of NTGP. NTGP compensates directors for the services they perform for NTGP, which compensation for 2014 included an annual cash retainer for each director, an additional cash retainer for the chairman of certain NTGP board committees and an award of restricted units under the NTI LTIP. In January 2014, Messrs. Stevens and Barfield each received an award of restricted units under the NTI LTIP that vested in full on January 3, 2015, and each received quarterly distributions in 2014 on these unvested restricted units. These restricted units are reported in the “2014 Summary Compensation Table” below as “Stock Awards” in accordance with the SEC’s rules and regulations.

The Company expects that to the extent that Messrs. Stevens and Barfield continue to serve as directors of NTGP, they will continue to be eligible to receive compensation in future years for service as a director on the NTGP board of directors. The form and amount of director compensation is established by NTGP not the Compensation Committee or the Board.

Please see "2014 Director Compensation — Compensation for Services as a Director of Northern Tier Energy GP LLC" above for additional information regarding Messrs. Stevens' and Barfield's compensation for service as directors of NTGP.

CHIEF EXECUTIVE OFFICER STOCK OWNERSHIP REQUIREMENTS

The Company's Corporate Governance Guidelines include minimum stock ownership requirements for the Company's Chief Executive Officer. Under these requirements, the Chief Executive Officer must own shares of common stock of the Company at a level equal to six times his annual base salary. These requirements must be met by the later of August 26, 2015, or within five years of appointment or promotion for newly appointed or promoted Chief Executive Officers. The requirements may be satisfied with common stock that is owned directly or indirectly (e.g., by a spouse or a trust) by the Chief Executive Officer, shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. Mr. Stevens has satisfied these minimum stock ownership requirements at all times since their adoption.

COMPENSATION PROGRAM RISK ASSESSMENT

The Compensation Committee has reviewed the Company's compensation policies and practices, including policies and practices relating to all employees as well as directors and named executive officers, and has concluded that such policies and practices do not present a material risk to the Company and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company's incentive compensation programs effectively balance risk and reward. In its risk assessment, the Compensation Committee considers its long-term incentive compensation, including the targets applied under the performance awards granted in 2014, the process used for establishing those targets, the vesting period applicable under awards issued pursuant to its shareholder-approved equity plans and other factors, each discussed more fully in this Proxy Statement. The Compensation Committee believes the mix between fixed and variable, annual and long-term and cash and equity compensation in the Company's compensation programs mitigates excessive risk taking, focuses on sustained growth and earnings and encourages actions and strategies that are in the Company's and its shareholders' best interests, in both the short-and long-term.
COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee of the Board on executive compensation shall not be deemed to be "soliciting material" or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Brian J. Hogan, Chairperson
Carin M. Barth
Sigmund L. Cornelius

EXECUTIVE COMPENSATION
The following table sets forth information regarding compensation earned by the Company's named executive officers for services rendered in all capacities to the Company and its subsidiaries for 2014, 2013 and 2012. None of these named executive officers have been granted or hold any stock options or stock appreciation rights and none participate in a pension plan.

2014 SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	2014	972,000	500,000	3,703,859	2,070,000	92,680	7,338,539
President and Chief Executive Officer	2013	927,693	—	1,800,009	899,726	21,039	3,648,467
	2012	873,277	—	713,310	918,000	10,644	2,515,231
Gary R. Dalke	2014	416,880	210,756	1,146,622	887,800	22,780	2,684,838
Chief Financial Officer	2013	397,877	397,877	771,985	561,510	22,329	2,151,578
	2012	381,000	—	457,250	582,165	42,409	1,462,824
Mark J. Smith	2014	531,360	268,632	1,461,508	1,131,600	22,090	3,415,190
President - Refining & Marketing	2013	507,138	507,138	983,986	715,925	33,039	2,747,226
	2012	485,654	—	566,990	742,050	367,511	2,162,205
Lowry Barfield	2014	371,520	187,824	1,124,576	791,200	93,280	2,568,400
Senior Vice President - Legal,	2013	354,585	354,585	687,985	500,680	53,809	1,951,644
General Counsel and Secretary	2012	339,577	—	402,380	519,180	333,084	1,594,221
Jeffrey S. Beyersdorfer	2014	289,440	146,328	796,086	616,400	21,490	1,869,744
Senior Vice President - Treasurer	2013	276,246	276,246	536,013	389,938	71,179	1,549,622
and Assistant Secretary	2012	264,538	—	310,930	425,000	102,476	1,102,944
_______________________________________

(1)
In February 2015, for each of the named executive officers, the Compensation Committee settled the 2014 Annual Performance Plan awards in the form of cash and RSUs equal to approximately 50% and 150%, respectively, for a total of approximately (but not more than) 200% of the named executive officer's base salary earned in 2014. The cash amounts are reflected in the table above. The RSUs that were awarded in partial settlement of the 2014 Annual Performance Plan were awarded in 2015, and, in accordance with the SEC's rules and regulations, they do not appear in the "2014 Summary Compensation Table." Instead, they will be reflected in the Company's summary compensation table for compensation paid to named executive officers in 2015 that will appear in the Company's proxy statement in 2016. For additional information regarding the 2014 Annual Performance Plan awards, see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2014 — 2014 Annual Performance Bonuses."

(2)
For 2014, this column represents the aggregate grant date fair value for awards of time-vesting (i) RSUs granted by the Company to each named executive officer in 2014 in settlement of the 2013 Annual Performance Plan; (ii) phantom units granted by the Company's affiliate for each named executive officer's service as an executive officer of WRGP; and (iii) restricted units granted by the Company's affiliate for Messrs. Stevens and Barfield, for service as directors of NTGP. For additional information about these grants, including related dividend equivalents and distributions, please see "2013 Annual Performance Plan Settled in 2014" below and the "Compensation Discussion and Analysis — Affiliate Compensation" above. These amounts, which do not correspond to the actual value that may be realized by the named executive officers, were calculated using the valuation assumptions discussed in the “Stock-Based Compensation” note to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. All amounts in this column are calculated in accordance with FASB ASC Topic 718 by multiplying the volume of units granted by the closing price of a share of the Company's common stock, WNRL's common units or NTI's common units, as applicable, as of the grant date.

(3)
For 2014, this column reflects the settlement of the 2012 PUAs granted to each named executive officer on February 17, 2012. The performance period under the 2012 PUAs was a 36-month period beginning on January

1, 2012, and ending on December 31, 2014. After certifying that the performance measures and all other terms of the 2012 PUAs had been satisfied, the Compensation Committee awarded each of the named executive officers a cash award equal to approximately 230% of each named executive officer's annual base salary in effect on February 17, 2012, the grant date of the award. Additional information about the 2012 PUAs is available in the Company's 2013 Proxy Statement filed with the SEC on April 22, 2013. For information regarding settlement of the 2012 PUAs, please see the "Compensation Discussion and Analysis — Named Executive Officer Compensation Actions Taken Since the End of Fiscal Year 2014 — 2012 Performance Unit Award."

(4)
The Company's named executive officers are eligible to participate in benefit plans generally available to the Company's other employees including, but not limited to, the Company's match of 401(k) plan contributions and Company paid life insurance premiums. The Company paid cash dividends to shareholders in 2014. Certain of the named executive officer RSUs award agreements provide for dividend equivalents on unvested RSUs, however, such rights are settled if and when the RSUs vest and are not reflected in this column. The following table details the amounts included in the "All Other Compensation" column for the 2014 Summary Compensation Table:

		Company 401(k) Plan Contribution	Life Insurance	Other Fees	Total
Name	Year	($)	($)	($) (a)	($)
Jeff A. Stevens	2014	20,800	690	71,190	92,680
Gary R. Dalke	2014	20,800	1,980	—	22,780
Mark J. Smith	2014	20,800	1,290	—	22,090
Lowry Barfield	2014	20,800	1,290	71,190	93,280
Jeffrey S. Beyersdorfer	2014	20,800	690	—	21,490

(a)
Messrs. Stevens and Barfield serve as directors of NTGP. In 2014, as compensation for their services as directors, each received cash compensation of $60,000. They both received quarterly cash distributions on unvested restricted units totaling $11,190.

2013 Annual Performance Plan Settled in 2014

The "Stock Awards" column of the "2014 Summary Compensation Table" above consists of time-vesting RSUs that were granted by the Compensation Committee to each of the named executive officers in settlement of the 2013 Annual Performance Plan. In February 2014, the Compensation Committee evaluated the performance metrics set forth in the 2013 Annual Performance Plan and determined that the Company had exceeded the applicable performance goals and had satisfied all other terms of the 2013 Annual Performance Plan. Due to the Company's superior performance in 2013, the Compensation Committee settled the 2013 Annual Performance Plan in the form of 50% cash and 50% RSUs, equal to approximately (but not more than) 200% of each named executive officer's (except Mr. Stevens) base salary earned in 2013. For Mr. Stevens, the Compensation Committee settled the 2013 Annual Performance Plan in the form of 100% RSUs, equal to approximately (but not more than) 200% of his base salary earned in 2013. The cash amounts paid to settle the 2013 Annual Performance Plan were reflected in the "2013 Summary Compensation Table."

The RSUs granted to the named executive officers will vest and settle in equal installments in 2015, 2016, 2017, 2018 and 2019, subject to the named executive officer's continued employment on the applicable vesting date. Such settlement may, at the Compensation Committee's election, be in cash or stock or a combination thereof. The terms of these RSUs are materially consistent with the terms of the RSUs awarded to named executive officers in 2014. The RSUs accrue cash dividend equivalents which only vest and payout if and when the associated RSUs ultimately vest. These terms are intended to further align the interests of named executive officers with those of shareholders. Both the RSUs and dividend equivalents are subject to the risk of forfeiture, and the RSUs are also subject to price volatility.

GRANTS OF PLAN-BASED AWARDS — FISCAL 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards:	Grant Date Fair Value of
	Affiliate	Grant	Threshold	Target	Maximum	Number of Shares of Stock or Units	Stock and Option Awards
Name		Date	($)(2)	($)	($)	(#)(3)	($)(4)
Jeff A. Stevens	WNR	3/26/2014	501,228	982,800	2,260,440
	NTI	1/3/2014				4,129	102,730
	WNRL	1/31/2014				63,252	1,745,755
	WNR	3/26/2014				47,647	1,855,374
Gary R. Dalke	WNR	3/26/2014	214,971	421,512	969,478
	WNRL	1/31/2014				27,128	748,733
	WNR	3/26/2014				10,218	397,889
Mark J. Smith	WNR	3/26/2014	274,005	537,264	1,235,707
	WNRL	1/31/2014				34,578	954,353
	WNR	3/26/2014				13,024	507,155
Lowry Barfield	WNR	3/26/2014	191,580	375,648	863,990
	NTI	1/3/2014				4,129	102,730
	WNRL	1/31/2014				24,176	667,258
	WNR	3/26/2014				9,106	354,588
Jeffrey S. Beyersdorfer	WNR	3/26/2014	149,255	292,656	673,109
	WNRL	1/31/2014				18,835	519,846
	WNR	3/26/2014				7,094	276,240
_______________________________________

(1)
On March 26, 2014, the Compensation Committee awarded 2014 PUAs to each of the named executive officers under the 2010 LTIP. The performance period for the 2014 PUAs is a 36-month period beginning on January 1, 2014, and ending on December 31, 2016, with awards payable in 2017. For more information and a full description of the 2014 PUAs, please see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2014 — 2014 Long-Term Performance Unit Awards."

(2)
This threshold represents the minimum payout under the awards assuming the Company has satisfied the Absolute Threshold and is not the lowest ranked company in the 2014 Performance Peer Group in both TSR and ROCE. For more information and full description of the 2014 PUAs, please see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2014 — 2014 Long-Term Performance Unit Awards."

(3)
This column reflects the number of RSUs and phantom units awarded to each named executive officer by the Company, WNRL and NTI on March 26, 2014, January 31, 2014, and January 3, 2014, respectively. The Company awarded RSUs in settlement of the 2013 Annual Performance Plan. For additional information regarding these RSUs, please see "2013 Annual Performance Plan Settled in 2014" above. For additional information regarding these restricted units and phantom units, please see "Compensation Discussion and Analysis — Affiliate Compensation" above.

(4)
This column represents the aggregate grant date fair value of the RSUs, phantom units and restricted units awarded by the Company, WNRL and NTI on March 26, 2014, January 31, 2014 and January 3, 2014, respectively. This amount is computed in accordance with FASB ASC Topic 718 and is calculated by multiplying the respective volumes of RSUs, phantom units and restricted units granted by the Company, WNRL and NTI, respectively, by the closing price of a common share or unit of the respective entity's common stock or common units as of the grant date. The closing price of the Company's common stock on March 26, 2014 was $38.94. The closing prices of WNRL and NTI common units on January 31, and January 3, 2014, were $27.60 and $24.88, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR END

		Stock Awards
	Affiliate	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name		(#)(1)	($)(2)	($)	($)
Jeff A. Stevens	WNR	154,471	$5,851,361	$—	$—
	WNRL	63,252	1,929,186	—	—
	NTI	4,129	91,416	—	—
	Total		$7,871,963	$—	$—

Gary R. Dalke	WNR	36,277	$1,374,173	$—	$—
	WNRL	27,128	827,404	—	—
	Total		$2,201,577	$—	$—

Mark J. Smith	WNR	58,653	$2,221,776	$—	$—
	WNRL	34,578	1,054,629	—	—
	Total		$3,276,405	$—	$—

Lowry Barfield	WNR	32,236	$1,221,100	$—	$—
	WNRL	24,176	737,368	—	—
	NTI	4,129	91,416	—	—
	Total		$2,049,884	$—	$—

Jeffrey S. Beyersdorfer	WNR	28,478	$1,078,747	$—	$—
	WNRL	18,835	574,468	—	—
	Total		$1,653,215	$—	$—
_______________________________________

(1)
Amounts in this column represent WNR time-based equity awards of RSUs, WNRL phantom units, and NTI restricted units that were outstanding as of December 31, 2014. The following table presents by grant date and affiliate the vesting schedule of outstanding awards of RSUs, phantom units and restricted units awarded by WNR, WNRL and NTI, respectively, as of December 31, 2014, the last business day of the fiscal year:

		Grant Awards (a)
	Affiliate	Grant	Shares or Units	Remaining Annual Vestings
Name		Date	Granted	2015	2016	2017	2018	2019
Jeff A. Stevens	WNR	2/17/2012	39,000	13,000
	WNR	3/26/2013	51,665	10,333	10,333	10,333	10,333
	WNR	3/26/2014	47,647	9,530	9,530	9,529	9,529	9,529
	WNRL	1/31/2014	63,252	12,651	12,651	12,650	12,650	12,650
	NTI	1/3/2014	4,129	4,129
Gary R. Dalke	WNR	2/17/2012	25,000	8,333
	WNR	3/26/2013	22,158	4,432	4,432	4,431	4,431
	WNR	3/26/2014	10,218	2,044	2,044	2,044	2,043	2,043
	WNRL	1/31/2014	27,128	5,426	5,426	5,426	5,425	5,425
Mark J. Smith	WNR	2/17/2012	31,000	10,333
	WNR	3/26/2013	28,243	5,649	5,649	5,648	5,648
	WNR	3/26/2014	13,024	2,605	2,605	2,605	2,605	2,604
	WNRL	1/31/2014	34,578	6,916	6,916	6,916	6,915	6,915
Lowry Barfield	WNR	2/17/2012	22,000	7,333		—
	WNR	3/26/2013	19,747	3,950	3,949	3,949	3,949
	WNR	3/26/2014	9,106	1,822	1,821	1,821	1,821	1,821
	WNRL	1/31/2014	24,176	4,836	4,835	4,835	4,835	4,835
	NTI	1/3/2014	4,129	4,129
Jeffrey S. Beyersdorfer	WNR	2/17/2012	17,000	5,667
	WNR	3/26/2013	15,385	3,077	3,077	3,077	3,077
	WNR	3/26/2014	7,094	1,419	1,419	1,419	1,419	1,418
	WNRL	1/31/2014	18,835	3,767	3,767	3,767	3,767	3,767
_______________________________________

(a)
These columns represent time-based equity awards of RSUs, phantom units and restricted units granted by WNR, WNRL and NTI, respectively, on the date noted, that remain subject to vesting requirements as of December 31, 2014. Time-based equity awards of RSUs granted on February 17, 2012, vest ratably over three years on May 15th of each year after the year in which the grant date occurs. The time-based equity awards of RSUs and phantom units granted on March 26, 2013, and January 31 and March 26, 2014, vest ratably over five years on the fourth business day prior to the end of the Company's first fiscal quarter each year after the year in which the grant date occurs. Time-based equity awards of restricted units granted by NTI to Messrs. Stevens and Barfield vested in full on January 3, 2015.

(2)
The market value of the unvested RSUs, phantom units and restricted units were calculated by multiplying the number of unvested units by $37.78, $30.50 and $22.14, the closing price of a share or unit of WNR, WNRL and NTI common shares or units, respectively, on December 31, 2014, the last business day of the fiscal year.

OPTION EXERCISES AND STOCK VESTING — FISCAL 2014
Neither the Company, WNRL or NTI has issued options. The table below provides information as to awards of Company RSUs that vested in 2014. There were no grants of WNRL phantom units or NTI restricted units to named executive officers prior to 2014 and, as such, there were no WNRL phantom units or NTI restricted units held by named executive officers that vested during 2014.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)
Jeff A. Stevens (2)	11,043	430,384
Gary R. Dalke	35,431	1,395,803
Mark J. Smith (3)	17,525	688,599
Lowry Barfield	17,949	706,214
Jeffrey S. Beyersdorfer (4)	21,084	830,375
_______________________________________

(1)	The value realized on the vested RSUs was calculated by multiplying the number of RSUs that vested by the closing price of a share of the Company's common stock on the vesting date.

(2)
On May 15, 2014, one-third of Mr. Stevens' February 28, 2011, RSU award vested; however, 11,290 shares of common stock associated with this RSU vesting did not settle in common stock and were not delivered to Mr. Stevens due to a provision in the February 28, 2011, RSU award agreement which provides that no RSU that has become non-forfeitable will be settled at such time if the receipt of such payment would constitute compensation to the participant that is reasonably expected by the Company to not be fully tax deductible by virtue of the limitation on tax deductibility imposed by Section 162(m). In such a situation, any RSUs that are reasonably expected to result in nondeductible compensation will not be settled on such date, but will remain outstanding until the next subsequent vesting date (or later date, if applicable) on which the Company reasonably expects the payment of such RSUs to be fully tax deductible. The value that would have been realized on vesting of these non-delivered RSUs if they had been settled is $445,503.

On May 15, 2014, one-third of Mr. Stevens' February 17, 2012, RSU award vested; however, 13,000 shares of common stock associated with this RSU vesting did not settle in common stock and were not delivered to Mr. Stevens due to a provision in the February 17, 2012, RSU award agreement similar to that described above which provides that no RSU that has become non-forfeitable will be settled at such time if the receipt of such payment would constitute compensation to the participant that is reasonably expected by the Company to not be fully tax deductible by virtue of the limitation on tax deductibility imposed by Section 162(m). The value that would have been realized on vesting of these non-delivered RSUs if they had been settled is $512,980.

The non-delivered RSUs are not included in the table above. For additional information about these non-delivered RSUs, see the "Non-Qualified Deferred Compensation — Fiscal 2014" table below.

(3)
On May 15, 2014, one-third of Mr. Smith's February 28, 2011, RSU award vested; however, 2,369 shares of common stock associated with this RSU vesting did not settle in common stock and were not delivered to Mr. Smith due to a provision in the February 28, 2011, RSU award agreement similar to that described above for Mr. Stevens. The value that would have been realized on vesting of these non-delivered RSUs if they had been settled is $93,481.

On May 15, 2014, one-third of Mr. Smith's February 17, 2012, RSU award vested; however, 5,754 shares of common stock associated with this RSU vesting did not settle in common stock and were not delivered to Mr. Smith due to a provision in the February 17, 2012, RSU award agreement similar to that described above for Mr. Stevens. The value that would have been realized on vesting of these non-delivered RSUs if they had been settled is $227,053.

The non-delivered RSUs are not included in the table above. For additional information, see the "Non-Qualified Deferred Compensation — Fiscal 2014" table below.

(4)
On May 15, 2014, one-third of Mr. Beyersdorfer's February 17, 2012, RSU award vested; however, 3,409 shares of common stock associated with this RSU vesting have not yet been settled in common stock and delivered to Mr. Beyersdorfer due to a provision in the February 17, 2012 RSU award agreement similar to that described above for Mr. Stevens. The value that would have been realized on vesting of these non-delivered RSUs if they had been settled is $134,519.

The non-delivered RSUs are not included in the table above. For additional information, see the "Non-Qualified Deferred Compensation — Fiscal 2014" table below.

PENSION BENEFITS
None of the named executive officers is covered by a pension plan.

NON-QUALIFIED DEFERRED COMPENSATION — FISCAL 2014

	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year-End
Name	($)	($)	($)	($)	($)
Jeff A. Stevens (1)	958,483	—	(40,807)	—	917,676
Gary R. Dalke	—	—	—	—	—
Mark J. Smith (2)	320,534	—	(13,647)	—	306,887
Lowry Barfield	—	—	—	—	—
Jeffrey S. Beyersdorfer (3)	134,519	—	(5,727)	—	128,792
_______________________________________

(1)
The amount in the "Executive Contributions in Last Fiscal Year" column represents the value of 24,290 shares of the Company's common stock, based on the closing share price on May 15, 2014, that were not delivered to Mr. Stevens in connection with the vesting of one-third of his February 28, 2011, and February 17, 2012, RSU awards. The partial share delivery was due to a limitation on deductibility under Section 162(m) contained in the award agreement underlying these RSUs. For additional information, please see the "Option Exercises and Stock Vesting — Fiscal 2014" table above.

The amount in the "Aggregate Earnings in Last Fiscal Year" column reflects the change in fair value of Mr. Stevens' undelivered shares between May 15, 2014, and December 31, 2014, based on the closing stock prices of the Company's common stock as of each such date ($39.46 and $37.78, respectively).

The amount in the "Aggregate Balance at Last Fiscal Year-End" column reflects the aggregate fair value of Mr. Stevens' undelivered shares as of December 31, 2014, based on the closing stock price of the Company's common stock as of such date ($37.78).

(2)
The amount in the "Executive Contributions in Last Fiscal Year" column represents the value of 8,123 shares of the Company's common stock, based on the closing share price on May 15, 2014, which were not delivered to Mr. Smith in connection with the vesting of one-third of his February 28, 2011, and February 17, 2012, RSU awards. The partial share delivery was due to a limitation on deductibility under Section 162(m) contained in the award agreement underlying these RSUs. For additional information, please see the "Option Exercises and Stock Vesting — Fiscal 2014" table above.

The amount in the "Aggregate Earnings in Last Fiscal Year" column reflects the change in fair value of Mr. Smith's undelivered shares between May 15, 2014, and December 31, 2014, based on the closing stock prices of the Company's common stock as of each such date ($39.46 and $37.78, respectively).

The amount in the "Aggregate Balance at Last Fiscal Year-End" column reflects the aggregate fair value of Mr. Smith's undelivered shares as of December 31, 2014, based on the closing stock price of the Company's common stock as of such date ($37.78).

(3)
The amount in the "Executive Contributions in Last Fiscal Year" column represents the value of 3,409 shares of the Company's common stock, based on the closing share price on May 15, 2014, which were not delivered to Mr. Beyersdorfer in connection with the vesting of one-third of his February 17, 2012, RSU awards. The partial share delivery was due to a limitation on deductibility under Section 162(m) contained in the award agreement underlying these RSUs. For additional information, please see the "Option Exercises and Stock Vesting — Fiscal 2014" table above.

The amount in the "Aggregate Earnings in Last Fiscal Year" column reflects the change in fair value of Mr. Beyersdorfer's undelivered shares between May 15, 2014, and December 31, 2014, based on the closing stock prices of the Company's common stock as of each such date ($39.46 and $37.78, respectively).

The amount in the "Aggregate Balance at Last Fiscal Year-End" column reflects the aggregate fair value of Mr. Beyersdorfer's undelivered shares as of December 31, 2014, based on the closing stock price of the Company's common stock as of such date ($37.78).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All of the current named executive officers have employment agreements with the Company. These employment agreements do not provide for any gross-up to cover any applicable excise or income tax that may be incurred due to a severance payment, nor do they provide for severance payments upon death or disability. These employment agreements have an initial three-year term and are automatically extended for successive one-year terms unless either party gives written notice within 180 days prior to the end of the term to the other party that such party desires not to renew the employment agreement. The named executive officers are subject to non-competition requirements under the terms of the employment agreements for a period of two years following the date of termination and are also subject to confidentiality obligations. The above description of the named executive officer employment agreements does not purport to be a complete statement of the parties' rights and obligations thereunder. The above statements are qualified in their entirety by reference to the employment agreements, which are filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Involuntary Termination Without Cause Outside a Change of Control Period. If a named executive officer's employment or service as an officer or a director is involuntarily terminated without cause (as defined in the relevant employment agreements and amendments thereto), and such termination takes place outside a change of control period (as defined in the relevant employment agreements, including amendments thereto, and applicable award agreement), the named executive officer will be entitled to the following:

1.
Severance. The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in effect on the date of his involuntary termination.

2.
Performance Awards. If an involuntary termination without cause takes place following the end of a performance period of any performance award, the named executive officer will be entitled to payment under such performance award, that is deemed to have been earned prior to termination. If an involuntary termination without cause takes place during a performance period of any performance award, any payout is solely in the discretion of the Compensation Committee and would be subject to performance achievement.

3.
Unvested NTI Restricted Unit Awards. With respect to Messrs. Stevens and Barfield, if he experienced a separation from service from NTI and such termination is without Cause (as defined in the relevant restricted unit award agreement), then his unvested NTI restricted units would immediately vest under the NTI LTIP.

4.
Benefits. The named executive officer will be entitled to continue participating in certain medical, dental and vision plans for a period of up to two years at no greater cost to the named executive officer than a similarly situated current Company employee.

Involuntary Termination Without Cause During a Change of Control Period. If a named executive officer's employment or service as an officer or a director is involuntarily terminated without cause (as defined in the relevant employment agreements and amendments thereto), and such termination takes place during a change of control period (as defined in the relevant employment agreements, including amendments thereto, and applicable award agreement), instead of the payments discussed above, the named executive officers will be entitled to the following:

1.
Severance. The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary in effect on the date of his involuntary termination to be paid in a lump sum. In addition, Messrs. Dalke, Smith, Barfield and Beyersdorfer will each be paid two times their Annual Bonus Amount (as defined in the relevant employment agreements and amendments thereto) in a lump sum. Mr. Stevens' employment agreement was amended in 2006 to provide that he will only receive two times his base salary, and no additional bonus amounts.

2.
Performance Awards. The named executive officer will be entitled to payout of any outstanding performance award at 100% of the Target Amount (as defined in the relevant performance unit award agreements). Outstanding performance awards that have been earned but not yet paid will be paid at the earned amount, rather than the Target Amount.

3.	Unvested RSU Awards. The named executive officer's unvested Company RSU awards would immediately vest under the 2010 LTIP.

4.	Unvested WNRL Phantom Unit Awards. The named executive officer's unvested WNRL phantom unit awards would immediately vest under the WNRL LTIP.

5.
Unvested NTI Restricted Unit Awards. With respect to Messrs. Stevens and Barfield, if he experienced a separation from service from NTI and such termination is without Cause (as defined in the relevant restricted unit award agreement), then his unvested NTI restricted units would immediately vest under the NTI LTIP.

6.
Benefits. The named executive officer will be entitled to continue participating in certain medical, dental and vision plans for a period of up to two years at no greater cost to the named executive officer than a similarly situated current Company employee.

Death or Disability. If a named executive officer's employment with the Company is terminated due to his death or Disability (as defined in the relevant award agreement), the named executive officers will be entitled to the following:

1.
Performance Awards. If a named executive officer dies or becomes disabled following the end of a performance period of any performance award, the named executive officer will be entitled to payment under such performance award, that is deemed to have been earned prior to his death or disability. If he dies or becomes disabled during a performance period of any performance award, any payout is solely in the discretion of the Compensation Committee and would be subject to performance achievement.

2.	Unvested RSU Awards. The named executive officer's unvested Company RSU awards would immediately vest under the 2010 LTIP.

3.	Unvested WNRL Phantom Unit Awards. The named executive officer's unvested WNRL phantom unit awards would immediately vest under the WNRL LTIP.

4.	Unvested NTI Restricted Unit Awards. With respect to Messrs. Stevens and Barfield, their unvested NTI restricted units would immediately vest under the NTI LTIP.

In the event of a named executive officer's death or disability, his unvested Company RSU awards, WNRL phantom unit awards, and NTI restricted unit awards would immediately vest, resulting in an aggregate acceleration of equity awards to Mr. Stevens of $5,990,613, Mr. Dalke of $1,397,704, Mr. Smith of $2,250,519, Mr. Barfield of $1,333,499 and Mr. Beyersdorfer of $1,094,764.

The Compensation Committee has determined that Company termination payments are consistent with the Company's compensation goals and objectives as well as the practices of the Company's 2014 Compensation Peer Group. Further, the Compensation Committee believes that the Company's agreements enhance its ability to attract and retain named executive officers who are nationally recognized for their expertise, talent and accomplishments in their specific areas of responsibility at the Company. The descriptions of the named executive officer employment agreements, restricted stock grant agreements, RSU award agreements and performance unit award agreements contained herein do not purport to be a complete statement of the parties' rights and obligations thereunder. The above statements are qualified in their entirety by reference to such agreements, which have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2014. With respect to termination payments in the WNRL phantom unit award agreements and the NTI restricted unit award agreements, these provisions are established by WNRL and NTI, not the Compensation Committee.

Assuming an involuntary termination (as defined in the relevant employment agreements and amendments thereto) occurred at December 31, 2014, the following termination payments would be applicable for each named executive officer listed below.

INVOLUNTARY TERMINATION WITHOUT CAUSE
(OUTSIDE A CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Payment of Performance Unit Awards	Accelerated Vesting of Equity Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	1,965,600	17,226	2,070,000	91,416	4,144,242
Gary R. Dalke	843,024	17,226	887,800	—	1,748,050
Mark J. Smith	1,074,528	17,226	1,131,600	—	2,223,354
Lowry Barfield	751,296	17,226	791,200	91,416	1,651,138
Jeffrey S. Beyersdorfer	585,312	17,226	616,400	—	1,218,938
_______________________________________

(1)
The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in effect on the date of his involuntary termination. Please see discussion under "Potential Payments Upon Termination or Change of Control" above for a description of severance payments.

(2)
Named executive officers may be entitled to continue participating in certain employee benefit plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2014 elected medical, dental and vision benefits.

(3)
Each of the named executive officers will also be entitled to receive payment under the 2012 PUAs, which have a performance period that ended on December 31, 2014 (see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2014 — Settlement of the 2012 Performance Unit Awards in 2014" above). The amounts paid to the named executive officers under the 2012 PUAs are included in this column as the performance period has concluded and the calculation of 2012 PUAs for each of the named executive officers is complete. For involuntary terminations without cause occurring during a performance period outside a change of control period (as defined in the relevant performance unit award agreements), the payout of any performance unit award in the event of involuntary termination is in the discretion of the Compensation Committee, would be subject to performance achievement, and could range from zero to the maximum payout applicable under the performance award. See the compensation table "Grants of Plan-Based Awards — Fiscal 2014" above for a description of the maximum payout under the 2014 PUAs for each of the Company's named executive officers.

(4)
This column represents for acceleration and vesting of NTI restricted unit awards for Messrs. Stevens and Barfield, which were awarded to them as compensation for service as a director of NTGP, calculated by multiplying the number of unvested restricted units by $22.14 which was the closing price of an NTI common unit on December 31, 2014.

INVOLUNTARY TERMINATION WITHOUT CAUSE
(WITHIN CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Payment of Performance Unit Awards	Accelerated Vesting of Equity Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	1,965,600	17,226	4,565,640	5,990,613	12,539,079
Gary R. Dalke	2,529,072	17,226	2,070,752	1,397,704	6,014,754
Mark J. Smith	3,223,584	17,226	2,639,544	2,250,519	8,130,873
Lowry Barfield	2,253,888	17,226	1,845,608	1,333,499	5,450,221
Jeffrey S. Beyersdorfer	1,755,936	17,226	1,437,776	1,094,764	4,305,702
_______________________________________

(1)	Please see discussion under "Potential Payments Upon Termination or Change of Control" above for a description of severance payments.

(2)
Named executive officers may be entitled to continue participating in certain employee benefit plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2014 elected medical, dental and vision benefits.

(3)
In the event of termination during a change in control period (as defined in the relevant performance unit award agreements) and pursuant to the applicable award agreement, outstanding performance unit awards will be paid out at 100% of the Target Amount (as defined in the relevant performance unit award agreement). Performance unit awards may be paid in cash or stock, at the discretion of the Compensation Committee. Amounts in this column reflect the Target Amounts under the 2013 and 2014 PUAs. Each of the named executive officers would also be entitled to receive payment under the 2012 PUAs, which have a performance period that ended on December 31, 2014 (see "Compensation Discussion and Analysis — Named Executive Officer Compensation Actions Taken Since the End of Fiscal Year 2014 — 2012 Performance Unit Awards" above). The actual amounts paid to the named executive officers under the 2012 PUAs are included in in this column along with the Target Amounts for the 2013 and 2014 PUAs.

(4)
This column represents the aggregate market value of the RSUs, phantom units and restricted units subject to acceleration, calculated by multiplying the number of unvested RSUs on December 31, 2014, by $37.78, which was the closing price of a share of the Company's common stock on December 31, 2014, phantom units subject to acceleration calculated by multiplying the number of unvested phantom units on December 31, 2014, by $30.50, which was the closing price of a unit of WNRL's common units on December 31, 2014 and, for Messrs. Stevens and Barfield, NTI restricted units subject to acceleration calculated by multiplying the number of unvested restricted units on December 31, 2014 by $22.14 which was the closing price of an NTI common unit on December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the common stock of the Company and Company's subsidiaries, WNRL and NTI, as of March 31, 2015, by:

•	Each director and nominee for director;

•	Each executive officer named in the summary compensation table;

•	Each person known by the Company to beneficially own more than 5% of the outstanding common stock of the Company; and

•	All of the Company’s executive officers and directors as a group.
The number of shares and percentage of beneficial ownership set forth below are based on 95,508,434 shares of common stock of the Company and 24,033,951 and 92,712,744 common units of WNRL and NTI, respectively, issued and outstanding as of March 31, 2015. The number of shares and percentage of beneficial ownership set forth below includes shares of the Company's common stock held as of March 31, 2015 and RSUs that are scheduled to vest within 60 days thereafter and are anticipated to be settled in common stock. In addition, pursuant to the SEC's rules and regulations, the table below includes beneficial ownership of the common units representing limited partnership interests of the Company's affiliates, WNRL and NTI, as of March 31, 2015. Each of WNRL and NTI limited partnership units are traded on the New York Stock Exchange. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and dispositive power with respect to all shares of common stock and common units shown as beneficially owned by them, and their address is 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Name	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
	Western Refining, Inc.		Western Refining Logistics, LP		Northern Tier Energy LP
Paul L. Foster (1)	19,158,509	20.1%	252,727	1.1%	4,129	—%
Carin M. Barth (2)	86,766	0.1%	—	—%	—	—%
Sigmund L. Cornelius	17,931	*	2,500	*	—	—%
L. Frederick Francis	82,901	0.1%	—	—%	—	—%
Robert J. Hassler	—	—	—	—%	—	—%
Brian J. Hogan (3)	72,463	0.1%	10,000	*	—	—%
William D. Sanders	37,859	*	—	—%	—	—%
Ralph A. Schmidt (4)	324,397	0.3%	—	—%	—	—%
Jeff A. Stevens (5)	3,290,993	3.4%	15,151	*	4,129	—%
Scott D. Weaver	1,301,691	1.4%	27,727	0.1%	4,129	—%
Lowry Barfield (6)	60,459	0.1%	4,836	*	4,129	—%
Jeffrey S. Beyersdorfer (7)	63,342	0.1%	5,267	*	500	—%
Gary R. Dalke (8)	64,812	0.1%	12,926	*	—	—%
William Jewell (9)	94,140	0.1%	3,163	*	—	—%
Mark J. Smith (10)	51,497	0.1%	31,916	0.1%	—	—%

All directors and executive officers as a group (15 persons)	24,707,760	25.9%	366,213	1.3%	17,016	—%

Other 5% or more shareholders:
Franklin Mountain Investments Limited Partnership (11)	15,654,581	16.4%	—	—	—	—
Van Eck Associates Corporation (12)	5,518,600	5.8%	—	—	—	—
BlackRock Inc. (13)	5,456,557	5.7%	—	—	—	—
D.E. Shaw & Co, L.P. (14)	4,996,682	5.2%	—	—	—	—

* The number of shares beneficially owned is less than 0.1% of the total shares outstanding as of March 31, 2015.
_______________________________________

(1)
Of the Company shares indicated as beneficially owned by Mr. Foster, 15,654,581 are beneficially owned by Franklin Mountain Investments Limited Partnership ("FMILP"), in which Mr. Foster holds a 100.0% interest. Mr. Foster is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP and, as such, he may be deemed to have voting and dispositive power over the shares beneficially owned by FMILP. Of the shares beneficially owned by Mr. Foster, 3.4 million shares are pledged as collateral on lines of credit.

(2)	Of the Company shares indicated as beneficially owned by Ms. Barth, 10,420 are shares owned by trusts of which Ms. Barth is trustee.

(3)
Of the Company shares indicated as beneficially owned by Mr. Hogan, 1,000 shares are held in Uniform Gift to Minors accounts for which Mr. Hogan is custodian and 500 shares are held in a Joint Tenant with Right of Survivorship account for which Mr. Hogan is a co-account holder.

(4)	The number of shares beneficially owned by Mr. Schmidt and his percentage of beneficial ownership is reported as of November 10, 2014, the date of Mr. Schmidt's retirement from the Board.

(5)	Of the Company shares indicated as beneficially owned by Mr. Stevens, 344 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2015.

(6)	Of the Company shares indicated as beneficially owned by Mr. Barfield, 7,333 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2015.

(7)
Of the Company shares indicated as beneficially owned by Mr. Beyersdorfer, 9,075 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2015, including 3,409 RSUs that vested but did not settle into common shares on May 15, 2014. For additional information, see the "Option Exercises and Stock Vesting — Fiscal 2014" table above.

(8)	Of the Company shares indicated as beneficially owned by Mr. Dalke, 8,333 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2015.

(9)	Of the Company shares indicated as beneficially owned by Mr. Jewell, 4,333 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2015.

(10)	Of the Company shares indicated as beneficially owned by Mr. Smith, 9,244 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2015.

(11)
Of the Company shares indicated as beneficially owned by FMILP, FMILP has shared voting and dispositive power over all of the shares and no sole voting and dispositive power. Paul L. Foster holds a 100.0% interest in FMILP and is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP and, as such, he may be deemed to have voting and dispositive power over the shares beneficially owned by FMILP.

(12)
Van Eck Associates Corporation, ("Van Eck") filed with the SEC a Schedule 13G on February 14, 2012. Based solely on the disclosure set forth in the Schedule 13G, Van Eck has sole voting and dispositive power with respect to 5,518,600 shares of the Company's common stock, and shared voting and dispositive power with respect to none of the shares. Van Eck’s address is 335 Madison Ave., 19th Floor, New York, New York 10017.

(13)
BlackRock Inc. ("BlackRock") filed with the SEC a Schedule 13G on February 3, 2015. Based solely on the disclosure set forth in the Schedule 13G, BlackRock has sole dispositive power with respect to 5,456,557 shares of the Company's common stock, sole voting power for 5,299,039 shares to the Company's common stock, and shared voting and dispositive power with respect to none of the shares. BlackRock's address is 55 East 52nd Street, New York, New York 10022.

(14)
D.E. Shaw & Co, L.P. ("D.E. Shaw") filed with the SEC a Schedule 13G/A, Amendment No. 1, on January 30, 2015. Based solely on the disclosure set forth in the Schedule 13G/A, D.E. Shaw has shared dispositive power with respect to 4,996,682 shares of the Company's common stock, shared voting power for 4,991,782 shares to the Company's common stock, and sole voting and dispositive power with respect to none of the shares. D.E. Shaw's address is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Foster is an executive officer of the Company. As previously disclosed, during 2014, Mr. Foster served as a director of WestStar Bank, an El Paso, Texas based private bank, where Mr. Francis, a former member of the Compensation Committee, is the Executive Chairman. Mr. Foster does not serve on the compensation committee of WestStar Bank. Furthermore, as also previously disclosed, Mr. Ralph Schmidt, a former member of the Compensation Committee, was an officer of the Company until his retirement as an officer in August 2006. Neither Mr. Francis nor Mr. Schmidt presently serve on the Compensation Committee. Mr. Schmidt retired from the Board in November 2014.

Each of Mr. Foster, Mr. Stevens and Mr. Weaver serves as an executive officer and director of the Company, and as a director of WRGP, which does not have a compensation committee or other board committee performing similar functions.  Mr. Stevens is an executive officer of WRGP. WNRL, is a limited partnership and is not required under SEC or NYSE rules or regulations to have a compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies for the Review and Approval of Related-Person Transactions
The Board has delegated to the Audit Committee the responsibility for reviewing and approving all related-person transactions defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K of the SEC. This requirement is set forth in the Audit Committee charter (which can be accessed on the Company’s website at www.wnr.com or by sending a written request to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901). The Company’s Senior Vice President - Legal, General Counsel and Secretary is primarily responsible for obtaining information from the directors and executive officers with respect to related-person transactions and for then determining, based on the facts and circumstances, whether the Company or a related-person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related-person are disclosed in this Proxy Statement. The Audit Committee reviews and approves all related-person transactions.
Effective November 30, 2012, an entity controlled by Paul Foster purchased the building and related lease agreements of certain office space and parking garage space that the Company and other commercial tenants occupy in El Paso, Texas. The lease agreement expires in November 2017. Under the terms of the lease, the Company makes annual payments of $236,775. For the year ended December 31, 2014, the Company made rental payments under the leases of approximately $236,775. No additional amounts were due under the lease as of December 31, 2014.
Scott Stevens, the brother of Jeff Stevens, previously served as the Senior Vice President - Southwest Marketing of certain of the Company's subsidiaries until April 2014. For his services in 2014, he received approximately $265,000 in total compensation consisting of base salary, bonus and dividends on unvested restricted stock awarded in previous years. His compensation is commensurate with that paid to employees in comparable positions with such subsidiaries.

In April 2014, the Company entered into a sponsorship agreement with a local baseball team based out of El Paso, Texas that is partially owned by an entity controlled by Paul Foster for key promotional and advertising space. Under the agreement, the Company agreed to a three-year sponsorship commitment of $125,000 per year, which amount will increase by 1.5% each year, and also agreed to invest $15,000 in updating the baseball fields of local schools in El Paso. This sponsorship represents a high profile community opportunity to continue to build the Company's brand over a sustained period of time and continues to demonstrate the Company's commitment to its local communities.

Relationship with WNRL

As discussed above in the "Compensation Discussion and Analysis" section, on October 16, 2013, WNRL completed its initial public offering (the "Offering"). The Company currently owns WRGP, the general partner of WNRL, and a 66.2% limited partner interest in WNRL and the public owns a 33.8158% limited partner interest.

Transactions with WNRL are considered to be related party transactions because Messrs. Stevens, Dalke, Smith, Barfield and Beyersdorfer each serve as executive officers of both the Company (including its wholly-owned subsidiaries) and WRGP, the general partner of WNRL. In addition, Messrs. Foster, Stevens and Weaver also serve on the board of directors of WRGP.

WNRL Distributions of Available Cash

WNRL generally makes cash distributions to its unitholders pro rata, including the Company, as the holder of 8,158,592 common units and 22,811,000 subordinated units. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, the Company will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

WNRL generated sufficient available cash to exceed the full minimum quarterly distribution on all of its outstanding units for each quarter in 2014. The Company received an aggregate distribution of $38.2 million on its common and subordinated units, including a quarterly cash distribution of $0.3325 per unit for the fourth quarter 2014 that was declared by the the board of directors of WRGP on January 30, 2015. WNRL paid the distribution on February 23, 2015, to all unitholders of record on February 13, 2015. This distribution exceeded the lowest target distribution of $0.3306 per unit, resulting in WNRL paying a nominal distribution to WRGP, its general partner as the holder of WNRL's incentive distribution rights.

Wholesale Acquisition

On October 15, 2014, the Company completed the sale (the "WNRL Wholesale Acquisition") to WNRL of the outstanding limited liability company interests of Western Refining Wholesale, LLC ("WRW"), which owned primarily all of the Company's southwest wholesale assets, pursuant to that certain Contribution, Conveyance and Assumption Agreement (the "Contribution Agreement"). Pursuant to the Contribution Agreement, WNRL acquired all of the outstanding limited liability company interests of WRW in exchange for consideration of approximately $320 million in cash and the issuance of 1,160,092 common units representing limited partner interests in WNRL.

Information about these transactions can be found in the Contribution Agreement. The description of the Contribution Agreement above is qualified in its entirety by reference to the full text of the Contribution Agreement which is filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

Omnibus Agreement

On October 16, 2013, in connection with the closing of the Offering, WNRL entered into an Omnibus Agreement (the "Omnibus Agreement") with WRGP, the Company and certain of its subsidiaries. The Omnibus Agreement addresses the following items:

•
WNRL's obligation to reimburse the Company for the provision by the Company of certain general and administrative services (this reimbursement is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement and services agreement), as well as certain other direct or allocated costs and expenses incurred by the Company on WNRL's behalf;

•	WNRL's rights of first offer to acquire certain logistics assets from the Company;

•
an indemnity by the Company for certain environmental and other liabilities, and WNRL's obligation to indemnify the Company for events and conditions associated with the operation of WNRL's assets that occur after closing of the Offering and for environmental liabilities related to WNRL's assets to the extent the Company is not required to indemnify WNRL;

•	the Company's transfer of certain environmental permits related to WNRL's assets to WNRL and WNRL's use of such permits prior to the transfer thereof; and

•
the granting of a license from the Company to WNRL with respect to the use of certain of the Company's trademarks and WNRL's granting of a license to the Company with respect to use of certain of its trademarks.

The omnibus agreement generally terminates in the event of a change of control of us or our general partner.

The description of the Omnibus Agreement above is qualified in its entirety by reference to the full text of the Omnibus Agreement, which is filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

Services Agreements

On October 16, 2013, in connection with the closing of the Offering, WNRL and the Company entered into an Operational Services Agreement (the "Services Agreement") under which WNRL reimburses the Company for the Company's provision of certain personnel to provide operational services to WNRL and under WNRL's supervision in support of its pipelines and gathering assets and terminalling and storage facilities, including routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as WNRL and the Company may mutually agree upon from time to time. The Company will prepare a maintenance, operating and capital budget on an annual basis subject to WNRL's approval. The Company submits actual expenditures for reimbursement on a monthly basis, and WNRL reimburses the Company for providing these services.

WNRL may terminate any of the services provided by the personnel provided by the Company upon 30 days prior written notice. Under the Services Agreement, either party may terminate this agreement upon prior written notice if the other party is in material default under the agreement and such party fails to cure the material default within 20 business days. The Services Agreement has an initial term of ten years and may be renewed by two additional five-year terms upon agreement between WNRL and the Company which is evidenced in writing prior to the end of the initial term of ten years or the first renewal term of five years. If a force majeure event prevents a party from carrying out its obligations (other than to make payments due) under the agreement, such obligations, to the extent affected by force majeure, will be suspended during the continuation of the force majeure event. These force majeure events include acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or governmental authorities, explosions, terrorist acts, accidental disruption of service, breakage, breakdown of machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and any other circumstances not reasonably within the control of the party claiming suspension and that by the exercise of due diligence such party is unable to prevent or overcome.

The description of the Services Agreement above is qualified in its entirety by reference to the full text of the Services Agreement, which is filed as Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

During 2014, WNRL recorded total indirect charges related to general and administrative expenses and operating and maintenance expenses under both the Omnibus Agreement and the Services Agreement of $53.5 million.

In October 2014, the Company and NTI entered into a Shared Services Agreement pursuant to which the Company and NTI would provide certain services to each other in support of their operations. The Company anticipates WNRL to join as a party to this agreement and to begin to provide certain scheduling and other services in support of NTI’s operations in 2015. It is anticipated that NTI would initially reimburse WNRL approximately $250,000 for the provision of such services.

Commercial Agreements

The Company has entered into the following commercial agreements with WNRL in connection with WNRL's Offering and the Company's sale to WNRL of its southwest wholesale business.

Pipeline Agreement

On October 16, 2013, in connection with the closing of the Offering, WNRL and the Company, entered into a Pipeline and Gathering Services Agreement (the "Pipeline Agreement") under which WNRL agreed to transport crude oil on its Permian Basin system primarily for use at the Company's El Paso Refinery and on WNRL's Four Corners system to the Company's Gallup Refinery. WNRL charges the Company fees for pipeline movements, truck offloading and product storage. During 2014, WNRL recorded $42.5 million in revenues, and the Company recorded the same amount in fee based expenses, under this Pipeline Agreement.

The description of the Pipeline Agreement provided above is qualified in its entirety by reference to the full text of the Pipeline Agreement, which is filed as Exhibit 10.5 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

Terminalling Agreement

On October 16, 2013, in connection with the closing of the Offering, WNRL entered into a Terminalling, Transportation and Storage services agreement (the "Terminalling Agreement") with the Company under which WNRL agreed to, among other things, distribute products produced at the Company's refineries, connect the Company's refineries to third-party pipelines and systems and provide fee-based asphalt terminalling and processing services. At WNRL's network of crude oil and refined products terminals and related assets and storage facilities, WNRL charges the Company fees for crude oil, blendstock and refined product storage, shipments into and out of storage and additive and blending services. At WNRL's asphalt plant and terminal in El Paso and its three stand-alone asphalt terminals, WNRL charges the Company fees for asphalt storage, shipments into and out of asphalt storage and asphalt processing and blending. During 2014, WNRL recorded $95.5 million in revenues, paid by the Company, under the Terminalling Agreement.

The description of the Terminalling Agreement provided above is qualified in its entirety by reference to the full text of the Terminalling Agreement, which is filed as Exhibit 10.6 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

Product Supply Agreement

On October 15, 2014, in connection with the WNRL Wholesale Acquisition, the Company entered into a Product Supply Agreement with WNRL under which the Company will supply and WNRL will purchase approximately 79,000 barrels per day of refined products. The price per barrel will be based upon OPIS or Platts indices on the day of delivery. The Product Supply Agreement provides for the Company to make-up payments to WNRL in any month that WNRL's average margin on non-delivered rack sales is less than a certain amount. During 2014, WNRL recorded $2.0 million in revenues related to make-up payments paid by the Company, under the Product Supply Agreement.

The description of the Product Supply Agreement provided above is qualified in its entirety by reference to the full text of the Product Supply Agreement, which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on October 16, 2014.

Fuel Distribution and Supply Agreement

On October 15, 2014, in connection with the WNRL Wholesale Acquisition, the Company entered into a Fuel Distribution and Supply Agreement with WNRL under which the Company agreed to purchase all of its retail requirements for branded and unbranded motor fuels for its retail and unmanned fleet fueling sites at a price per gallon equal to WNRL's product cost at each, plus taxes, fees and actual transportation costs, plus a margin of $0.03 per gallon. The Company has agreed to purchase a minimum of 645,000 barrels per month of branded and unbranded motor fuels for its retail and unmanned fleet fueling sites. In any month that the Company doesn’t purchase the minimum volume, the Company will pay WNRL $0.03 per gallon shortfall. During 2014, WNRL recorded $1.9 million in revenues related to shortfall payments paid by the Company, under the Fuel Distribution and Supply Agreement.

The description of the Fuel Distribution and Supply Agreement provided above is qualified in its entirety by reference to the full text of the Fuel Distribution and Supply Agreement, which is filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on October 16, 2014.

Crude Oil Trucking and Transportation Services Agreement

On October 15, 2014, in connection with the WNRL Wholesale Acquisition, the Company entered into a Crude Oil Trucking and Transportation Services Agreement with WNRL under which the Company has agreed to pay a flat rate per mile per barrel plus monthly fuel adjustments and customary applicable surcharges. The Company has agreed to a contract minimum of 1.525 million barrels of crude oil for hauling each month. During 2014, WNRL recorded $8.9 million in revenues related to mileage rates and other adjustments and surcharges, paid by the Company, under the Fuel Distribution and Supply Agreement.

The description of the Crude Oil Trucking and Transportation Services Agreement provided above is qualified in its entirety by reference to the full text of the Crude Oil Trucking and Transportation Services Agreement, which is filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on October 16, 2014.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte, independent auditors, to audit the Company's consolidated financial statements for 2015. The Company asks that you ratify the decision of the Audit Committee that Deloitte audit the Company's consolidated financial statements for 2015.

Although ratification of the Company's independent auditors is not otherwise required, the Board is submitting the selection of Deloitte to the Company's shareholders for ratification as a matter of good corporate practice. In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the shareholders' best interests.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of Deloitte as the Company's independent auditor for 2015.

The Audit Committee has approved all services to be provided by Deloitte. Deloitte has advised the Company that it will have a representative available at the 2015 Annual Meeting of Shareholders to make a statement if they so desire and to respond to appropriate questions.

The Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte as the Company's independent auditors for 2015.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filings made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.

The Audit Committee consists of four directors who are independent, as defined by the standards of the NYSE and the rules and regulations of the SEC. Under the charter approved by the Board, the Audit Committee assists the Board in overseeing matters relating to the Company's accounting and financial reporting practices, the adequacy of internal controls and the quality and integrity of the Company's financial statements. The Audit Committee is responsible for selecting and retaining the independent auditors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee's role under the Audit Committee charter is to provide oversight of management's responsibility. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

The Audit Committee has met and held discussions separately and jointly with management, the Company's internal auditors and its independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company's internal auditors and the independent auditors.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent auditors' communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditors their independence including any relationships that may impact their independence. The Audit Committee discussed and reviewed with the independent auditors all communications required to be discussed by the standards of the PCAOB, including those described in Statement of Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

Based on the Audit Committee's discussion with management, the Company's internal auditors and the independent auditors, its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Audit Committee

Carin M. Barth, Chairperson
Sigmund L. Cornelius
L. Frederick Francis
Brian J. Hogan

Principal Accountant Fees and Services
For fiscal years 2014 and 2013, the following fees and expenses were billed by Deloitte & Touche LLP for the indicated services:

	Deloitte Fiscal Year Ended 12/31/2014	Deloitte Fiscal Year Ended 12/31/2013
Audit Fees and Expenses	$4,437,000	$4,995,000
Audit-related Fees	60,000	—
Tax Fees	785,000	—
All Other Fees	46,000	173,000
Total Fees and Expenses	$5,328,000	$5,168,000

For fiscal 2014, audit fees consisted of fees billed for professional services rendered for (i) the audit of WNRL, NTI and the Company’s 2014 consolidated financial statements; (ii) the audit of the effectiveness of WNRL, NTI and the Company’s internal control over financial reporting as of December 31, 2014; (iii) the review of WNRL, NTI and the Company’s interim consolidated financial statements included in quarterly reports; (iv) audits of carve out financial statements of a newly formed subsidiary; and (v) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Tax fees include $0.5 million for tax compliance services, $0.1 million for tax planning services and $0.2 million of pass-through expenses in connection with acquiring investor data necessary for preparation of Form K-1s. Total fees and expenses included approximately $1.2 million, $1.9 million and $2.2 million (including approximately $44,000 of reimbursed out-of-pocket expenses) for WNRL, NTI and the Company, respectively, for fiscal year 2014.

For fiscal 2013, audit fees consisted of fees billed for professional services rendered for (i) the audit of WNRL, NTI and the Company’s 2013 consolidated financial statements; (ii) the audit of the effectiveness of WNRL, NTI and the Company’s internal control over financial reporting as of December 31, 2013; (iii) the review of WNRL, NTI and the Company’s interim consolidated financial statements included in quarterly reports; and (iv) other services that were normally provided to WNRL and the Company by Deloitte, and provided to NTI by PricewaterhouseCoopers LLP, in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $0.2 million, $1.6 million and $3.4 million (including approximately $55,000 of reimbursed out-of-pocket expenses) for WNRL, NTI and the Company, respectively, for fiscal year 2013. All other fees include fees for transaction due diligence and regulatory preparedness.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee has determined that the provision of certain non-audit services by Deloitte is compatible with maintaining their independence. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2013 and 2014, all services provided by Deloitte were approved in accordance with this policy.

PROPOSAL 3:
APPROVAL OF THE AMENDED AND RESTATED
2010 INCENTIVE PLAN OF WESTERN REFINING, INC.
FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

In accordance with Section 162(m) of the Code, the Company is seeking approval of the Amended 2010 LTIP. This approval is necessary for compliance with the "qualified performance-based compensation" exception under Section 162(m) of the Code. This proposal does not request any additional shares for use under the plan. Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid by a publicly traded corporation to the corporation’s chief executive officer and the three highest compensated officers (other than the chief financial officer), unless the compensation qualifies as “performance-based compensation” as defined under Section 162(m).

One of the requirements for compensation under the Amended 2010 LTIP to qualify as “performance-based compensation” under Section 162(m) of the Code is that the Company's shareholders must approve at least every five years the material terms of the performance goals applicable to performance-based awards. For purposes of Section 162(m) of the Code, the material terms of the performance goals applicable to performance-based awards are: (i) the persons eligible to receive awards under the Amended 2010 LTIP (Eligible Participants); (ii) a description of the business criteria on which the performance goals are based (Performance Goals); and (iii) the maximum compensation that can be paid to an employee under the performance goal during any specified period (Individual Award Limits). Approval of this Proposal will constitute approval of the material terms of the performance goals in the Amended 2010 LTIP.

Shareholder approval of this Proposal 3 will allow the Company to continue granting awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, preserving the Company’s tax deduction for such compensation. Under the Amended 2010 LTIP, awards of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, performance units and cash-based awards may be awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m). If the shareholders do not approve this Proposal 3, no awards granted under the Amended 2010 LTIP will be considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Notwithstanding the approval of the performance goals applicable to performance-based awards by the Company’s shareholders, the Company reserves the right to pay its employees, including recipients of performance-based awards under the Amended 2010 LTIP, amounts which may or may not be tax-deducible under Section 162(m) or other provisions of the Code.

Eligible Participants. Executive officers and other officers and employees of the Company or any affiliate, and any person who is a non-employee director of the Company, are eligible to be granted awards, including performance-based awards, under the Amended 2010 LTIP. The Company and its affiliates have approximately 5,700 employees and directors, as of the date of this proxy statement..

Performance Goals.  The right of a participant to exercise or receive a grant or settlement of an award under the Amended 2010 LTIP, and the timing thereof, may be subject to such performance conditions as may be specified by the Compensation Committee.

The performance goals that must be achieved as a condition of payment or settlement of a performance award or annual incentive award can consist of (i) one or more business criteria and (ii) targeted level(s) of performance with respect to each business criterion. For performance-based awards intended to meet the requirements of Section 162(m) of the Code, the business criteria can only include the business criteria specified in the Amended 2010 LTIP, which are:

earnings per share	return on capital compared to cost of capital
total shareholder return	return on capital employed
cash return on capitalization	return on invested capital
increased revenue	shareholder value
revenue ratios (per employee or per customer)	net cash flow
net income	operating income
share price	EBITDA (earnings before interest, income taxes, non-cash impairment losses, depreciation and amortization (or any combinations thereof))
market share	cash flow
return on equity	cash flow from operations
return on assets	cost reductions and cost ratios
return on capital

In addition, the business criteria under the Amended 2010 LTIP may include any of the above business criteria as compared to such criteria included in a published or special index deemed applicable by the Compensation Committee including, but not limited to, Standard & Poor’s 500 Stock Index or a group of comparable companies.

Subject to the requirements of the Amended 2010 LTIP, the Compensation Committee may establish the terms and other criteria for performance awards, including annual incentive awards, and the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, the form of settlement and such other terms as the Compensation Committee may determine. Additionally, the Compensation Committee may require adjustments to awards upon the occurrence of extraordinary corporate events or changes in accounting principles, as described below.

Individual Award Limits. Pursuant to the Amended 2010 LTIP, the maximum number of shares of common stock that may be subject to stock options or stock appreciation rights or other share-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code granted to any participant during any calendar year, in each case, will not exceed 500,000 shares (subject to adjustment in accordance with the Amended 2010 LTIP), without regard to whether any such award is settled in cash or in shares of common stock. The Amended 2010 LTIP also requires any award of stock options or stock appreciation rights to be granted at no less than fair market value.

The maximum aggregate cash value of payments to any participant under a cash-based award intended to qualify as “performance-based compensation” under Section 162(m) of the Code in respect of a performance period of one year or less will not exceed $10 million and in respect of a performance period that is longer than one year will not exceed $5 million on an annualized basis.

Summary of the Additional Terms of the Amended 2010 LTIP

Purpose. The purpose of the Amended 2010 LTIP is to advance the best interests of the Company, its affiliates and its shareholders by providing those persons who have substantial responsibility for the management and growth of the Company and its affiliates with additional performance incentives and the opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or its affiliates.

Term. The Amended 2010 LTIP will continue indefinitely until it is terminated by the Board. Awards that remain outstanding following the termination of the Amended 2010 LTIP will continue in effect according to their terms and the provisions of the Amended 2010 LTIP.

Administration; Authority to Grant Awards. The provisions of the Amended 2010 LTIP relating to the grant of awards to non-employee directors will be administered by the Board. The remaining provisions of the Amended 2010 LTIP will be administered by the Compensation Committee. All determinations and decisions made by the Compensation Committee or the Board, as the case may be, will be final, conclusive and binding. The Compensation Committee may grant awards to those eligible persons as it determines from time to time. The number of shares of Company common stock or other value covered by any award to be granted under the Amended 2010 LTIP will be determined by the Compensation Committee in its discretion, subject to the applicable limitations set out in the Amended 2010 LTIP. From time to time, the Compensation Committee may authorize the Chief Executive Officer of the Company to grant awards to eligible participants who are not officers or directors of the Company and as inducements to hire prospective employees who will not be officers or directors of the Company, subject to the provisions of Section 16 of the Securities Exchange Act of 1934. The Amended 2010 LTIP provides that no member of the Compensation Committee will be personally liable in connection with any act or omission, including but not limited to the exercise of any power or discretion given to him or her under the Amended 2010 LTIP, except those acts or omissions resulting from his or her own gross negligence or willful misconduct.

Shares Available Under the Amended 2010 LTIP. Under the Amended 2010 LTIP, the total number of shares of the Company’s common stock reserved and available for grants of awards to participants is 3.85 million. In the event of changes in the issued and outstanding shares of Company common stock by reason of recapitalizations, reorganizations, mergers, amalgamations, consolidations, redomestications, plans or schemes of arrangement, share exchanges, combinations, subdivisions, exchanges or other relevant changes in capitalization, the aggregate number of shares of Company common stock available under the Amended 2010 LTIP, and the number of shares or exercise or other price subject to outstanding awards, may be appropriately adjusted by the Compensation Committee, whose determination will be conclusive.

Types of Awards. The Amended 2010 LTIP authorizes the granting of Awards in any of the following forms: options; share appreciation rights; restricted share awards; restricted share unit awards; performance share awards and performance unit awards; cash-based awards; and other share-based awards. Each award will be evidenced in a written award agreement subject to the terms and conditions of the Amended 2010 LTIP.

Options. An option is the right to purchase shares of Company common stock at a fixed exercise price. The exercise price of an option may not be less than 100% of the fair market value of a share on the date of grant. Generally, all options will terminate after a ten-year period from the date of grant.

Share Appreciation Rights. A share appreciation right is the right of a participant to receive from the Company upon exercise an amount equal to excess of (a) the aggregate fair market value of the shares of Company common stock subject to the share appreciation right and (b) the aggregate price per share of the Company common stock at which the share appreciation right was granted. The grant price may not be less than 100% of the fair market value of a share on the date of grant. The amount payable to a participant upon exercise of a share appreciation right may be paid in cash or other consideration, in shares of Company common stock or a combination thereof, as determined by the Compensation Committee. No share appreciation right will be exercisable on or after the ten-year anniversary of the date of grant.

Restricted Share Awards. Restricted share awards are shares Company common stock that are granted to a participant subject to such restrictions on transfer and vesting requirements as may be determined by the Compensation Committee. Each grant will constitute an immediate transfer of the ownership of the shares of the Company common stock to the participant, entitling the participant to voting and other ownership rights, including the right to certain dividends, but will remain subject to the restrictions established by the Compensation Committee.

Restricted Share Unit Awards. A restricted share unit award constitute the agreement by the Company to deliver shares of Company common stock, cash, or a combination thereof in the future, as specified in the applicable award agreement subject to restrictions established by the Compensation Committee. Until the shares of Company common stock underlying a restricted share unit award are issued, the participant will not have any ownership or voting rights with respect to such shares; however, the applicable award agreement may specify that the participant is entitled to the payment of dividend equivalents under the restricted share unit award.

Performance Share Awards and Performance Unit Awards. Performance share awards and performance unit awards are restricted share awards and restricted share unit awards (see above descriptions) that are subject to the achievement of specified performance goals as established by the Compensation Committee. Performance unit awards that become payable to a participant may be made in cash, in shares of Company common stock or a combination thereof, as specified in the applicable award agreement.

Other Share-Based Awards. The Compensation Committee may grant other types of equity-based or equity-related awards not otherwise described by the Amended 2010 LTIP (including, subject to applicable law, the grant of offer for sale of unrestricted shares of Company common stock) in such amounts and subject to such terms and conditions as the Compensation Committee may determine. Such other share-based awards may involve the issue or transfer of shares of Company common stock to participants, or payment in cash or amounts based on the value of shares of Company common stock and may include, without limitation, awards designed to comply with or take advantage of the applicable local laws of jurisdiction.

Cash-Based Awards. The Compensation Committee may from time to time authorize grants to participants of cash-based awards upon such terms and conditions as the Compensation Committee may determine subject to the terms of the Amended 2010 LTIP. To the extent that the Compensation Committee determines that a cash-based award is intended to be “qualified performance-based compensation” (as defined under Section 162(m) of the Code), the award will be subject to the achievement of specified performance goals.

Substitution Awards. Awards may be granted under the Amended 2010 LTIP from time to time in substitution for share options and other awards held by employees of other entities who are about to become employees of the Company or its affiliates, or whose employer is about to become an affiliate of the Company. The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the Amended 2010 LTIP to the extent that the Compensation Committee deems appropriate at the time of grant to conform the award to the provisions of the award in substitution.

No Repricing. Except in the event of a recapitalization or other similar event as described above, the Committee may not directly or indirectly lower the exercise price of a previously granted option or the grant price of a previously granted stock appreciation right.

Corporate Changes. Upon the occurrence of certain corporate changes, except as otherwise provided in an award agreement or another agreement between the participant and the Company, the Compensation Committee in its discretion will take one or more of the following actions: accelerate the time at which some or all outstanding awards may be exercised; require the mandatory surrender to the Company by all or selected participants of some or all of their outstanding awards (irrespective of whether such awards are then vested, exercised or settled under the provisions of the Amended 2010 LTIP or the applicable award agreement) in exchange for a cash payment based on the transaction value paid in the corporate change; with respect to all or selected participants, have some or all of their outstanding awards (whether vested or unvested) assumed or substituted for a new award by an entity that is a party to the transaction resulting in the corporate change; adjust the number and class or series of company shares covered by an award (whether vested or unvested) so that when vested, exercised or settled the award will cover the number and class or series of company shares or other securities or property (including cash) to which the participant would have been entitled if the participant had been the holder of record of the shares covered by the award prior to the corporate change; or make adjustments to outstanding awards that the Compensation Committee deems appropriate to reflect the corporate change. In effecting one or more of these alternatives, the Compensation Committee may choose to accelerate or not accelerate the time at which any outstanding award may be vested, exercised or settled.

Forfeiture Events. The Compensation Committee may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation or forfeiture upon the occurrence of certain specified events, including termination of employment, violation of material policies of the Company and its affiliates, breach of restrictive covenants or other conduct by the participant that is detrimental to the business or reputation of the Company and its affiliates.

Non-Transferability. Except as specified in the applicable award agreements or in domestic relations court orders, no award may be transferred other than by will or under the laws of descent and distribution, and an award may only be exercised by the participant during the participant’s lifetime. No incentive stock option granted under the Amended 2010 Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and may only be exercised by the participant during his or her lifetime, and after that time, by the participant’s heirs or estate.

Withholding Taxes. To the extent that the Company or an affiliate is required to withhold federal, state, local or foreign taxes in connection with the vesting or exercise of an award, or the lapse of restrictions on an award under the Amended 2010 LTIP, the Company or any affiliate may deduct from the compensation payable to the participant the funds necessary for such withholding. The Company or an affiliate may, in the alternative, require the participant to pay such withholding amount directly to the Company or its affiliate. If the participant’s award is to be paid in shares of common stock, the Compensation Committee generally has the discretion, with the consent of the participant, to have the Company satisfy any tax withholding obligation with shares of common stock that would otherwise be transferred to the participant in payment of the participant’s award.

Amendment; Termination. The Amended 2010 LTIP may be amended from time to time by the Board; provided that it may not be amended without further approval by the Company’s shareholders to directly or indirectly lower the exercise price of an outstanding option or the grant price of an outstanding share appreciation right or if such shareholder approval is required by law or stock exchange rules. The Amended 2010 LTIP may terminated at any time by action of the Board. No amendment or termination of the Amended 2010 LTIP may adversely affect in any material way the terms of any outstanding award, without the written consent of the participant.

Governing Law. The provisions of the Amended 2010 LTIP will be governed under the laws of the State of Texas without regard to choice of law provisions therein.

U.S. Federal Income Tax Consequences

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences associated with the Amended 2010 LTIP. The federal tax laws are complex and subject to change and the tax consequences for any participant will depend on his or her individual circumstances.

Nonqualified Stock Options. The grant of a nonqualified stock option will not result in the recognition of taxable income by the participant or in a deduction to the Company. Upon exercise, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Company common stock purchased over the exercise price, and a tax deduction is allowable to the Company equal to the amount of such income (subject to Section 162(m) of the Code). Gain or loss upon a subsequent sale of any shares received upon the exercise of a nonqualified stock option generally would be taxed either as long-term or short-term capital gain or loss, depending upon the holding period of the shares sold. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

Incentive Stock Options. Upon the grant or exercise of an incentive stock option within the meaning of Section 422 of the Code, no income will be realized by the participant for federal income tax purposes and the Company will not be entitled to any deduction. However, the excess of the fair market value of the shares of Company common stock as of the date of exercise over the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares are not disposed of within the one-year period beginning on the date of the transfer of such shares to the participant or within the two-year period beginning on the date of grant of the option, any profit realized by the participant upon the disposition of such shares will be taxed as long-term capital gain and no deduction will be allowed to the Company. If the shares are disposed of within the one-year period from the date of transfer of such shares to the participant or within the two-year period from the date of the grant of the option, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income to the participant at the time of disposition, and a corresponding deduction will be allowable to the Company (subject to Section 162(m) of the Code). Certain additional rules apply if the exercise price for an Option is paid in shares previously owned by the participant.

Share Appreciation Rights. The grant of a share appreciation right will not result in the recognition of taxable income by the participant or in deduction to the Company. Upon exercise, a participant will recognize ordinary income in an amount equal to the fair market value of the shares of Company common stock or the amount of cash distributed to the participant. The Company is entitled to a tax deduction equal to the amount of such income (subject to Section 162(m) of the Code). Gain or loss upon a subsequent sale of any shares received upon the exercise of a share appreciation right generally would be taxed as long-term or short-term capital gain or loss, depending upon the holding period of the shares sold.

Restricted Share Awards; Performance Share Awards. A participant who is granted a restricted share award will not be taxed at the time the award is granted unless the participant makes the special election pursuant to Section 83(b) of the Code, as discussed below. Upon lapse of the risk of forfeiture or restrictions on transferability applicable to the shares comprising the award, the participant will be taxed at ordinary income tax rates on the then fair market value of the shares. The Company is required to withhold tax on the amount of income so recognized, and a deduction corresponding to the amount of income recognized will be allowable to the Company (subject to Section 162(m) of the Code). The participant’s tax basis in the shares will be equal to the ordinary income so recognized. Gain or loss upon a subsequent sale of the shares will be taxed as long-term or short-term capital gain or loss, depending on the holding period of the shares sold.

Pursuant to Section 83(b) of the Code, the participant may elect within 30 days of receipt of the award to be taxed at ordinary income tax rates on the fair market value of the shares comprising such award at the time of grant (determined without regard to any restrictions which may lapse) less any amount paid for the shares. In that case, the participant will acquire a tax basis in the shares equal to the ordinary income recognized by the participant at the time of grant. No tax will be payable upon the lapse or release of the applicable restrictions or at the time the shares first become transferable, and any gain or loss upon a subsequent sale of the shares will be taxed as long-term or short-term capital gain or loss, depending on the holding period. In the event of a forfeiture of shares of common stock with respect to which a participant previously made a Section 83(b) election, the participant will generally not be entitled to a loss deduction.

Restricted Share Unit Awards; Performance Unit Awards. A participant who is granted a restricted share unit award will be taxed at ordinary income tax rates on the fair market value of the shares of Company common stock of the amount of cash distributed at the time of settlement of the share units and a corresponding deduction will be allowable to the Company at that time (subject to Section 162(m) of the Code). The participant’s tax basis in the shares will equal the amount taxed as ordinary income. Gain or loss upon a subsequent sale of the shares will be taxed as long-term or short-term capital gain or loss, depending on the holding period of the shares sold.

Cash-Based Awards. Upon the distribution of cash in settlement of a cash-based award, the participant generally will be taxed at ordinary income rates on the amount of cash received, and the Company will be entitled to a corresponding tax deduction (subject to Section 162(m) of the Code).

Amended Plan Benefits. Future grants, if any, that will be made to eligible employees are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. The following table reflects the equity awards granted under the 2010 LTIP in 2014:

Name and Position	Number of Shares Underlying Awards
Jeff A. Stevens, President and Chief Executive Officer	47,647
Gary R. Dalke, Chief Financial Officer	10,218
Mark J. Smith, President - Refining and Marketing	13,024
Lowry Barfield, Senior Vice President - Legal, General Counsel and Secretary	9,106
Jeffrey S. Beyersdorfer, Senior Vice President - Treasurer and Assistant Secretary	7,094

All current executive officers as a group	93,045
All non-employee directors as a group	26,679
Company employees other than executive officers, as a group	4,552

Equity Compensation Plan Table. The following table summarizes information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under the Company’s 2006 Long-Term Incentive Plan and the 2010 Incentive Plan as of December 31, 2014:

	(a)	(b)	(c)
Shares in Thousands	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column (a))
	(1)	(2)
Equity compensation plans approved by shareholders	380,695	—	2,899,809
Equity compensation plans not approved by shareholders	—	—	—
Total	380,695	—	2,899,809

(1)	Represents 380,695 shares underlying RSU awards.

(2)	RSU awards do not have an exercise price.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the performance metrics under the Amended 2010 LTIP. Abstentions have the effect of a negative vote and broker non-votes will not be taken into account.

The Board unanimously recommends a vote “FOR” this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's officers, directors, and persons who beneficially own more than 10% of the common stock of the Company to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the Section 16(a) forms, including any amendments, filed with the SEC in 2014, all required report filings by the Company’s directors and executive officers and greater than 10% affiliated beneficial owners were timely made except as noted below. On June 18, 2014, William R. Jewell filed a Form 4 reporting a transaction that took place on June 4, 2014, involving the conversion of 5.75% Convertible Senior Notes due 2014. On October 30, 2014, Mark J. Smith filed a Form 4/A correcting a previously filed Form 4 reporting a sale on October 20, 2014, pursuant to a 10b5-1 trading plan.

PROPOSALS OF SHAREHOLDERS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to submit a proposal at the 2016 Annual Meeting of Shareholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, shareholder proposals must be received by the Secretary of the Company at the Company's principal executive offices no later than December 24, 2015.

Shareholders intending to present a proposal at the 2016 Annual Meeting of Shareholders but not to include the proposal in the proxy materials, or to nominate a person for election as a director, must comply with the requirements set forth in the Company's Bylaws. The Company's Bylaws require, among other things, that the Company's Secretary receive written notice from the record shareholder of intent to present such proposal or nomination before the later to occur of sixty days prior to the date of the 2016 Annual Meeting of Shareholders or ten days after the Board first publishes the date of such meeting. The notice must contain the information required by the Company's Bylaws, a copy of which is available upon request to the Company's Secretary by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

ANNUAL REPORT

The Annual Report to Shareholders of the Company for the year ended December 31, 2014, including audited financial statements, does not constitute a part of the proxy soliciting material. The Company will furnish a copy of its Annual Report for the year ended December 31, 2014, without exhibits, free of charge to each person who forwards a written request to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Exhibits to the Annual Report will be available for the cost of photocopying to persons so requesting. In addition, the Annual Report for the year ended December 31, 2014, is available on the Investor Relations section of the Company’s website at www.wnr.com.

APPENDIX A

AMENDED AND RESTATED
2010 INCENTIVE PLAN
OF
WESTERN REFINING, INC.

ARTICLE I ESTABLISHMENT, PURPOSE AND DURATION
1.1	Establishment	1
1.2	Purpose of the Plan	1
1.3	Duration of Plan	1
ARTICLE II DEFINITIONS
2.1	Affiliate	1
2.2	Award	1
2.3	Award Agreement	1
2.4	Board	1
2.5	Cash-Based Award	1
2.6	Code	1
2.7	Committee	1
2.8	Company	2
2.9	Corporate Change	2
2.10	Director	2
2.11	Disability	2
2.12	Dividend Equivalent	2
2.13	Employee	2
2.14	Entity	2
2.15	Exchange Act	2
2.16	Fair Market Value	2
2.17	Fiscal Year	2
2.18	Holder	2
2.19	ISO	2
2.20	Minimum Statutory Tax Withholding Obligation	2
2.21	NSO	2
2.22	Option	2
2.23	Option Price	3
2.24	Other Share-Based Award	3
2.25	Parent Corporation	3
2.26	Performance Goals	3
2.27	Performance Share Award	3
2.28	Performance Unit Award	3
2.29	Period of Restriction	3
2.30	Plan	3
2.31	Restricted Shares	3
2.32	Restricted Share Award	3
2.33	RSU	3
2.34	RSU Award	3
2.35	SAR	3
2.36	Section 409A	3
2.37	Share or Shares	3
2.38	Subsidiary Corporation	3
2.39	Substantial Risk of Forfeiture	3
2.40	Ten Percent Shareholder	4
2.41	Termination of Employment	4
ARTICLE III ELIGIBILITY AND PARTICIPATION
3.1	Eligibility	4

3.2	Participation	4
ARTICLE IV GENERAL PROVISIONS RELATING TO AWARDS
4.1	Authority to Grant Awards	4
4.2	Dedicated Shares; Maximum Share Awards	4
4.3	Non-Transferability	5
4.4	Requirements of Law	5
4.5	Changes in the Company’s Capital Structure	5
4.6	Forfeiture for Cause	7
4.7	Forfeiture Events	7
4.8	Award Agreements	7
4.9	Amendments of Award Agreements	8
4.10	Rights as Shareholder	8
4.11	Issuance of Shares	8
4.12	Restrictions on Shares Received	8
4.13	Compliance With Section 409A	8
ARTICLE V OPTIONS
5.1	Authority to Grant Options	8
5.2	Type of Options Available	8
5.3	Option Agreement	8
5.4	Option Price	8
5.5	Duration of Option	8
5.6	Amount Exercisable	9
5.7	Exercise of Option	9
5.8	Notification of Disqualifying Disposition	9
5.9	No Rights as Shareholder	9
5.10	$100,000 Limitation on ISOs	9
ARTICLE VI SHARE APPRECIATION RIGHTS
6.1	Authority to Grant SAR Awards	9
6.2	General Terms	9
6.3	SAR Agreement	10
6.4	Term of SAR	10
6.5	Exercise of SAR	10
6.6	Payment of SAR Amount	10
6.7	Termination of Employment	10
ARTICLE VII RESTRICTED SHARE AWARDS
7.1	Restricted Share Awards	10
7.2	Restricted Share Award Agreement	10
7.3	Holder’s Rights as Shareholder	10
ARTICLE VIII RESTRICTED SHARE UNIT AWARDS
8.1	Authority to Grant RSU Awards	11
8.2	RSU Award	11
8.3	RSU Award Agreement	11
8.4	Dividend Equivalents	11
8.5	Form of Payment Under RSU Award	11
8.6	Time of Payment Under RSU Award	11
8.7	No Rights as a Shareholder	11
ARTICLE IX PERFORMANCE SHARE AWARDS AND PERFORMANCE UNIT AWARDS
9.1	Authority to Grant Performance Share Awards and Performance Unit Awards	11
9.2	Performance Goals	11
9.3	Time of Establishment of Performance Goals	12

9.4	Award Agreement	12
9.5	Form of Payment Under Performance Unit Award	12
9.6	Time of Payment Under Performance Unit Award	12
9.7	Holder’s Rights as Shareholder With Respect to Performance Awards	12
9.8	Increases Prohibited	12
9.9	Shareholder Approval	13
ARTICLE X OTHER SHARE-BASED AWARDS
10.1	Authority to Grant Other Share-Based Awards	13
10.2	Value of Other Share-Based Award	13
10.3	Payment of Other Share-Based Award	13
10.4	Termination of Employment	13
ARTICLE XI CASH-BASED AWARDS
11.1	Authority to Grant Cash-Based Awards	13
11.2	Value of Cash-Based Award; Maximum Cash-Based Award	13
11.3	Payment of Cash-Based Award	13
11.4	Termination of Employment	13
ARTICLE XII SUBSTITUTION AWARDS		14
ARTICLE XIII ADMINISTRATION
13.1	Awards	14
13.2	Authority of the Committee	14
13.3	Decisions Binding	14
13.4	No Liability	15
ARTICLE XIV AMENDMENT OR TERMINATION OF PLAN
14.1	Amendment, Modification, Suspension, and Termination	15
14.2	Awards Previously Granted	15
ARTICLE XV MISCELLANEOUS
15.1	Unfunded Plan/No Establishment of a Trust Fund	15
15.2	No Employment Obligation	15
15.3	Tax Withholding	15
15.4	Gender and Number	16
15.5	Severability	16
15.6	Headings	16
15.7	Other Compensation Plans	16
15.8	Other Awards	16
15.9	Successors	16
15.10	Law Limitations/Governmental Approvals	16
15.11	Delivery of Title	16
15.12	Inability to Obtain Authority	16
15.13	Fractional Shares	17
15.14	Investment Representations	17
15.15	Persons Residing Outside of the United States	17
15.16	Governing Law	17

ARTICLE I
Establishment, Purpose and Duration

1.1 Establishment. The Company hereby establishes an incentive compensation plan, to be known as the “Amended and Restated 2010 Incentive Plan,” as set forth in this document. The Plan permits the grant of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Cash-Based Awards and Other Share-Based Awards. The Plan became effective on the date the Plan was first approved by the shareholders of the Company (the “Effective Date”), and shall be effective in this amended and restated form as of March 25, 2015.

1.2 Purpose of the Plan. The Plan is intended to advance the best interests of the Company, its Affiliates and its shareholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or its Affiliates.

1.3 Duration of Plan. The Plan shall continue indefinitely until it is terminated pursuant to Section 14.1. No ISOs may be granted under the Plan on or after the tenth anniversary of the Effective Date. The applicable provisions of the Plan will continue in effect with respect to an Award granted under the Plan for as long as such Award remains outstanding.

ARTICLE II
Definitions

The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1 “Affiliate” means any Entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or other governing body) of the controlled Entity, or (ii) to direct or cause the direction of the management and policies of the controlled Entity, whether through the ownership of voting securities or by contract or otherwise.

2.2 “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Other Share-Based Awards and Cash-Based Awards, in each case subject to the terms and provisions of the Plan, the consideration for which may be services rendered to the Company and/or its Affiliates.

2.3 “Award Agreement” means an agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.4 “Board” means the board of directors of the Company.

2.5 “Cash-Based Award” means an Award granted pursuant to Article XI.

2.6 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means a committee of at least two persons, who are members of the Compensation Committee of the Board and are appointed by the Compensation Committee of the Board, or, to the extent it chooses to operate as the Committee, the Compensation Committee of the Board. Each member of the Committee in respect of his or her participation in any decision with respect to an Award intended to satisfy the requirements of Section 162(m) of the Code must satisfy the requirements of “outside director” status within the meaning of Section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee

1

otherwise duly authorized and acting in the matter. As to Awards, grants or other transactions that are authorized by the Committee and that are intended to be exempt under Rule 16b-3 under the Exchange Act, the requirements of Rule 16b-3(d)(1) under the Exchange Act with respect to committee action must also be satisfied.

2.8 “Company” means Western Refining, Inc. or any successor or continuing Entity (by acquisition, reincorporation, redomestication, plan or scheme of arrangement, share exchange, merger, amalgamation, consolidation or otherwise).

2.9 “Corporate Change” shall have the meaning ascribed to that term in Section 4.5(c).

2.10 “Director” means a director of the Company who is not an Employee.

2.11 “Disability” means as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Holder that would entitle him to payment of disability income payments under the Company’s long-term disability insurance policy or plan for Employees as then in effect; or in the event that the Holder is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for Employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.

2.12 “Dividend Equivalent” means a payment equivalent in amount to dividends paid to the Company’s shareholders.

2.13 “Employee” means a person employed by the Company or any Affiliate.

2.14 “Entity” means any company, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity or organization.

2.15 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

2.16 “Fair Market Value” of the Shares as of any particular date means (1) if the Shares are traded on a stock exchange, the closing sale price of the Shares on that date as reported on the principal securities exchange on which the Shares are traded, or (2) if the Shares are traded in the over-the-counter market, the average between the high bid and low asked price on that date as reported in such over-the-counter market; provided that (a) if the Shares are not so traded, (b) if no closing price or bid and asked prices for the Shares were so reported on that date or (c) if, in the discretion of the Committee, another means of determining the fair market value of a Share at such date shall be necessary or advisable, the Committee may provide for another means for determining such fair market value.

2.17 “Fiscal Year” means the Company’s fiscal year.

2.18 “Holder” means a person who has been granted an Award or any person who is entitled to receive Shares or cash under an Award.

2.19 “ISO” means an Option that is intended to be an “incentive stock option” that satisfies the requirements of Section 422 of the Code.

2.20 “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company or an Affiliate is required to withhold for federal, state, cantonal, local or similar taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.

2.21 “NSO” means an Option that is intended to be a “nonqualified stock option” that does not satisfy the requirements of Section 422 of the Code.

2.22 “Option” means an option to purchase Shares granted pursuant to Article V.

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2.23 “Option Price” shall have the meaning ascribed to that term in Section 5.4.

2.24 “Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article X.

2.25 “Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock or shares possessing 50 percent or more of the total combined voting power of all classes of stock or shares in one of the other corporations in the chain.

2.26 “Performance Goals” means one or more of the criteria described in Section 9.2 on which the performance goals applicable to an Award are based.

2.27 “Performance Share Award” means an Award designated as a performance share award granted to a Holder pursuant to Article IX.

2.28 “Performance Unit Award” means an Award designated as a performance unit award granted to a Holder pursuant to Article IX.

2.29 “Period of Restriction” means the period during which Restricted Shares are subject to a substantial risk of forfeiture (or absolute right of the Company to repurchase), whether based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion.

2.30 “Plan” means the Amended and Restated 2010 Incentive Plan, as set forth in this document as it may be amended from time to time.

2.31 “Restricted Shares” means restricted Shares issued or granted under the Plan pursuant to Article VII.

2.32 “Restricted Share Award” means an authorization by the Committee to issue or transfer Restricted Shares to a Holder.

2.33 “RSU” means a restricted share unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VIII.

2.34 “RSU Award” means an Award granted pursuant to Article VIII.

2.35 “SAR” means a share appreciation right granted under the Plan pursuant to Article VI.

2.36 “Section 409A” means Section 409A of the Code and the Treasury rules and regulations issued thereunder.

2.37 “Share” or “Shares” means a common share or shares, par value U.S.$0.01 per share, of the Company, or, in the event that the Shares are later changed into or exchanged for a different class of shares or securities of the Company or another Entity, that other share or security. Shares may be represented by a certificate or by book or electronic entry.

2.38 “Subsidiary Corporation” means any company or corporation (other than the Company) in an unbroken chain of companies or corporations beginning with the Company if, at the time of the action or transaction, each of the companies or corporations other than the last company or corporation in an unbroken chain owns stock or shares possessing 50 percent or more of the total combined voting power of all classes of stock or shares in one of the other companies or corporations in the chain.

2.39 “Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in Section 409A and the Treasury rules and regulations issued thereunder.

3

2.40 “Ten Percent Shareholder” means an individual who, at the time an Option is granted, owns more than ten percent of the total combined voting power of all classes of shares or series of shares of the Company or of any Parent Corporation or Subsidiary Corporation. An individual shall be considered as owning the shares owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; and shares owned, directly or indirectly, by or for a company, corporation, partnership, estate or trust, shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.

2.41 “Termination of Employment” means, in the case of an Award other than an ISO, the termination of the Award recipient’s employment relationship with the Company and all Affiliates. “Termination of Employment” means, in the case of an ISO, the termination of the Optionee’s employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any parent or subsidiary corporation (within the meaning of Section 422(a)(2) of the Code) of any such corporation that issues or assumes an ISO in a transaction to which Section 424(a) of the Code applies.

ARTICLE III
Eligibility and Participation

3.1 Eligibility. Except as otherwise specified in this Section 3.1, the persons who are eligible to receive Awards under the Plan are Employees and Directors. In no event will an ISO be granted to any person other than an Employee.

3.2 Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the persons to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE IV
General Provisions Relating to Awards

4.1 Authority to Grant Awards. The Committee may grant Awards to those eligible persons as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of Shares or other value to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. The Committee may from time to time authorize the Chief Executive Officer of the Company to grant Awards to eligible persons who are not officers or directors of the Company subject to the provisions of Section 16 of the Exchange Act and as inducements to hire prospective Employees who will not be officers or directors of the Company subject to the provisions of Section 16 of the Exchange Act.

4.2 Dedicated Shares; Maximum Share Awards. The aggregate number of Shares with respect to which Awards may be granted under the Plan is 3.85 million (3,850,000). The maximum number of Shares with respect to which Options may be granted to an Employee or Director during a Fiscal Year is five hundred thousand (500,000). The maximum number of Shares with respect to which SARs may be granted to an Employee or Director during a Fiscal Year is five hundred thousand (500,000). Except for Options or SARs, the maximum number of Shares with respect to which share-denominated Awards that are intended to be “qualified performance-based compensation” (as such term is defined under Section 162(m) of the Code) may be granted to an Employee during a Fiscal Year is five hundred thousand (500,000). Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5, and shall apply irrespective of whether the Award is settled in cash or Shares. The number of Shares stated in this Section 4.2 shall also be increased by such number of Shares as become subject to substitute Awards granted pursuant to Article XII; provided, however, that such increase shall be conditioned upon the approval of the shareholders of the Company to the extent shareholder approval is required by law or applicable stock exchange rules. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan but will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. If Shares are tendered in payment of an Option Price of an Option, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan. To the extent that any outstanding Award is forfeited or cancelled for any reason or is settled in cash in lieu of Shares, the Shares allocable to such portion of the Award may again be subject to an Award granted under the Plan. When a SAR is settled in Shares, the number of Shares subject to the SAR under the SAR Award Agreement will be counted

4

against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise.

4.3 Non-Transferability. Except as specified in the applicable Award Agreements or in domestic relations court orders, an Award shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her. Any attempted assignment of an Award in violation of this Section 4.3 shall be null and void. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award. No ISO granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to an Employee under the Plan shall be exercisable during his or her lifetime only by the Employee, and after that time, by the Employee’s heirs or estate.

4.4 Requirements of Law. The Company shall not be required to sell or issue any Shares under any Award if issuing those Shares would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority or applicable stock exchange. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option or pursuant to any other Award, the Company shall not be required to issue any Shares unless the Committee has received evidence satisfactory to it to the effect that the Holder will not transfer the Shares except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Shares covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Shares issuable upon exercise of an Option or pursuant to any other Award are not registered, the Company may imprint on the certificate evidencing the Shares any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the Shares be represented by book or electronic entry, rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause or enable the exercise of an Option or any other Award, or the issuance of Shares pursuant thereto, to comply with any law or regulation of any governmental authority.

4.5 Changes in the Company’s Capital Structure.

(a) The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any acquisition, merger, redomestication, plan or scheme of arrangement, share exchange, amalgamation or consolidation of the Company, any issue of bonds, debentures or shares, including preferred or prior preference shares ahead of or affecting the Shares or Share rights, the winding up, dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) If the Company shall effect a subdivision or consolidation of Shares or other capital readjustment, the payment of a Share dividend or bonus issue, or other increase or reduction of the number of Shares issued and outstanding, without receiving compensation therefor in money, services or property, then (1) the number, class or series and price per Share subject to outstanding Options or other Awards under the Plan shall be appropriately adjusted in such a manner as to entitle a Holder to receive upon exercise of an Option or other Award, for the same aggregate cash consideration, the equivalent total number and class or series of Shares the Holder would have received had the Holder exercised his or her Option or other Award in full immediately prior to the event requiring the adjustment, and (2) the number and class or series of Shares then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class or series of Shares then reserved, that number and class or series of Shares that would have been received by the owner of an equal number of issued and outstanding Shares of each class or series of Shares as the result of the event requiring the adjustment.

(c) If while unexercised Options or other Awards remain outstanding under the Plan (1) the Company shall not be the surviving Entity in any acquisition, merger, amalgamation, consolidation, reorganization, redomestication, plan or

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scheme of arrangement, share exchange or other similar transaction (or survives only as a subsidiary of an Entity), (2) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or Entity (other than an Entity wholly-owned by the Company), (3) the Company is to be wound up or dissolved or (4) the Company is a party to any other corporate transaction (as defined under Section 424(a) of the Code and the Treasury rules and regulations issued thereunder) that is not described in clauses (1), (2) or (3) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as otherwise provided in an Award Agreement or another agreement between the Holder and the Company, or as a result of the Committee’s effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Award then outstanding may be vested, exercised or settled, and no later than ten days after any approval by the shareholders of the Company of such Corporate Change, the Committee, acting in its sole and absolute discretion without the consent or approval of any Holder, subject to applicable law, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Awards held by any individual Holder (provided that, with respect to a reincorporation, merger, redomestication, plan or scheme of arrangement, share exchange or amalgamation in which Holders of the Company’s common shares will receive one common share of the successor or continuing Entity for each common share of the Company, none of such alternatives shall apply and, without Committee action, each Award shall automatically convert into a similar award of the successor or continuing Entity exercisable for the same number of common shares of the successor as the Award was exercisable for common Shares of the Company):

(1) accelerate the time at which some or all of the Awards then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all such Awards that remain unexercised and all rights of Holders thereunder shall terminate;

(2) require the mandatory surrender to the Company by all or selected Holders of some or all of the then outstanding Awards held by such Holders (irrespective of whether such Awards are then vested, exercised or settled under the provisions of the Plan or the applicable Award Agreement evidencing such Award) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Award and the Company shall pay to each such Holder an amount of cash per share equal to the excess, if any, of the per share price offered to shareholders of the Company in connection with such Corporate Change over the exercise prices, if applicable, under such Award for such shares;

(3) with respect to all or selected Holders, have some or all of their then outstanding Awards (whether vested or unvested) assumed or have a new award of a similar nature substituted for some or all of their then outstanding Awards under the Plan (whether vested or unvested) by an Entity which is a party to the transaction resulting in such Corporate Change and which is then employing such Holder or which is affiliated or associated with such Holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such Entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the Shares subject to the Award immediately after the assumption or substitution over the aggregate exercise price of such Shares, if applicable, is not greater than the excess of the aggregate fair market value of all Shares subject to the Award immediately before such assumption or substitution over the aggregate exercise price of such Shares, and (B) the assumed rights under such existing Award or the substituted rights under such new Award, as the case may be, will have the same terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be;

(4) provide that the number and class or series of Shares covered by an Award (whether vested or unvested) theretofore granted shall be adjusted so that such Award when vested, exercised or settled shall thereafter cover the number and class or series of Shares or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Holder had been the holder of record of the number of Shares then covered by such Award; or

(5) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole and absolute discretion that no such adjustment is necessary).

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In effecting one or more of the alternatives set out in paragraphs (3), (4) or (5) immediately above, and except as otherwise may be provided in an Award Agreement, the Committee, in its sole and absolute discretion and without the consent or approval of any Holder, subject to applicable law, may accelerate the time at which some or all Awards then outstanding may be vested, exercised or settled.

(d) In the event of changes in the issued and outstanding Shares by reason of recapitalizations, reorganizations, mergers, amalgamations, consolidations, redomestications, plans or schemes of arrangement, share exchanges, combinations, subdivisions, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 4.5, any outstanding Award and any Award Agreement evidencing such Award shall be subject to adjustment by the Committee in its sole and absolute discretion as to the number and price of Shares or other consideration subject to such Award. In the event of any such change in the issued and outstanding Shares, the aggregate number of Shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(e) After (i) the acquisition of the Company by an Entity, (ii) the merger of one or more Entities into the Company or (iii) a consolidation or amalgamation of the Company and one or more Entities in which the Company shall be the surviving Entity, each Holder shall be entitled to have his Restricted Shares appropriately adjusted based on the manner in which the Shares were adjusted under the terms of the agreement of acquisition, merger, amalgamation or consolidation.

(f) The issuance by the Company of shares of any class or series, or securities convertible into, or exchangeable for, shares of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of shares or obligations of the Company convertible into, or exchangeable for, shares or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class or series, or price of Shares then subject to outstanding Options or other Awards.

4.6 Forfeiture for Cause. Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds that a Holder, before or after his Termination of Employment (a) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate or (b) disclosed trade secrets of the Company or an Affiliate, then as of the date the Committee makes its finding, any Awards awarded to the Holder that have not been vested, exercised or settled by the Holder will be forfeited to the Company (including by way of an absolute right of the Company to purchase or obligate the transfer of any issued Shares or rights to subscribe therefore for such consideration, if any, as the Committee may determine in its sole discretion). The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Holder and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate.

4.7 Forfeiture Events. The Committee may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, termination of the Holder’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.

4.8 Award Agreements. Each Award shall be embodied in a written agreement that shall be subject to the terms and conditions of the Plan. The Award Agreement shall be signed by an executive officer of the Company, other than the Holder, on behalf of the Company, and may be signed by the Holder to the extent required by the Committee. However, the date of grant of any Award for all purposes shall be the date such Award is approved by the Committee (or approved by the Chief Executive Officer for grants pursuant to the authorization permitted under Section 4.1) or such later date as is specified in the relevant approval, and not the date the Award Agreement is signed. The Award Agreement may specify the effect of a change in control on the Award. The Award Agreement may contain any other

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provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan.

4.9 Amendments of Award Agreements. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of a Holder without his or her written consent. Except as specified in Section 4.5(b), the Committee may not directly or indirectly lower the exercise price of a previously granted Option or the grant price of a previously granted SAR.

4.10 Rights as Shareholder. A Holder shall not have any rights as a shareholder with respect to Shares covered by an Option, a SAR, an RSU, a Performance Share Unit, or an Other Share-Based Award until the date, if any, such Shares are issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Shares.

4.11 Issuance of Shares. Shares, when issued, may be represented by a certificate or by book or electronic entry.

4.12 Restrictions on Shares Received. Subject to applicable law, the Committee may impose such conditions and/or restrictions on any Shares issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the Shares for a specified period of time.

4.13 Compliance With Section 409A. Awards are intended to be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A. The exercisability of an Option shall not be extended to the extent that such extension would subject the Holder to additional taxes under Section 409A.

ARTICLE V
Options

5.1 Authority to Grant Options. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Options under the Plan to eligible persons in such number and upon such terms as the Committee shall determine.

5.2 Type of Options Available. Options granted under the Plan may be NSOs or ISOs.

5.3 Option Agreement. Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) whether the Option is intended to be an ISO or an NSO, (b) the Option Price, (c) the duration of the Option, (d) the number of Shares to which the Option pertains, (e) the exercise restrictions applicable to the Option and (f) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. Notwithstanding the designation of an Option as an ISO in the applicable Option Agreement, to the extent the limitations of Section 5.10 of the Plan are exceeded with respect to the Option, the portion of the Option in excess of the limitation shall be treated as a NSO.

5.4 Option Price. The price at which Shares may be purchased under an Option (the “Option Price”) shall not be less than 100 percent (100%) of the Fair Market Value of the Shares on the date the Option is granted. However, in the case of a Ten Percent Shareholder, the Option Price for an ISO shall not be less than 110 percent (110%) of the Fair Market Value of the Shares on the date the ISO is granted. Subject to the limitations set forth in the preceding sentences of this Section 5.4, the Committee shall determine the Option Price for each grant of an Option under the Plan.

5.5 Duration of Option. An Option shall not be exercisable after the earlier of (i) the general term of the Option specified in the applicable Award Agreement (which shall not exceed ten years) or (ii) the period of time specified in the applicable Award Agreement that follows the Holder’s Termination of Employment or severance of affiliation relationship with the Company. Unless the applicable Award Agreement specifies a shorter term, in the case of an ISO granted to a Ten Percent Shareholder, the Option shall expire on the fifth anniversary of the date the Option is granted.

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5.6 Amount Exercisable. Each Option may be exercised at the time, in the manner and subject to the conditions the Committee specifies in the Award Agreement in its sole discretion.

5.7 Exercise of Option.

(a) General Method of Exercise. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Committee stating (1) that the Holder wishes to exercise such Option on the date such notice is so delivered, (2) the number of Shares with respect to which the Option is to be exercised and (3) the address to which any certificate representing such Shares should be mailed. Except in the case of exercise by a third party broker as provided below, in order for the notice to be effective the notice must be accompanied by payment of the Option Price by any combination of the following: (a) cash, certified check, bank draft or postal or express money order for an amount equal to the Option Price under the Option, (b) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or an executive officer of the Company) or (c) any other form of payment which is acceptable to the Committee.

(b) Exercise Through Third-Party Broker. The Committee may permit a Holder to elect to pay the Option Price and any applicable tax withholding resulting from such exercise by authorizing a third-party broker to sell all or a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Price and any applicable tax withholding resulting from such exercise.

5.8 Notification of Disqualifying Disposition. If any Optionee shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Optionee shall notify the Company of such disposition within ten (10) days thereof.

5.9 No Rights as Shareholder. An Optionee shall not have any rights as a shareholder with respect to Shares covered by an Option until the date such Shares are issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such shares.

5.10 $100,000 Limitation on ISOs. To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Holder in any calendar year exceeds $100,000, taking into account both Shares subject to ISOs under the Plan and Shares subject to ISOs under all other plans of the Company or any parent or subsidiary corporation of the Company, as such terms are defined in Section 424 of the Code, such Options shall be treated as NSOs. For this purpose, the “Fair Market Value” of the Shares subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an ISO.

ARTICLE VI
Share Appreciation Rights

6.1 Authority to Grant SAR Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Holder and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

6.2 General Terms. Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one Share on the date of exercise over (b) the grant price of the SAR, which shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the SAR.

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6.3 SAR Agreement. Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of any SAR as it may deem appropriate.

6.4 Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that no SAR shall be exercisable on or after the tenth anniversary date of its grant.

6.5 Exercise of SAR. A SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

6.6 Payment of SAR Amount. Upon the exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR by the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

6.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Holder of a SAR shall have the right to exercise the SAR following the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with the Holder, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE VII
Restricted Share Awards

7.1 Restricted Share Awards. The Committee may make Awards of Restricted Shares to eligible persons selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Share Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Restricted Shares, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Restricted Share Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.

7.2 Restricted Share Award Agreement. Each Restricted Share Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions as the Committee may specify.

7.3 Holder’s Rights as Shareholder. Subject to the terms and conditions of the Plan and the applicable Award Agreement, each recipient of a Restricted Share Award shall have all the rights of a shareholder with respect to any issued Restricted Shares included in the Restricted Share Award during the Period of Restriction established for the Restricted Share Award and (i) dividends paid with respect to Restricted Shares in cash or property other than Shares or rights to acquire Shares or shall be paid to the recipient of the Restricted Share Award currently and (ii) dividends paid in Shares or rights to acquire Shares shall be added to and become a part of the Restricted Shares. During the Period of Restriction, certificates representing the Restricted Shares shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Committee, together with all share transfer forms or other instruments of

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assignment, each endorsed in blank, which will permit transfer to or purchase by the Company of all or any portion of the Restricted Shares which shall be forfeited in accordance with the Plan and the applicable Award Agreement.

ARTICLE VIII
Restricted Share Unit Awards

8.1 Authority to Grant RSU Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account that reflects the number of RSUs credited under the Plan for the benefit of a Holder.

8.2 RSU Award. An RSU Award shall be similar in nature to a Restricted Share Award except that no Shares are actually issued or transferred to the Holder until a later date specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of a Share.

8.3 RSU Award Agreement. Each RSU Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.

8.4 Dividend Equivalents. An Award Agreement for an RSU Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award.

8.5 Form of Payment Under RSU Award. Payment under an RSU Award shall be made in either cash or Shares, or any combination thereof, as specified in the applicable Award Agreement.

8.6 Time of Payment Under RSU Award. A Holder’s payment under an RSU Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the Fiscal Year in which the RSU Award payment is no longer subject to a Substantial Risk of Forfeiture or (2) at a time that is permissible under Section 409A.

8.7 No Rights as Shareholder. Each recipient of a RSU Award shall have no rights of a shareholder with respect to any Shares underlying such RSUs until such date as the underlying Shares are issued.

ARTICLE IX
Performance Share Awards and Performance Unit Awards

9.1 Authority to Grant Performance Share Awards and Performance Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Performance Share Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine, subject to any applicable limitations set forth in Section 4.2 or Section 11.2. The amount of, the vesting and the transferability restrictions applicable to any Performance Share Award or Performance Unit Award shall be based upon the attainment of such Performance Goals as the Committee may determine. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Performance Share or Performance Unit Awards, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Performance Shares or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.

9.2 Performance Goals. A Performance Goal must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business

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criteria that apply to the Holder, one or more business units of the Company, or the Company as a whole, with reference to one or more of the following: earnings per share, total shareholder return, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, share price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, shareholder value, net cash flow, operating income, EBITDA (earnings before interest, income taxes, non-cash impairment losses, depreciation and amortization (or any combinations thereof)), cash flow, cash flow from operations, cost reductions and cost ratios. Goals may also be based on performance relative to a peer group of companies. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). Performance Goals may be determined by including or excluding, in the Committee’s discretion as determined when a Performance Goal is established in accordance with Section 162(m) of the Code and the Treasury rules and regulations issued thereunder, items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable accounting rules, or consistent with Company accounting policies and practices in effect on the date the Performance Goal is established. In interpreting Plan provisions applicable to Performance Goals and Performance Shares or Performance Unit Awards, it is intended that the Plan will conform with the standards of Section 162(m) of the Code and Treasury Regulations § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Shares or Performance Unit Awards made pursuant to the Plan shall be determined by the Committee.

9.3 Time of Establishment of Performance Goals. A Performance Goal for a particular Performance Share Award or Performance Unit Award must be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain.

9.4 Award Agreement. Each Performance Share Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

9.5 Form of Payment Under Performance Unit Award. Payment under a Performance Unit Award shall be made in cash and/or Shares as specified in the Holder’s Award Agreement.

9.6 Time of Payment Under Performance Unit Award. A Holder’s payment under a Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Performance Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (2) at a time that is permissible under Section 409A.

9.7 Holder’s Rights as Shareholder With Respect to Performance Awards. Each Holder of a Performance Share Award shall have all the rights of a shareholder with respect to the Shares issued to the Holder pursuant to the Award during any period in which such issued Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares. Each Holder of a Performance Unit Award shall have no rights of a shareholder with respect to any Shares underlying such Performance Unit Award until such date as the underlying Shares are issued.

9.8 Increases Prohibited. None of the Committee or the Board may increase the amount of compensation payable under a Performance Share or Performance Unit Award. If the time at which a Performance Share or Performance Unit Award will vest or be paid is accelerated for any reason, the number of Shares subject to, or the amount payable under, the Performance Share or Performance Unit Award shall be reduced if necessary to comply with Treasury Regulation Section 1.162-27(e)(2)(iii) to reasonably reflect the time value of money.

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9.9 Shareholder Approval. No issuances of Shares or payments of cash will be made pursuant to this Article IX unless the shareholder approval requirements of Department of Treasury Regulation Section 1.162-27(e)(4) are satisfied.

ARTICLE X
Other Share-Based Awards

10.1 Authority to Grant Other Share-Based Awards. The Committee may grant to eligible persons other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including, subject to applicable law, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the issue or transfer of Shares to Holders, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2 Value of Other Share-Based Award. Each Other Share-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.

10.3 Payment of Other Share-Based Award. Payment, if any, with respect to an Other Share-Based Award shall be made in accordance with the terms of the Award, in cash or Shares or any combination thereof as the Committee determines.

10.4 Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Other Share-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Share-Based Awards issued pursuant to the Plan.

ARTICLE XI
Cash-Based Awards

11.1 Authority to Grant Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Awards of cash under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. To the extent determined by the Committee, if a Cash-Based Award is intended to be “qualified performance-based compensation” (as such term is defined under Section 162(m) of the Code), such Cash-Based Award shall conform to the requirements of Article IX including the Performance Goal provisions of Section 9.2.

11.2 Value of Cash-Based Award; Maximum Cash-Based Award. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. The maximum aggregate cash value of payments to any Employee for any performance period that is one year or less pursuant to an Award that is not denominated in Shares and is intended to be “qualified performance-based compensation” (as such term is defined under Section 162(m) of the Code) will not exceed ten million dollars ($10 million), and the maximum aggregate cash value of payments to any Employee for any performance period that is longer than one year pursuant to an Award that is not denominated in Shares and is intended to be “qualified performance-based compensation” will not exceed five million dollars ($5 million) on an annualized basis.

11.3 Payment of Cash-Based Award. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award, in cash.

11.4 Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Cash-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Cash-Based Awards issued pursuant to the Plan.

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ARTICLE XII
Substitution Awards

Awards may be granted under the Plan from time to time in substitution for share options and other awards held by employees of other Entities who are about to become Employees, or whose employer is about to become an Affiliate as the result of a merger, amalgamation or consolidation of the Company with another Entity, or the acquisition by the Company of substantially all the assets of another Entity, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock, shares or securities of another Entity as the result of which such other Entity will become an Affiliate of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted.

ARTICLE XIII
Administration

13.1 Awards. The Plan shall be administered by the Committee or, in the absence of the Committee, the Plan shall be administered by the Board. The members of the Committee shall serve at the discretion of the Board. The Committee shall have full power and authority to administer the Plan and to take all actions that the Plan expressly contemplates or are necessary or appropriate in connection with the administration of the Plan with respect to Awards granted under the Plan. The Board shall administer the Plan with respect to the grant of Awards to Directors.

13.2 Authority of the Committee. The Committee shall have full power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities to determine the persons to whom and the time or times at which Awards will be made; determine the number and exercise price of Shares covered in each Award subject to the terms and provisions of the Plan; determine the terms, provisions and conditions of each Award, which need not be identical and need not match the default terms set forth in the Plan; accelerate the time at which any outstanding Award will vest; prescribe, amend and rescind rules and regulations relating to administration of the Plan; and make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and the terms and provisions of the Plan, the Committee may delegate its authority as identified in this Section 13.2. The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Board shall be entitled to rely upon the advice, opinions, or valuations of any such persons.

13.3 Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, the Holders and the estates and beneficiaries of Holders.

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13.4 No Liability. Under no circumstances shall the Company, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, the Committee’s or the Board’s roles in connection with the Plan.

ARTICLE XIV
Amendment or Termination of Plan

14.1 Amendment, Modification, Suspension, and Termination. Subject to Section 14.2, the Board may, at any time and from time to time, alter, amend, restate, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.5, the Board shall not directly or indirectly lower the Option Price of a previously granted Option or the grant price of a previously granted SAR; no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules.

14.2 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no alteration, amendment, restatement, modification, suspension or termination of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Holder holding such Award.

ARTICLE XV
Miscellaneous

15.1 Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the United States Employee Retirement Income Security Act of 1974, as amended.

15.2 No Employment Obligation. The granting of any Award shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s employment at any time or for any reason not prohibited by law.

15.3 Tax Withholding. The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state, cantonal, local or similar tax law to be withheld with respect to the vesting or exercise of an Award or lapse of restrictions on an Award. In the alternative, the Company may require the Holder (or other person validly exercising the Award) to pay such sums for taxes directly to the Company or any Affiliate in cash or by check within one day after the date of vesting, exercise or lapse of restrictions. In the discretion of the Committee, and with the consent of the Holder, the Company may reduce the number of Shares issued to the Holder upon such Holder’s exercise of an Option to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the Shares not issued shall not exceed the Company’s or the Affiliate’s Minimum Statutory Tax Withholding Obligation. The Committee may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of an Award by issuing to the Holder a reduced number of Shares in the manner specified herein. If permitted by the Committee and acceptable to the Holder, at the time of

15

vesting of shares under the Award, the Company shall (a) calculate the amount of the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation on the assumption that all such Shares vested under the Award are to be issued, (b) reduce the number of such Shares actually issued so that the Fair Market Value of the Shares withheld from issuance on the vesting date approximates the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation and (c) in lieu of the Shares withheld from issuance, remit cash to the United States Treasury and/or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold from issuance only whole Shares to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the Shares withheld from issuance does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold from issuance Shares with a Fair Market Value slightly less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 15.3. The Shares withheld from issuance by the Company shall be authorized but unissued Shares and the Holder’s right, title and interest in the rights to subscribe for such Shares shall terminate. The Company shall have no obligation upon vesting or exercise of any Award or lapse of restrictions on an Award until the Company or an Affiliate has received payment sufficient to cover the Minimum Statutory Tax Withholding Obligation with respect to that vesting, exercise or lapse of restrictions. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

15.4 Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

15.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.6 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

15.7 Other Compensation Plans. The adoption of the Plan shall not affect any outstanding options, restricted shares or restricted share units, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees or Directors.

15.8 Other Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

15.9 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or continuing company, whether the existence of such successor is the result of a direct or indirect purchase, merger, amalgamation, redomestication, plan or scheme of arrangement, share exchange consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.10 Law Limitations/Governmental Approvals. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.11 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

15.12 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

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15.13 Fractional Shares. No fractional Shares shall be issued or acquired pursuant to the Plan or any Award. If the application of any provision of the Plan or any Award Agreement would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share if it is less than 0.5 and rounded up to the next whole Share if it is 0.5 or more.

15.14 Investment Representations. The Committee may require any person receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

15.15 Persons Residing Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to determine which Affiliates shall be covered by the Plan; determine which persons employed outside the United States are eligible to participate in the Plan; amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States; establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable — any subplans and modifications to Plan terms and procedures established under this Section 15.15 by the Committee shall be attached to the Plan document as Appendices; and take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the United States Securities Exchange Act of 1934, as amended, the Code, any securities law or governing statute or any other applicable law.

15.16 Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas without regard to choice of law provisions therein.

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APPENDIX B
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

Adjusted EBITDA represents earnings before interest expense and other financing costs, amortization of loan fees, provision for income taxes, depreciation, amortization, maintenance turnaround expense and certain other non-cash income and expense items. However, Adjusted EBITDA is not a recognized measurement under United States generally accepted accounting principles ("GAAP"). Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes, the accounting effects of significant turnaround activities (that many of our competitors capitalize and thereby exclude from their measures of EBITDA) and certain non-cash charges that are items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA, as we calculate it, may differ from the Adjusted EBITDA calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles net income to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2014	2013
	(In thousands)
Net income	$559,926	$275,994
Net income attributed to non-controlling interest	150,146	23,560
Interest expense and other financing costs	89,276	68,040
Amortization of loan fees	7,786	6,541
Provision for income taxes	292,604	153,925
Depreciation and amortization	190,566	117,848
Maintenance turnaround expense	48,469	50,249
Loss (gain) on disposal of assets, net	8,530	(4,989)
Loss on extinguishment of debt	9	46,773
Net change in lower of cost or market inventory reserve	78,554	—
Unrealized loss (gain) on commodity hedging transactions, net	(194,423)	16,898
Adjusted EBITDA	$1,231,443	$754,839

B-1

Western Refining

2015 ANNUAL MEETING OF SHAREHOLDERS OF WESTERN REFINING, INC.

Date: Tuesday, June 2, 2015
Time: 8:30 A.M. (Mountain Daylight Time)
Place: Plaza Theater, 125 Pioneer Plaza, El Paso, Texas 79901

Please make your marks like this: ☒ Use dark black pencil or pen only

Western Refining, Inc. Board of Directors Recommends a Vote **FOR** each director in proposal 1, and **FOR** proposals 2 and 3.

1: Election of Directors:

	For	Withhold	Directors Recommend ↓
01 Carin Marcy Barth	☐	☐	For
02 Sigmund L. Cornelius	☐	☐	For
03 Paul L. Foster	☐	☐	For
04 L. Frederick Francis	☐	☐	For
05 Robert J. Hassler	☐	☐	For
06 Brian J. Hogan	☐	☐	For
07 Scott D. Weaver	☐	☐	For

4: To consider and act upon any other matters which may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

If you will attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

____________________ Please Sign Above

____________________ Please Date Above

____________________ Please Sign Above

____________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Western Refining

2015 Annual Meeting of Shareholders of Western Refining, Inc. to be held on Tuesday, June 2, 2015 for Holders as of April 14, 2015

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/wnr
- View Meeting Documents.
- Have your 12-digit control number ready.
- Cast your vote online.

OR

TELEPHONE

Call
866-390-5269
- Use any touch-tone telephone.
- Have your 12-digit control number ready.
- Follow the simple recorded instructions.

OR

MAIL
- Detach your Proxy Card.
- Mark, sign and date your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

The undersigned hereby appoints Lowry Barfield and Gary R. Dalke, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to act as proxies for the undersigned, and to vote all the shares of common stock of Western Refining, Inc. which the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders of Western Refining, Inc. and any adjournment(s) or postponement(s) thereof upon the matters specified and upon such other matters as may be properly brought before the annual meeting or any adjournment(s) or postponement(s) thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the annual meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR IN PROPOSAL 1, FOR PROPOSAL 2 and 3 AND AUTHORITY WILL BE DEEMED GRANTED FOR THE PROXIES TO VOTE ACCORDING TO THEIR DISCRETION FOR ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

All votes must be received by 5:00 P.M., Eastern Daylight Time, June 1, 2015.

PROXY TABULATOR FOR

WESTERN REFINING, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy Card Page-1

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Revocable Proxy — Western Refining, Inc. 2015 Annual Meeting of Shareholders of Western Refining, Inc. June 2, 2015, 8:30 a.m. (Mountain Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Lowry Barfield and Gary R. Dalke, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution, and revocation, and authorizes them, and each of them, to act as proxies for the undersigned, and to vote all shares of common stock of Western Refining, Inc. that the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders of Western Refining, Inc. on Tuesday, June 2, 2015, at 8:30 a.m. (Mountain Daylight Time) at the Plaza Theater, 125 Pioneer Plaza, El Paso, Texas 79901, and any and all adjournment(s) or postponement(s) thereof, as set forth below.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:

FOR each of the nominees for directors in proposal 1

FOR proposal 2

FOR proposal 3

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Proxy Card Page-2